UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

TRINITY PARTNERS AQUISITION COMPANY INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: $7,338.48

(2)	Form, Schedule or Registration Statement No.: Form F-1 — 333-124825

(3)	Filing Party: FreeSeas, Inc.

(4)	Date Filed: May 11, 2005

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state in which the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED [     ], 2005
JOINT PROXY STATEMENT/ PROSPECTUS
PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT
TRINITY PARTNERS ACQUISITION COMPANY INC.
Dear Trinity Stockholders:
      The Board of Directors of Trinity Partners Acquisition Company Inc., a Delaware corporation (“Trinity”), has unanimously approved an agreement and plan of merger (the “Merger Agreement”) providing for the merger (the “Merger”) of Trinity into FreeSeas Inc., formerly known as Adventure Holdings S.A, a corporation organized under the laws of the Republic of the Marshall Islands (“FreeSeas”). If the Merger is completed, Trinity will be merged out of existence and FreeSeas will be the surviving corporation (the “Surviving Corporation”). Pursuant to the Merger Agreement, each outstanding share of Trinity common stock and Trinity Class B common stock (collectively, the “Trinity Capital Stock”) will be converted into the right to receive one share of FreeSeas common stock. In addition, each then outstanding Trinity warrant and option and all rights with respect to Trinity Capital Stock under that Trinity warrant and option will be converted into and will become warrants and options in FreeSeas that will contain the same terms, conditions and restrictions that were applicable to the Trinity warrants and options. The proposed transaction is more fully described in this joint proxy statement/ prospectus. The joint proxy statement/ prospectus constitutes a proxy statement of Trinity and a prospectus of FreeSeas for shares that FreeSeas will issue to stockholders of Trinity.
      FreeSeas common stock is not currently listed on any United States of America national stock exchange or the Nasdaq Stock Market. FreeSeas is applying for listing of its common stock on the Nasdaq SmallCap Market and expects to have that listing in place (upon notice of issuance) at or before the consummation of the Merger.
      Trinity will hold a special meeting of its Class B stockholders to vote on the Merger. This vote is very important. Trinity cannot complete the Merger unless (1) the holders of at least a majority of the outstanding shares of Trinity Class B common stock approve the Merger Agreement, (2) less than 20% of the Trinity Class B stockholders exercise their redemption rights, and (3) the aggregate payments to be made to Trinity Class B stockholders exercising their redemption rights and dissenting Trinity Class B stockholders who exercise their statutory appraisal rights do not cause Trinity to have less than $7,000,000 in cash and cash equivalents at the time of the consummation of the merger. See “Description of Trinity Securities-Common Stock and Class B Common Stock.” Whether or not you plan to attend the Trinity special meeting in person, please submit your proxy card without delay. You may revoke your proxy at any time before it is voted at the meeting. Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the Trinity special meeting. A failure to vote will have the same effect as a vote “against” the Merger. We encourage you to read the joint proxy statement/ prospectus carefully because it explains the proposed transaction, the agreements entered into in connection with the Merger and other related matters.
      The place, date and time of the Trinity special meeting is as follows:

For Trinity Class B stockholders:
[Insert Address]
[Insert Date]
[Insert Time]
      If you are not in favor of the Merger, Delaware law provides that all holders of shares of Trinity Capital Stock who have not approved the Merger and who otherwise strictly comply with the applicable requirements of Section 262 of the Delaware General Corporation Law (“DGCL”) are entitled to an appraisal of the fair value of their shares and may demand payment of the fair value of their shares. Holders of shares who wish to assert appraisal rights should comply with the procedures detailed in Section 262, a copy of which is attached as Appendix B to this joint proxy statement/ prospectus. This joint proxy statement/ prospectus constitutes notice of appraisal rights pursuant to Section 262 of the DGCL.
      We encourage you to read this joint proxy statement/ prospectus carefully. In particular, you should review the matters discussed under the caption “RISK FACTORS” beginning on page [13] for a discussion of matters relating to the proposed merger and ownership in the Surviving Corporation.
      Trinity’s Board of Directors unanimously recommends that the Trinity Class B stockholders vote “FOR” approval of the Merger Agreement.

James Scibelli
Chairman of the Board of Trinity
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this joint proxy statement/ prospectus. Any representation to the contrary is a criminal offense.
Joint Proxy Statement/ Prospectus dated [          ], 2005
and first mailed to stockholders on or about [          ], 2005

TRINITY PARTNERS ACQUISITION COMPANY INC.
245 Fifth Avenue, Suite 1600
New York, New York 10016
Notice of Special Meeting of Trinity Class B Stockholders
To Be Held on [            ], 2005
To the Trinity Class B Stockholders:
      A special meeting of Trinity Class B stockholders will be held at [insert address] on [insert day], [insert date], 2005, at [insert time], for the following purposes:

1. Consider and vote upon a proposal to approve the Agreement and Plan of Merger dated March 24, 2005, among FreeSeas Inc., a corporation organized under the laws of the Republic of the Marshall Islands; the shareholders of FreeSeas; George D. Gourdomichalis, Efstathios D. Gourdomichalis and Ion G. Varouxakis, the respective beneficial owners of the shareholders of FreeSeas; and Trinity, pursuant to which Trinity will merge into FreeSeas, and each of the Trinity stockholders and warrantholders will receive shares of FreeSeas common stock and warrants to acquire additional shares of FreeSeas common stock, all as more particularly described in the joint proxy statement/ prospectus; and

2. Transact such other business as may properly come before the special meeting related to the Merger.
      Only Trinity Class B stockholders who hold shares of record as of the close of business on [insert date], 2005 are entitled to vote at the special meeting or any adjournment or postponement of the special meeting. We cannot complete the Merger unless (1) the holders of at least a majority of the issued and outstanding shares of Trinity Class B common stock approve the Merger Agreement, (2) less than 20% of the Trinity Class B stockholders exercise their redemption rights, and (3) the aggregate payments to be made to Trinity Class B stockholders exercising their redemption rights and dissenting Trinity Class B stockholders who exercise their statutory appraisal rights do not cause Trinity to have less than $7,000,000 in cash and cash equivalents at the time of the consummation of the Merger. See “Description of Trinity Securities-Common Stock and Class B Common Stock.” Whether or not you plan to attend the special meeting in person, please submit your proxy card without delay. Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “against” the approval of the Merger Agreement.
      You may revoke a proxy at any time before it is voted at the special meeting by executing and returning a proxy card dated later than the previous one, by attending the special meeting in person and casting your vote by ballot or by submitting a written revocation to Trinity at 245 Fifth Avenue, Suite 1600, New York, New York 10016, Attention: Corporate Secretary, before we take the vote at the special meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.
      Any Trinity stockholder who does not wish to accept the merger consideration for its shares of Trinity Capital Stock may dissent from the Merger and exercise appraisal rights for those shares, subject to the requirements of the DGCL. The right of any such stockholder to any appraisal rights is contingent upon consummation of the Merger and upon strict compliance with the requirements of Section 262 of the DGCL. The full text of Section 262 of the DGCL is attached as Appendix B to this joint proxy statement/ prospectus. For a summary of these requirements, see “The Merger Agreement — Appraisal Rights” and “Appraisal Rights” in this joint proxy statement/ prospectus.
      Trinity’s Board of Directors unanimously recommends that the Trinity Class B stockholders vote “FOR” approval of the Merger Agreement.

By order of the Board of Directors,

James Scibelli
Chairman of the Board
New York, New York
[insert date], 2005

i

QUESTIONS AND ANSWERS ABOUT THE TRINITY SPECIAL MEETING

Q:	What is the purpose of this document?

A:	This document serves as Trinity’s proxy statement and as the prospectus of FreeSeas. As a proxy statement, this document is being provided to Trinity Class B stockholders because the Trinity Board of Directors is soliciting their proxies to vote to approve the Merger Agreement. As a prospectus, FreeSeas is providing this document to Trinity stockholders because FreeSeas is offering its shares and warrants in exchange for shares of Trinity Capital Stock and warrants in the merger.

Q:	Could you tell me more about FreeSeas?

A:	FreeSeas is a privately held Marshall Islands corporation organized in April 2004 and headquartered in Piraeus, Greece. FreeSeas, through wholly owned subsidiaries, currently owns and operates two Handysize drybulk carriers, M/V Free Destiny and M/V Free Envoy, and one Handymax drybulk carrier, the M/V Free Fighter.

Q:	When and where is the special meeting of Trinity Class B stockholders?

A:	The special meeting of Trinity Class B stockholders will take place at [insert address] on [insert day], [insert date], 2005, at [insert time].

Q:	What matters will we be asked to vote on at the Trinity special meeting?

A:	At the special meeting, you will be asked:

• to approve the Merger Agreement; and

• to transact such other business as may properly come before the special meeting related to the merger.

Q:	What is the required vote to approve the Merger Agreement?

A:	Pursuant to the Merger Agreement, Trinity will merge into FreeSeas, the separate corporate existence of Trinity will cease and FreeSeas will be the Surviving Corporation. Trinity cannot complete the merger unless (1) the holders of at least a majority of the issued and outstanding shares of Trinity Class B common stock approve the Merger Agreement, (2) less than 20% of the Trinity Class B stockholders exercise their redemption rights, and (3) the aggregate payments to be made to Trinity Class B Stockholders exercising their redemption rights and dissenting Trinity Class B stockholders who exercise their statutory appraisal rights do not cause Trinity to have less than $7,000,000 in cash and cash equivalents at the time of the consummation of the merger. See “Description of Trinity Securities-Common Stock and Class B Common Stock.” Each share of Trinity Class B common stock is entitled to one vote per share.

Q:	Who may vote at the special meeting?

A:	Only holders of record of shares of Trinity Class B common stock as of the close of business on [insert date], 2005 may vote at the special meeting. As of [insert date], 2005, there were [insert number] shares of Trinity Class B common stock outstanding and entitled to vote.

Q:	Has the Board of Director of Trinity recommended approval of the Merger?

A:	Yes. Trinity’s Board of Directors has unanimously recommended to its Class B stockholders that they vote “FOR” the approval of the Merger Agreement at the special meeting. You should read the “Background and Reasons For The Merger — Recommendations of the Boards of Directors and Reasons for the Merger” section of this joint proxy statement/ prospectus for a discussion of the factors that the Trinity Board of Directors considered in deciding to recommend the approval of the Merger Agreement.

Q:	What will I receive in the merger?

A:	Pursuant to the Merger Agreement, each outstanding share of Trinity Capital Stock will be converted into the right to receive one share of FreeSeas common stock. The Merger Agreement also provides that each outstanding Trinity warrant and option and all rights with respect to Trinity Capital Stock under each Trinity warrant and option then outstanding will be converted into and become warrants and options in FreeSeas (the “FreeSeas Exchange Securities”). The corresponding FreeSeas Exchange

Securities will contain the same terms, conditions and restrictions that were applicable to the Trinity warrants and options. FreeSeas shareholders will continue to hold the FreeSeas shares they currently own. In addition, the FreeSeas Shareholders will hold 950,000 options and/or warrants to acquire shares in FreeSeas.

Q:	What are the tax consequences of the Merger to me?

A.	We expect that the Merger will be treated as a nontaxable reorganization for U.S. federal income tax purposes. As a result, Trinity stockholders will not recognize gain or loss as a result of the Merger. In addition, Trinity stockholders will not recognize gain or loss upon the exchange of their shares of Trinity Capital Stock solely for shares of FreeSeas common stock pursuant to the Merger. However, a dissenting Trinity stockholder who solely receives cash in exchange for his or her shares of Trinity Capital Stock generally will recognize gain or loss. The federal income tax consequences of the Merger are complicated and may differ for individual stockholders. We strongly urge each Trinity stockholder to consult his or her own tax advisor regarding the federal income tax consequences of the Merger in light of his or her own personal tax situation and also as to any state, local, foreign or other tax consequences arising out of the Merger. Further, we do not give any opinion regarding the tax impact in the event that the Class B Stockholders determine to exercise their redemption rights and we urge you to consult with your own tax advisor.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this joint proxy statement/ prospectus, please vote your shares of Trinity Class B common stock as soon as possible. You may vote your shares prior to the special meeting by signing and returning the enclosed proxy card. If you hold your shares in “street name” (which means, in other words, that you hold your shares through a bank, brokerage firm or nominee), you must vote in accordance with the instructions on the voting instruction card that your bank, brokerage firm or nominee provides to you.

Q:	If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:	No. Your bank, brokerage firm or nominee cannot vote your shares without instructions from you. You should instruct your bank, brokerage firm or nominee how to vote your shares, following the instructions contained in the voting instruction card that your bank, brokerage firm or nominee provides to you.

Q:	What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee?

A:	Abstaining from voting or failing to instruct your bank, brokerage firm or nominee to vote your shares will have the same effect as a vote “against” the merger.

Q:	If I vote against the Merger, what factors should I consider in determining whether to apply for redemption rights or exercise my statutory appraisal rights?

A:	If you apply for redemption rights, you will receive a fixed amount of money in exchange for your Trinity shares at a fixed point in time. However, if you exercise your statutory appraisal rights, a court will determine the amount you will receive for your Trinity shares and such amount may be either greater or less than the amount you would receive if you apply for redemption rights. Furthermore, the process of exercising your statutory appraisal rights may be time consuming and therefore you may receive payment for your shares much later than you would if you apply for your redemption rights. We do not give any opinion regarding the whether it would be more beneficial for Class B stockholders to apply for redemption rights or to exercise their statutory appraisal rights and we urge you to consult with your own financial and legal advisors.

Q:	Can I change my vote after I have mailed my proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, by attending the special meeting in person and casting your vote by ballot or by submitting a written revocation stating that you would like to revoke your proxy. If you hold your shares through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of proxies. Otherwise, you should send any notice of revocation or your completed new proxy card, as the case may be, to:

Trinity Partners Acquisition Company Inc.
245 Fifth Avenue, Suite 1600
New York, New York 10016
Attention: Corporate Secretary

Q:	Should I send in my stock certificates now?

A:	No. After we complete the Merger, you will receive written instructions for returning your stock certificates. These instructions will tell you how and where to send in your stock certificates in order to receive the merger consideration.

Q:	What if I object to the Merger?

A:	Under applicable Delaware law, all Trinity stockholders have the right to dissent by exercising appraisal rights and demanding payment of the fair value of their shares. See “The Merger Agreement-Appraisal Rights” and “Appraisal Rights.”

HOW TO OBTAIN ADDITIONAL INFORMATION
      The joint proxy statement/ prospectus constitutes a proxy statement of Trinity and a prospectus of FreeSeas for shares and other securities that FreeSeas will issue to stockholders of Trinity and the shares underlying those securities. This joint proxy statement/ prospectus incorporates important business and financial information about Trinity and FreeSeas that is not included in or delivered with the document. If you would like to receive this information or if you want additional copies of this document, such information is available without charge upon written or oral request. Please contact the following:

Trinity Partners Acquisition Company Inc.	FreeSeas Inc.
245 Fifth Avenue	93 Akti Miaouli
Suite 1600	Piraeus, Greece
New York, New York 10016	Attn: Corporate Secretary
Attn: Corporate Secretary	Telephone: 011-30-2104-528770
Telephone: (212) 696-4282
      If you would like to request documents, please do so by [insert date], 2005, to receive them before Trinity’s special meeting. Please be sure to include your complete name and address in your request.
      Please see “Where You Can Find Additional Information” to find out where you can find more information about Trinity and FreeSeas.
      You should only rely on the information contained in this joint proxy statement/ prospectus in deciding how to vote on the merger. Neither Trinity nor FreeSeas has authorized anyone to give any information or to make any representations other than those contained in this joint proxy statement/ prospectus. Do not rely upon any information or representations made outside of this joint proxy statement/ prospectus. The information contained in this joint proxy statement/ prospectus may change after the date of this joint proxy statement/ prospectus. Do not assume after the date of this joint proxy statement/ prospectus that the information contained in this joint proxy statement/ prospectus is still correct.

SUMMARY OF THE MERGER
      This summary highlights selected information from this joint proxy statement/ prospectus about the Merger but may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire joint proxy statement/ prospectus, including the appendices hereto. We have attached the Merger Agreement to this document as Appendix A. Please read that document carefully. It is the legal document that governs the Merger and your rights in the Merger. We have included page references in parentheses to direct you to a more detailed description of the items presented in this summary. Unless the context otherwise requires, references to “we,” “us” or “our” refers to both Trinity and FreeSeas.
The Parties to the Merger (page      )

Trinity Partners Acquisition Company Inc.
     Trinity Partners Acquisition Company Inc.
     245 Fifth Avenue
     Suite 1600
     New York, New York 10016
     Telephone: (212) 696-4282
      Trinity is a blank check corporation organized under the laws of the State of Delaware on April 14, 2004. Trinity was formed to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business. On July 29, 2004, Trinity effected an initial public offering of its securities, which closed on August 4, 2004, and pursuant to which it issued 143,750 Series A Units and 747,500 Series B Units, including 18,750 Series A Units and 97,500 Series B Units issued upon exercise of the underwriters’ over-allotment option. Each Series A Unit consists of two shares of Trinity common stock, five Class W Warrants and five Class Z Warrants and each Series B Unit consists of two shares of Trinity Class B common stock, one Class W Warrant and one Class Z Warrant. Each Class W Warrant and Class Z Warrant entitles the holder to purchase one share of Trinity common stock at a price of $5.00. To date, Trinity has engaged in no activities other than activities incident to its formation, general and administrative activities and activities related to the merger.

FreeSeas Inc.
     FreeSeas Inc. (formerly known as Adventure Holdings S.A.)
     93 Akti Miaouli
     Piraeus, Greece
     Telephone: 011-30-210-4528770
      FreeSeas is a privately held Marshall Islands corporation organized in April 2004 and headquartered in Piraeus, Greece. FreeSeas, through wholly owned subsidiaries, currently owns and operates two Handysize drybulk carriers, M/V Free Destiny and M/V Free Envoy, and one Handymax drybulk carrier, M/V Free Fighter. M/V Free Destiny has a cargo capacity of 25,240 deadweight tons (“dwt”), M/V Free Envoy has a cargo capacity of 26,318 dwt and M/V Free Fighter has a cargo capacity of 40,000 dwt. FreeSeas acquired M/V Free Destiny in August 2004, M/V Free Envoy in September 2004, and M/V Free Fighter in June 2005.
The Merger (page      )
      Subject to the terms and conditions of the Merger Agreement, Trinity will merge into FreeSeas, the separate corporate existence of Trinity will cease and FreeSeas will be the Surviving Corporation. The closing of the Merger is currently expected to occur within three business days after the Trinity Class B stockholders approve the transaction.

Merger Consideration (page      )
      Pursuant to the Merger Agreement, each outstanding share of Trinity Capital Stock will be converted into the right to receive one share of FreeSeas common stock. The Merger Agreement also provides that each outstanding Trinity warrant and option will be converted into warrants and options in FreeSeas, including any Trinity warrants held by Trinity Class B stockholders who exercise their respective rights to have their Trinity Class B stock redeemed for cash.
The Trinity Special Meeting (page      )
      The special meeting of Trinity Class B stockholders will take place at [insert address] on [insert day], [insert date], 2005, at [insert time].
Record Date and Voting (page      )
      Only holders of record of shares of Trinity Class B common stock as of the close of business on [insert date], 2005 may vote at the Trinity special meeting. As of [insert date], 2005, there were [insert number] of shares of Trinity Class B common stock outstanding and entitled to vote. None of the Trinity directors, officers or their respective affiliates own any shares of Trinity Class B common stock. The holders of at least a majority of the outstanding shares of Trinity Class B common stock must approve the Merger Agreement.
Recommendations of the Boards of Directors and Reasons for the Merger (page      )
      Each of the Boards of Directors of Trinity and FreeSeas has determined, by a unanimous vote, that the merger is in the best interests of each of their respective companies and stockholders, and each Board has unanimously approved the Merger Agreement. The Trinity Board of Directors unanimously recommends that Trinity Class B stockholders vote “FOR” the approval of the Merger Agreement at the Trinity special meeting.
Material U.S. Federal Income Tax Consequences (page      )
      Trinity has obtained the opinion of its counsel, Seward & Kissel LLP, that the Merger will be treated as a nontaxable reorganization for U.S. federal income tax purposes. The opinion of Seward & Kissel LLP is subject to the limitations and qualifications set forth in the discussion of “Material U.S. Federal Income Tax Consequences.” Because the Merger will be treated as a nontaxable reorganization for U.S. federal income tax purposes, Trinity will not recognize gain or loss as a result of the Merger. In addition, Trinity stockholders will not recognize gain or loss upon the exchange of their shares of Trinity Capital Stock solely for shares of FreeSeas common stock pursuant to the Merger. However, a dissenting Trinity stockholder who receives solely cash in exchange for his or her shares of Trinity capital stock generally will recognize gain or loss. The federal income tax consequences of the Merger are complicated and may differ between individual stockholders. We strongly urge each Trinity stockholder to consult his or her own tax advisor regarding the federal income tax consequences of the Merger in light of his or her own personal tax situation and also as to any state, local, foreign or other tax consequences arising out of the Merger. Further, we do not give any opinion regarding the tax impact in the event that the Trinity Class B stockholders determine to exercise their redemption rights and we urge you to consult with your own tax advisor.
Accounting Treatment (page      )
      The Merger will be accounted for as an issuance of stock by FreeSeas for the net monetary assets of Trinity. The net monetary assets of Trinity will be recorded as of the acquisition date, at their respective historical cost which is considered to be the equivalent of fair value. No goodwill or intangible assets will be recorded as a result of the transaction.

Procedure for Receiving Merger Consideration (page      )
      Promptly after the effective time of the Merger, an exchange agent appointed by FreeSeas will mail a letter of transmittal and instructions to Trinity stockholders and warrant and option holders. The letter of transmittal and instructions will tell Trinity stockholders how to surrender their stock certificates, warrants and options in exchange for the merger consideration. Trinity stockholders should not return their stock certificates, warrants or options with the enclosed proxy card, and they should not forward their stock certificates, warrants or options to the exchange agent without a letter of transmittal.
Interests of Certain Persons in the Merger (page      )
      Trinity’s directors and members of senior management have interests in the Merger, including ownership of Trinity common stock and warrants. In addition, the FreeSeas Shareholders hold options and/or warrants to acquire 950,000 shares of FreeSeas common stock. As part of the Merger, the current officers of FreeSeas will enter into employment agreements with FreeSeas.
No Solicitation of Transactions (page      )
      The Merger Agreement contains restrictions on the ability of Trinity and FreeSeas to solicit, initiate, facilitate or encourage any other merger, consolidation, business combination or acquisition of all or any substantial portion of each of their respective assets or capital stock.
Comparison of Trinity and FreeSeas Stockholder Rights (page      )
      Trinity is incorporated under the laws of the State of Delaware. FreeSeas is incorporated under the laws of the Republic of the Marshall Islands. Upon consummation of the Merger, the stockholders of Trinity will become shareholders of FreeSeas. FreeSeas’ amended and restated articles of incorporation and amended and restated by-laws will differ somewhat from the organizational documents governing the rights of the former Trinity stockholders. In particular, FreeSeas’ organizational documents require a 66 2/3% affirmative vote of the outstanding voting stock of shareholders to remove directors for cause, amend by-laws or amend the provisions of FreeSeas’ articles of incorporation dealing with directors or action with respect to by-laws.
Conditions to the Merger (page      )
      The completion of the Merger is subject to the satisfaction or, if permissible, waiver of a number of conditions, including (1) approval of the Merger Agreement by holders of a majority of the issued and outstanding shares of Trinity Class B common stock, (2) less than 20% of Trinity Class B stockholders exercising their redemption rights, and (3) the aggregate payments to be made to Trinity Class B stockholders exercising their redemption rights and dissenting Trinity Class B stockholders who exercise their statutory appraisal rights not causing Trinity to have less than $7,000,000 in cash and cash equivalents at the time of the consummation of the merger. We currently expect to complete the merger shortly after all the conditions to the merger have been satisfied or, if permissible, waived within three business days after the Trinity Class B stockholders approve the transaction. We currently expect to complete the merger in the third quarter of 2005, but we cannot be certain when or if the conditions will be satisfied or, if permissible, waived.
Costs Associated with the Merger
      FreeSeas estimates that the total transaction costs associated with the Merger will be approximately $1,675,000, which include costs related to legal, accounting, printing and financial advisory expenses.

Termination of the Merger Agreement (page      )
      The Merger Agreement may be terminated at any time prior to the effective time of the Merger:

•	by mutual consent in writing of Trinity and the FreeSeas Shareholders;

•	unilaterally upon written notice by Trinity to the FreeSeas Shareholders upon the occurrence of a material adverse effect with respect to FreeSeas, the likelihood of which was not previously disclosed to Trinity in writing by the FreeSeas Shareholders prior to the date of the Merger Agreement;

•	unilaterally upon written notice by the FreeSeas Shareholders to Trinity upon the occurrence of a material adverse effect with respect to Trinity, the likelihood of which was not previously disclosed to the FreeSeas Shareholders in writing by Trinity prior to the date of the Merger Agreement;

•	unilaterally upon written notice by Trinity to the FreeSeas Shareholders in the event of a material breach of any material representation or warranty of FreeSeas or the FreeSeas Shareholders contained in the Merger Agreement (unless such breach shall have been cured within ten (10) days after the giving of notice by Trinity), or the willful failure of FreeSeas or the FreeSeas Shareholders to comply with or satisfy any material covenant or condition of FreeSeas or the FreeSeas Shareholders contained in the Merger Agreement;

•	unilaterally upon written notice by the FreeSeas Shareholders to Trinity in the event of a material breach of any material representation or warranty of Trinity contained in the Merger Agreement (unless such breach shall have been cured by Trinity within ten (10) days after the giving of notice by the FreeSeas Shareholders), or Trinity’s willful failure to comply with or satisfy any material covenant or condition of Trinity contained in the Merger Agreement, or if Trinity fails to obtain Class B stockholders’ approval for the merger; or

•	unilaterally upon written notice by either Trinity or the FreeSeas Shareholders to the other if the merger is not consummated for any reason by the close of business on September 30, 2005.
Appraisal Rights (page      and Appendix B)
      Under applicable Delaware law, all Trinity stockholders have the right to dissent and exercise appraisal rights to demand payment of the fair value of their Trinity Capital Stock if the Merger is completed. However, Trinity stockholders must follow the procedures under Delaware law explained in this joint proxy statement/ prospectus in order to do so.
Regulatory Approvals (page      )
      Trinity and FreeSeas do not expect that the Merger will be subject to any state or federal regulatory requirements. Should such state or federal regulatory requirements be applicable, Trinity and FreeSeas currently intend to comply with all such requirements. FreeSeas has agreed to register its common stock pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, as a condition to the effectiveness of the merger, Trinity and FreeSeas have agreed to use their respective reasonable best efforts to cause the listing (upon notice of issuance, as applicable), at or before the consummation of the Merger on the NASDAQ SmallCap Market of the FreeSeas shares issued in the Merger, the FreeSeas Exchange Securities, the shares of FreeSeas underlying the FreeSeas Exchange Securities, the shares held by FreeSeas shareholders, the options and warrants issued to FreeSeas shareholders and the shares underlying those options and warrants.
      Other than the filing of the registration statement, this joint proxy statement/ prospectus and certain other filings under applicable securities laws and the filing of certain merger documents with the Registrar of Corporations of the Republic of the Marshall Islands and with the Secretary of State of the State of Delaware, we do not believe that, in connection with the completion of the Merger, any consent, approval, authorization or permit of, or filing with or notification to, any merger control authority will be required in any jurisdictions. Following the effective time of the Merger, we do not believe that any merger control filings will be required with any jurisdictions.

SELECTED HISTORICAL FINANCIAL INFORMATION
      The following information is provided to assist you in analyzing the financial aspects of the transaction. This information shows selected historical financial data for FreeSeas and Trinity. We derived this information from each company’s audited financial statements for the period ended December 31, 2004, and the unaudited financial statements for the quarter ended March 31, 2005. The information is only a summary and should be read in conjunction with each company’s historical financial statements and related notes contained elsewhere herein. The historical results included below and elsewhere in this joint proxy statement/ prospectus are not indicative of the future performance of FreeSeas, Trinity or the Surviving Corporation.
FREESEAS HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

	From Inception
	(April 23, 2004)	Quarter Ended
	to December 31,	March 31,
	2004	2005

Statement of Operations Data:
Operating revenues	$2,830,000	$1,873,000
Income from operations	706,000	274,000
Other income (expense)	(236,000)	294,000
Net income	$470,000	$568,000
Earnings per share data:
Basic and diluted net income per share	$0.10	$0.13
Basic and diluted weighted average number of shares	4,500,000	4,500,000

	December 31,	March 31,
	2004	2005

Selected Balance Sheet Data:
Cash and cash equivalents	$461,000	$513,000
Net working capital deficiency	(3,528,000)	(3,244,000)
Total assets	18,335,000	17,162,000
Long-term debt	10,150,000	9,300,000
Total stockholders’ equity	$3,386,000	$3,935,000
TRINITY HISTORICAL FINANCIAL INFORMATION

	From Inception	Quarter Ended
	(April 14, 2004) to	March 31,
	December 31, 2004	2005

Statement of Operations Data:
Revenue	$—	$—
Operating loss	(139,000)	(243,000)
Other income	53,000	45,000
Net loss	(86,000)	(199,000)
Earnings per share data:
Weighted average basic and diluted shares outstanding	1,021,000	1,782,600
Net loss per share, basic and diluted:	$(0.08)	$(0.11)

	December 31,	March 31,
	2004	2005

Selected Balance Sheet Data:
Cash and cash equivalents	$485,000	$444,000
Net working capital	8,037,000	7,837,000
Total assets	8,110,000	8,087,000
Long-term debt	—	—
Common stock, subject to possible redemption for cash	1,519,000	1,528,000
Total stockholders’ equity	$6,518,000	$6,309,000

SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION
      The transaction will be accounted for as an issuance of stock by FreeSeas for the net monetary assets of Trinity. The net monetary assets of Trinity will be recorded as of the acquisition date, at their respective historical cost, which is considered to be the equivalent of fair value. No goodwill or other intangible assets will be recorded as a result of the transaction.
      We have presented below selected unaudited pro forma financial information that reflects the issuance of stock by FreeSeas for the net monetary assets of Trinity. The financial information has been prepared assuming that the transaction occurred on March 31, 2005. The financial information may have been different had the transaction been assumed to have occurred on a different date. The selected unaudited pro forma financial information does not reflect the effect of asset dispositions, if any, that may result from the transaction. The following selected unaudited pro forma financial information has been derived from, and should be read in conjunction with, the Unaudited Pro Forma Financial Information and related notes thereto included elsewhere in this joint proxy statement/ prospectus.
      In June 2005, FreeSeas, through Adventure Four S.A., a newly formed wholly-owned subsidiary, acquired a Handymax drybulk carrier. The purchase price for the vessel was $11,025,000. FreeSeas financed $7,000,000 of the purchase price with a non-affiliated third-party lender. The individual beneficial owners of the FreeSeas shareholders lent FreeSeas $4,216,500 to pay the $4,025,000 balance of the purchase price and for working capital. Trinity and FreeSeas have agreed that FreeSeas will repay the loan from the individual beneficial owners of the FreeSeas shareholders from the funds that become available to FreeSeas upon the consummation of the Merger. The accompanying Unaudited Pro Forma Financial Information includes the effect of this purchase.
      The Unaudited Pro Forma Financial Information reflects the following circumstances that may affect whether the closing of the transaction occurs: (1) that no holders of Trinity Class B common stock exercise their right to have their shares redeemed upon the consummation of the transaction, and (2) that a 19.99% interest in Trinity Class B common stock elect to have their shares redeemed upon the consummation of the transaction at the redemption value of $5.11 per share, based on the amount held in the Trinity trust fund, inclusive of interest income to date thereon, at March 31, 2005. The basis of presentation described in (2) results from the possibility that up to a maximum of 19.99% of the holders of Trinity Class B common stock may elect to have their shares redeemed at the redemption value of approximately $5.11 per share, or a total of $1,527,759 as of March 31, 2005. Should 20% or more of interest in Trinity Class B common stock elect to have their shares redeemed, the transaction cannot be consummated.
      The Unaudited Pro Forma Financial Information is provided for illustrative purposes only. Its inclusion in this joint proxy statement/ prospectus should not be regarded as an indication that it is an accurate prediction of future events, and it should not be relied on as such. Given the limitation of this information, we believe it should not be meaningful to a stockholder’s evaluation in making a decision regarding voting for or against approval and authorization of the Merger Agreement. No one has made, or makes, any representations regarding the information contained in the Unaudited Pro Forma Financial Information and, except as may be required by applicable securities laws, we do not intend to update or otherwise revise the Unaudited Pro Forma Financial Information to reflect circumstances existing after the date when made or to reflect the occurrences of future events even if any or all of the assumptions are shown to be in error. Investors are cautioned not to place undue reliance on this Unaudited Pro Forma Financial Information.

	March 31, 2005

	Assuming	Assuming
	Maximum	Minimum
	Approval	Approval

Total assets	$30,974,080	$29,446,321
Long-term debt	16,300,000	16,300,000
Stockholders’ equity	$10,097,089	$8,569,330

COMPARATIVE PER SHARE INFORMATION
      The following table sets forth selected historical per share information of FreeSeas and Trinity and unaudited pro forma book value per share information after giving effect to the transaction between FreeSeas and Trinity, assuming a maximum level and a minimum level of approval of the transaction by Trinity Class B stockholders. You should read this information in conjunction with the selected historical financial information, included elsewhere in this joint proxy statement/ prospectus, and the historical financial statements of FreeSeas and Trinity and related notes that are included elsewhere in this joint proxy statement/ prospectus. The unaudited pro forma per share information is derived from, and should be read in conjunction with, the Unaudited Pro Forma Financial Information and related notes included elsewhere in this joint proxy statement/ prospectus. The historical per share information is derived from financial statements as of and for the periods ended December 31, 2004 and March 31, 2005, respectively.
      Number of shares of common stock assumed to be issued in the transaction:

			FreeSeas
			(Surviving
	FreeSeas	Trinity	Company)

Assuming maximum approval	4,500,000	1,782,600	6,282,600
	72%	28%	100%
Assuming minimum approval	4,500,000	1,483,749	5,983,749
	75%	25%	100%
Trinity net loss per share — historical:

	December 31, 2004	March 31, 2005

Periods ended December 31, 2004 and March 31, 2005:	$(0.08)	$(0.11)
Trinity book value per share — historical — December 31, 2004 and March 31, 2005:	$4.39	$4.25
Book value per share — pro forma — December 31, 2004 and March 31, 2005:
Maximum	$1.55	$1.61
Minimum	$1.38	$1.43
MARKET PRICE AND DIVIDEND INFORMATION
      Trinity’s Series A Units and Series B Units have traded on the OTC Bulletin Board® (the “OTCBB”) under the symbols “TPQCU” and “TPQCZ,” respectively, since August 4, 2004, the date of the closing of the initial public offering of Trinity’s securities. On September 2, 2004, Trinity’s common stock, its Class B common stock, its Class W Warrants and its Class Z Warrants included in the Series A Units and Series B Units commenced separate trading under the symbols “TPQCA,” “TPQCB,” “TPQCW” and “TPQCL.” The closing high and low sales prices of Trinity’s common stock, Class B common stock, Class W Warrants and Class Z Warrants as reported by the OTC Bulletin Board, for the quarters indicated, are as follows:

			Class B		Class W		Class Z
	Common Stock		Common Stock		Warrants		Warrants

	High	Low	High	Low	High	Low	High	Low

2004:
Third Quarter	$3.50	$2.75	$4.75	$4.55	$1.00	$0.55	$1.00	$0.55
Fourth Quarter	3.50	2.75	4.90	4.58	0.90	0.55	1.01	0.55
2005:
First Quarter	5.10	3.80	5.95	4.62	1.60	0.70	1.62	1.08
Second Quarter	5.08	4.65	5.40	5.02	1.05	0.65	0.73	1.12
January 14, 2005(1)	3.85	3.85	4.75	4.75	0.70	0.70	1.01	1.01
March 24, 2005(2)	5.08	5.08	5.40	5.40	1.05	1.05	1.10	1.10

(1)	The last full trading day prior to the announcement of a proposal for a business combination involving FreeSeas.

(2)	The last full trading day prior to the announcement of the execution of the Merger Agreement.
      The trading of Trinity’s securities, especially its Class W Warrants and Class Z Warrants, is limited, and therefore there may not be deemed to be an established public trading market under guidelines set forth by the SEC. As of [insert date], 2005, there were [                    ] stockholders of record of Trinity common stock, [                    ] stockholders of record of Trinity Class B common stock, [                    ] holders of record of Trinity Class W Warrants and [                    ] holders of record of Trinity Class Z Warrants. Such numbers do not include beneficial owners holding shares or warrants through nominee names.
      Trinity has never declared or paid any dividends on its common stock or Class B common stock.
      Stockholders are urged to obtain a current market quotation for Trinity securities.
      FreeSeas is a privately held Marshall Islands corporation and its securities are not currently listed and do not trade on any stock exchange. FreeSeas has not paid any dividends on any of its securities.

RISK FACTORS
      You should consider carefully the following factors, as well as the other information set forth in this joint proxy statement/ prospectus, before making a decision on the Merger. Some of the following risks relate principally to the industry in which FreeSeas, as the Surviving Corporation, operates and its business in general. Other risks relate to the securities market for and ownership of FreeSeas common stock. Any of the risk factors could significantly and negatively affect FreeSeas’ business, financial condition, operating results and common stock trading price. The following risk factors describe the material risks that are presently known to FreeSeas and Trinity.
Risks Factors Relating to the Merger

There may not be an active market for FreeSeas’ shares, which may cause its shares to trade at lower prices and make it difficult to sell your shares.
      Prior to the Merger, there has been no public market for FreeSeas’ shares. FreeSeas cannot assure you that an active trading market for FreeSeas’ shares will develop or be sustained after the Merger. FreeSeas cannot predict at this time how actively FreeSeas’ shares will trade in the public market subsequent to the Merger, if at all, or whether the price of FreeSeas’ shares in the public market will reflect its actual financial performance.

The price of FreeSeas’ shares after the Merger may be volatile and less than you originally paid for your corresponding shares of Trinity common stock.
      The price of FreeSeas’ shares after the Merger may be volatile, and may fluctuate due to factors such as:

•	actual or anticipated fluctuations in quarterly and annual results;

•	mergers and strategic alliances in the shipping industry;

•	market conditions in the industry;

•	changes in government regulation;

•	fluctuations in FreeSeas’ quarterly revenues and earnings and those of its publicly held competitors;

•	shortfalls in FreeSeas’ operating results from levels forecasted by securities analysts;

•	announcements concerning FreeSeas or its competitors; and

•	the general state of the securities markets.
      The international drybulk shipping industry has been highly unpredictable and volatile. The market for common shares of companies in this industry may be equally volatile. The FreeSeas’ shares that you receive in the Merger may trade at prices lower than you originally paid for your corresponding shares of Trinity common stock.

You will experience significant dilution and a reduction in percentage ownership and voting power with respect to your shares as a result of the Merger.
      Trinity stockholders and FreeSeas shareholders will experience significant dilution and a substantial reduction in their respective percentage ownership interests and effective voting power relative to their respective percentage ownership interests in Trinity and FreeSeas prior to the Merger. Trinity Class B common stock can currently be redeemed for $5.11 per share but the pro forma value of the FreeSeas common stock into which the Trinity Class B common stock would be converted in the Merger has a pro forma value ranging from $1.43 to $1.61 per share. If the Merger is consummated and all of the Trinity and FreeSeas stockholders receive or retain FreeSeas shares in the Merger, current FreeSeas shareholders will own approximately 71.6% of the shares of FreeSeas and current Trinity stockholders will own approximately 28.4% of the shares of FreeSeas. In addition, there will be a significant number of FreeSeas warrants and options outstanding that, upon exercise, would further dilute and reduce each shareholder’s ownership percentage in FreeSeas.

FreeSeas’ current shareholders will control approximately 72% of FreeSeas after the Merger and will effectively control the outcome of matters on which FreeSeas shareholders are entitled to vote, including the election of directors and other significant corporate actions.
      If the Merger is consummated and all of the Trinity stockholders receive or retain FreeSeas shares in the Merger, the current FreeSeas shareholders will own approximately 72% of the shares of FreeSeas. While the existing FreeSeas shareholders have no agreement, arrangement or understanding relating to the voting of their shares following the Merger, they will effectively control the outcome of matters on which FreeSeas shareholders are entitled to vote, including the election of directors and other significant corporate actions. The interests of these shareholders may be different from your interests.

FreeSeas’ Articles of Incorporation and By-laws contain anti-takeover provisions that may discourage, delay or prevent (1) the merger or acquisition of FreeSeas and/or (2) the removal of incumbent directors and officers.
      FreeSeas’ current Articles of Incorporation and By-laws contain certain anti-takeover provisions. These provisions include blank check preferred stock, a classified Board of Directors, a supermajority director voting requirement to change the number of directors, the prohibition of cumulative voting in the election of directors, advance written notice for shareholder nominations for directors, removal of directors only for cause, supermajority voting requirements for the removal of directors by either the shareholders or the directors, advance written notice of shareholder proposals for the removal of directors and supermajority voting requirements for shareholder action with respect to By-laws and amendment of the provisions of the Articles of Incorporation dealing with directors and action with respect to By-laws. These provisions, either individually or in the aggregate, may discourage, delay or prevent (1) the merger or acquisition of FreeSeas by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent directors and officers.

Profitable operation of the Surviving Corporation’s business will be dependent upon the efforts of FreeSeas’, not Trinity’s, management.
      As a condition to the Merger, each of Trinity’s directors and officers must resign from their current positions. For a period of one year following the merger, the current Trinity directors have the right to send a representative to observe each meeting of the Board of Directors of FreeSeas. Absent his illness or unavailability, Lawrence Burstein will be the designated representative for such purpose. Other than these observation rights, the current directors and officers of Trinity will have no role in the management of FreeSeas after the Merger. Instead, the current management of FreeSeas will remain in place. Although Trinity has researched and assessed FreeSeas’ management, Trinity cannot assure you that its assessment of FreeSeas’ management will prove to be correct and that FreeSeas’ management will be successful in its operation of FreeSeas’ business after the Merger.

Trinity and FreeSeas expect to incur significant costs associated with the Merger, whether or not the Merger is completed, which costs will reduce the amount of cash available to be used for other corporate purposes.
      Trinity and FreeSeas expect to incur significant costs associated with the Merger, whether or not the Merger is completed. The incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes. Transaction costs will be recorded directly to stockholders’ equity if the Merger is consummated, and will be expensed by the respective parties if the Merger is not consummated.

As a result of the Merger, Trinity stockholders will be solely dependent on a single business.
      As a result of the Merger, Trinity stockholders will be solely dependent upon the performance of FreeSeas and its drybulk shipping business. FreeSeas will be subject to a number of risks that relate generally to the shipping industry and other risks that specifically relate to FreeSeas. See “Industry Risk Factors Relating to the Surviving Corporation” and “Company Risk Factors Relating to the Surviving Corporation.”

Trinity’s and FreeSeas’ pro forma accounting for the transaction may change and materially reduce FreeSeas’ actual post-transaction net worth from the pro forma amount.
      The unaudited pro forma financial information contained in this document is presented for illustrative purposes only and is not necessarily indicative of the financial position of the Surviving Corporation for future periods. Trinity and FreeSeas have estimated the impacts of the transaction in developing the related pro forma information. These estimates are subject to change pending a final analysis after completion of the transaction. The impact of these changes could materially reduce FreeSeas’ actual post-transaction net worth from the pro forma amount.

Trinity may waive one or more of the conditions to the Merger without resoliciting Class B stockholder approval for the Merger, whether or not the Class B stockholders would approve of any waiver.
      Trinity may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Merger, to the extent permitted by applicable laws. Such conditions include approval for listing on the Nasdaq Stock Market or the American Stock Exchange of the FreeSeas common stock to be issued to Trinity stockholders. The Board of Directors of Trinity will evaluate the materiality of any waiver to determine whether amendment of this joint proxy statement/ prospectus and resolicitation of proxies is warranted. In some instances, if the Board of Directors of Trinity determines that a waiver is not sufficiently material to warrant resolicitation of Class B stockholders, Trinity has the discretion to complete the Merger without seeking further Class B stockholder approval, regardless of whether or not Class B stockholders would approve any such waiver. Any such determination by the Board of Directors of Trinity would have to be consistent with its fiduciary duty to act in the best interest of Trinity and all of Trinity’s stockholders.

The failure of any one of a number of conditions could prevent the Merger from being consummated and could result in the Trinity trust fund being distributed to the Trinity Class B stockholders.
      There are a number of conditions that must be satisfied in order to consummate the Merger between Trinity and FreeSeas. For example, Trinity cannot complete the Merger unless (1) the holders of at least a majority of the issued and outstanding shares of Trinity Class B common stock approve the Merger Agreement, (2) less than 20% of the Trinity Class B stockholders exercise their redemption rights, and (3) the aggregate payments to be made to Trinity Class B stockholders exercising their redemption rights and dissenting Trinity Class B stockholders who exercise their statutory appraisal rights do not cause Trinity to have less than $7,000,000 in cash and cash equivalents at the time of the consummation of the Merger. If any of these conditions are not satisfied, the Merger cannot be completed although FreeSeas can waive the third requirement if it so chooses.
      In addition, Trinity is required to distribute only to its Class B stockholders the amount in the Trinity trust fund if Trinity does not effect a business combination within 12 months after consummation of its initial public offering (or within 18 months from the consummation of its initial public offering if a letter of intent, agreement in principle or definitive agreement has been executed within 12 months after consummation of such offering and the business combination has not been consummated within such 12 month period). The holders of Trinity common stock are not entitled to receive any of the proceeds held in the trust fund. If the Merger is not consummated, it is likely that Trinity would be required to distribute the amounts in the trust fund to the Trinity Class B stockholders because there would not be sufficient time to effect a different business combination.

If the Merger does not qualify as a nontaxable reorganization under the U.S. Internal Revenue Code, the transaction may be a taxable event to Trinity’s stockholders.
      The Merger has been structured to qualify as a nontaxable reorganization for U.S. federal income tax purposes. If the Merger does not qualify as a nontaxable reorganization for U.S. federal income tax purposes, then the Merger may result in the recognition of gain or loss to Trinity stockholders. In the event that the Merger resulted in the recognition of gains to Trinity stockholders, Trinity stockholders will not receive any cash as a portion of the merger consideration that could be used by them to satisfy any tax liability created by the merger.
Industry Risk Factors Relating to the Surviving Corporation

The cyclical nature of the shipping industry may lead to volatile changes in freight rates and vessel values, which may reduce FreeSeas’ revenues and net income.
      FreeSeas is an independent shipping company that operates in the drybulk shipping market. FreeSeas’ profitability is dependent upon the freight rates FreeSeas is able to charge. The supply of and demand for shipping capacity strongly influences freight rates. The demand for shipping capacity is determined primarily by the demand for the type of commodities carried and the distance that those commodities must be moved by sea. The demand for commodities is affected by, among other things, world and regional economic and political conditions (including developments in international trade, fluctuations in industrial and agricultural production and armed conflicts), environmental concerns, weather patterns, and changes in seaborne and other transportation costs. The size of the existing fleet in a particular market, the number of new vessel deliveries, the scrapping of older vessels and the number of vessels out of active service (i.e., laid-up, drydocked, awaiting repairs or otherwise not available for hire), determines the supply of shipping capacity, which is measured by the amount of suitable tonnage available to carry cargo.
      In addition to the prevailing and anticipated freight rates, factors that affect the rate of newbuilding, scrapping and laying-up include newbuilding prices, secondhand vessel values in relation to scrap prices, costs of bunkers and other operating costs, costs associated with classification society surveys, normal maintenance and insurance coverage, the efficiency and age profile of the existing fleet in the market and government and industry regulation of maritime transportation practices, particularly environmental protection laws and regulations. These factors influencing the supply of and demand for shipping capacity are outside of FreeSeas’ control, and it cannot predict the nature, timing and degree of changes in industry conditions. Some of these factors may have a negative impact on FreeSeas’s revenues and net income.
      The market value of FreeSeas’ vessels can fluctuate significantly. The market value of FreeSeas’ vessels may increase or decrease depending on the following factors:

•	general economic and market conditions affecting the shipping industry;

•	supply of drybulk vessels;

•	demand for drybulk vessels;

•	types and sizes of vessels;

•	other modes of transportation;

•	cost of newbuildings;

•	new regulatory requirements from governments or self-regulated organizations; and

•	prevailing level of charter rates.
      Due to the fact that the market value of FreeSeas’ vessels may fluctuate significantly, FreeSeas may incur losses when it sells vessels, which may adversely affect its earnings. In addition, any determination that a vessel’s remaining useful life and earnings requires an impairment of its value on FreeSeas’ financial statements could result in a charge against FreeSeas’ earnings and a reduction in FreeSeas’ shareholders’ equity. If for any reason FreeSeas sells its vessels at a time when prices have fallen, the sale may be less than such vessel’s carrying amount on its financial statements, and FreeSeas would incur a loss and a reduction in earnings.

Although charter rates in the international drybulk shipping industry reached historic highs recently, future profitability will be dependent on the level of charter rates and commodity prices.
      Over the last several months, charter rates for the international drybulk shipping industry have reached record highs; however, recently charter rates have decreased by approximately 25%. FreeSeas anticipates that the future demand for its drybulk carriers and drybulk charter rates will be dependent upon continued economic growth in China, India and the world economy, seasonal and regional changes in demand, and changes to the capacity of the world fleet. The capacity of the world fleet seems likely to increase and there can be no assurance that economic growth will continue. Adverse industry, economic, political, social or other developments could also decrease the amount and/or profitability of FreeSeas’ business and materially reduce its revenues and net income.
      The factors affecting the supply and demand for vessels are outside of FreeSeas’ control, and the nature, timing and degree of changes in industry conditions are unpredictable. Some of the factors that influence demand for vessel capacity include:

•	supply and demand for drybulk commodities;

•	global and regional economic conditions;

•	the distance drybulk commodities are to be moved by sea; and

•	changes in seaborne and other transportation patterns.
      Some of the factors that influence the supply of vessel capacity include:

•	the number of newbuilding deliveries;

•	the scrapping rate of older vessels;

•	changes in environmental and other regulations that may limit the useful life of vessels;

•	the number of vessels that are laid up; and

•	changes in global drybulk commodity production.

An economic slowdown in the Asia Pacific region could materially reduce the amount and/or profitability of FreeSeas’ business.
      A significant number of the port calls made by FreeSeas’ vessels involve the loading or discharging of raw materials and semi-finished products in ports in the Asia Pacific region. As a result, a negative change in economic conditions in any Asia Pacific country, but particularly in China or India, may have an adverse effect on FreeSeas’ business, financial position and results of operations, as well as its future prospects. In particular, in recent years, China has been one of the world’s fastest growing economies in terms of gross domestic product. FreeSeas cannot assure you that such growth will be sustained or that the Chinese economy will not experience contraction in the future. Moreover, any slowdown in the economies of the United States, the European Union or certain Asian countries may adversely effect economic growth in China and elsewhere. FreeSeas’ revenues and net income, as well as its future prospects, would likely be materially reduced by an economic downturn in any of these countries.

FreeSeas may become dependent on spot charters in the volatile shipping markets, which can result in decreased revenues and/or profitability.
      Although two of FreeSeas’ three vessels are currently under period time charters until between August and October 2005 and between September and November 2005, respectively, in the future, FreeSeas may spot charter those, or any newly acquired, vessels. The spot charter market is highly competitive and rates within this market are subject to volatile fluctuations, while longer-term period time charters provide income at pre-determined rates over more extended periods of time. If FreeSeas decides to spot charter its vessels, there can be no assurance that FreeSeas will be successful in keeping all its vessels fully employed in these short-term markets or that future spot rates will be sufficient to enable its vessels to be operated profitably. A significant decrease in spot charter rates could affect the value of FreeSeas’ fleet and could adversely affect its profitability and cash flows with the result that its ability to pay debt service to its lenders and dividends to its shareholders could be impaired.

FreeSeas is subject to regulation and liability under environmental laws that could require significant expenditures and reduce its cash flows and net income.
      FreeSeas’ business and the operation of its vessels are materially affected by government regulation in the form of international conventions, national, state and local laws and regulations in force in the jurisdictions in which the vessels operate, as well as in the country or countries of their registration. Because such conventions, laws, and regulations are often revised, FreeSeas cannot predict the ultimate cost of complying with such conventions, laws and regulations or the impact thereof on the resale prices or useful lives of its vessels. Additional conventions, laws and regulations may be adopted which could limit FreeSeas’ ability to do business and thereby reduce its revenue or increase the cost of its doing business and thereby materially decrease its net income. FreeSeas is required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to its operations.
      The operation of FreeSeas’ vessels is affected by the requirements set forth in the International Safety Management (“ISM”) Code. The ISM Code requires shipowners and bareboat charterers to develop and maintain an extensive “Safety Management System.” The system includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and dealing with emergencies. The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels, and/or may result in a denial of access to, or detention in, certain ports. Currently, each of FreeSeas’ vessels is ISM Code-certified, however, there can be no assurance that such certification will be maintained indefinitely.
      The European Union is considering legislation that will affect the operation of vessels and the liability of owners for oil pollution. It is difficult to predict what legislation, if any, may be promulgated by the European Union or any other country or authority.
      FreeSeas currently maintains, for each of its vessels, pollution liability coverage insurance in the amount of $1 billion per incident. If the damages from a catastrophic incident exceeded FreeSeas’ insurance coverage, the payment of these damages may materially decrease FreeSeas’ net income.
      The International Maritime Organization (“IMO”) or other regulatory bodies may adopt further regulations in the future that could adversely affect the useful lives of FreeSeas’ vessels as well as its ability to generate income from them. These requirements can also affect the resale value of FreeSeas’ vessels.
      The United States Oil Pollution Act of 1990 (“OPA”) established an extensive regulatory and liability regime for the protection and clean-up of the environment from oil spills. OPA affects all owners and operators whose vessels trade in the United States of America or any of its territories and possessions or whose vessels operate in waters of the United States of America, which includes the territorial sea of the United States of America and its 200 nautical mile exclusive economic zone.
      Under OPA, vessel owners, operators and bareboat charterers are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels, including bunkers (fuel).

If any of FreeSeas’ vessels fail to maintain their class certification and/or fail any annual survey, intermediate survey, drydocking or special survey, that vessel would be unable to carry cargo, thereby reducing FreeSeas’ revenues and profitability and violating certain loan covenants of its third-party indebtedness.
      The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the Safety of Life at Sea Convention (“SOLAS”). FreeSeas’ vessels are currently classed with Lloyd’s Register of Shipping and Korean Register of Shipping. Lloyd’s Register of Shipping has awarded ISM and International Ship and Port Facilities Security (“ISPS”) certification to all three of FreeSeas’ vessels and Free Bulkers, S.A. (“Free Bulkers”), FreeSeas’ ship management company.
      A vessel must undergo annual surveys, intermediate surveys, drydockings and special surveys. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. FreeSeas’ vessels are on special survey cycles for hull inspection and continuous survey cycles for machinery inspection. Every vessel is also required to be drydocked every two to three years for inspection of the underwater parts of such vessel.
      If any vessel does not maintain its class and/or fails any annual survey, intermediate survey, drydocking or special survey, the vessel will be unable to carry cargo between ports and will be unemployable and uninsurable. That status could cause FreeSeas to be in violation of certain covenants in its loan agreements.

Maritime claimants could arrest FreeSeas’ vessels, which could interrupt its cash flow.
      Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lienholder may enforce its lien by arresting a vessel through foreclosure proceedings. The arresting or attachment of one or more of FreeSeas’ vessels could interrupt its cash flow and require it to pay large sums of funds to have the arrest lifted.
      In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert “sister ship” liability against one of FreeSeas’ vessels for claims relating to another of its vessels.

Governments could requisition FreeSeas’ vessels during a period of war or emergency, resulting in loss of earnings.
      A government could requisition for title or seize FreeSeas’ vessels. Requisition for title occurs when a government takes control of a vessel and becomes the owner. Also, a government could requisition FreeSeas’ vessels for hire. Requisition for hire occurs when a government takes control of a vessel and effectively becomes the charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Government requisition of one or more of FreeSeas’ vessels would reduce FreeSeas’ revenues and net income.

World events outside FreeSeas’ control may negatively affect its ability to operate, thereby reducing its revenues and net income or its ability to obtain additional financing, thereby restricting the implementation of its business strategy.
      Terrorist attacks such as the attacks on the United States of America on September 11, 2001, on London, England on July 7, 2005, and the response to these attacks, as well as the threat of future terrorist attacks, continue to cause uncertainty in the world financial markets and may adversely affect FreeSeas’ business by increasing security costs and creating delays because of heightened security measures. The continuing conflict in Iraq may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. These uncertainties could prevent FreeSeas from obtaining additional financing on terms acceptable to it or at all, which would impair FreeSeas’ implementation of its business strategy.
      Terrorist attacks may also negatively impact FreeSeas’ vessels or its customers directly. Future terrorist attacks could result in increased volatility of the financial markets in the United States of America and globally, an economic recession in the United States of America or the world and a corresponding reduction in business and future prospects for FreeSeas, thereby reducing its revenues and net income.
Company Risk Factors Relating to the Surviving Corporation

FreeSeas will depend entirely on Free Bulkers to manage and charter its fleet.
      FreeSeas currently contracts the commercial and technical management of its fleet, including crewing, maintenance and repair, to Free Bulkers, an affiliated company with which FreeSeas is under common control. The loss of Free Bulkers’ services, its failure to perform its obligations to FreeSeas or its poor performance for FreeSeas could reduce FreeSeas’ revenues and net income . Although FreeSeas may have rights against Free Bulkers if Free Bulkers defaults on its obligations to FreeSeas, you will have no recourse against Free Bulkers. Further, FreeSeas expects that it will need approval from its lenders to replace Free Bulkers as its ship manager.

Because Free Bulkers is a privately held company, there is little or no publicly available information about it and FreeSeas may get very little advance warning of operational or financial problems experienced by Free Bulkers that may adversely impact FreeSeas.
      The ability of Free Bulkers to continue providing services for FreeSeas’ benefit will depend in part on its own financial strength. Circumstances beyond FreeSeas’ control could impair Free Bulkers’ financial strength, or operational ability. Because Free Bulkers is privately held it is unlikely that information about its financial strength or operational ability would become public unless Free Bulkers began to default on its obligations. As a result, there may be little advance warning of problems affecting Free Bulkers, even though these problems could have a material adverse effect on FreeSeas.

FreeSeas and its principal officers have affiliations with Free Bulkers that could create conflicts of interest detrimental to FreeSeas.
      The principal officers of FreeSeas are also principals, officers and employees of Free Bulkers, which is FreeSeas’ ship management company. These responsibilities and relationships could create conflicts of interest between FreeSeas and Free Bulkers. These conflicts may arise in connection with the chartering, purchase, sale and operations of the vessels in FreeSeas’ fleet versus drybulk carriers managed by other companies affiliated with Free Bulkers. Circumstances in any of these instances may make any one decision advantageous to FreeSeas but detrimental to Free Bulkers or vice versa. There can be no assurance that Free Bulkers will resolve all conflicts of interest in a manner beneficial to FreeSeas.

FreeSeas has a short operating history and cannot assure you that it will continue to operate profitably in the future.
      FreeSeas commenced operations in April 2004 and has a very short operating history. Although FreeSeas’ operations have been profitable to date, it cannot assure you that it will continue to be profitable in the future.

If FreeSeas fails to manage its planned growth properly, it may not be able to successfully expand its market share.
      FreeSeas intends to continue to grow its fleet. FreeSeas’ growth will depend on:

•	locating and acquiring suitable vessels;

•	identifying and consummating acquisitions or joint ventures;

•	integrating any acquired vessel successfully with its existing operations;

•	enhancing its customer base;

•	managing its expansion; and

•	obtaining required financing.
      Growing any business by acquisition presents numerous risks, such as undisclosed liabilities and obligations and difficulty experienced in (1) obtaining additional qualified personnel, (2) managing relationships with customers and suppliers and (3) integrating newly acquired operations into existing infrastructures. FreeSeas cannot give any assurance that it will be successful in executing its growth plans or that it will not incur significant expenses and losses in connection with the execution of those growth plans.

A decline in the market value of FreeSeas’ vessels could lead to a default under FreeSeas’ loan agreements and the loss of FreeSeas’ vessels.
      FreeSeas has incurred secured debt under loan agreements for all three of its vessels. See “The Parties to the Merger-FreeSeas-Loans for Vessels.” If the market value of FreeSeas’ fleet declines, FreeSeas may not be in compliance with certain provisions of its existing loan agreements and it may not be able to refinance its debt or obtain additional financing. If FreeSeas is unable to pledge additional collateral, its lenders could accelerate its debt and foreclose on its fleet.

FreeSeas’ existing loan agreements contain restrictive covenants that may limit its liquidity and corporate activities.
      FreeSeas’ existing loan agreements impose operating and financial restrictions on it. These restrictions may limit its ability to:

•	incur additional indebtedness;

•	create liens on its assets;

•	sell capital stock of its subsidiaries;

•	make investments;

•	engage in mergers or acquisitions;

•	pay dividends;

•	make capital expenditures;

•	change the management of its vessels or terminate or materially amend the management agreement relating to each vessel; and

•	sell its vessels.
      Therefore, FreeSeas may need to seek permission from its lenders in order to engage in some corporate actions. The lenders’ interests may be different from those of FreeSeas, and FreeSeas cannot guarantee that it will be able to obtain the lenders’ permission when needed. This may prevent FreeSeas from taking actions that are in its best interest.

Servicing debt may limit funds available for other purposes.
      To finance FreeSeas’ fleet, it has incurred secured debt under loan agreements for all three of its vessels that are guaranteed by FreeSeas’ principals. FreeSeas also currently expects to incur additional secured debt to finance the acquisition of additional vessels. FreeSeas must dedicate a portion of its cash flow from operations to pay the principal and interest on its debt. These payments limit funds otherwise available for working capital expenditures and other purposes. As of March 31, 2005, FreeSeas had total long-term debt of $9,300,000 and loans from shareholders totaling $3,366,000. If FreeSeas was unable to service its debt, its lenders could accelerate its debt and foreclose on its fleet.
      In April 2005, FreeSeas and its current shareholders agreed to modify the terms of the shareholder loans made in connection with the acquisition of its first two vessels. The repayment schedule is now eight equal quarterly installments of $250,000 each in 2006 and 2007, with balloon payments of the balance due on each loan on January 1, 2008. Previously, the loans were repayable from time to time based on FreeSeas’ available cash flow, and matured on the earlier of the sale date of the applicable vessel or on December 31, 2006. Although the April 2005 modifications extended the time for repayment of these loans, the required repayment schedule will reduce FreeSeas’ working capital that is available for other purposes.
      In June 2005, FreeSeas incurred an additional $11,025,000 in debt to acquire the Handymax drybulk carrier M/V Free Fighter. FreeSeas borrowed $7,000,000 from an unaffiliated third party lender and $4,216,500 from the beneficial owners of its shareholders to pay the $4,025,000 balance of the purchase price and for working capital. Upon consummation of the merger of Trinity into FreeSeas, FreeSeas will repay the loan from the individual beneficial owners of the FreeSeas shareholders from the funds that become available to FreeSeas from Trinity.
      A rise in interest rates could cause an increase in FreeSeas’ interest costs and have a material adverse effect on its net income. FreeSeas has purchased, and may purchase in the future, vessels with loans that provide for periodic interest payments based on indices that fluctuate with changes in market interest rates. If interest rates increase significantly, it would increase FreeSeas’ costs of financing its acquisition of vessels, which could decrease the number of additional vessels that FreeSeas could acquire FreeSeas’ financial condition and results of operations. Any increase in debt service would also reduce the funds available to FreeSeas to purchase other vessels.

The performance of FreeSeas’ then existing charters and the creditworthiness of its charterers may hinder FreeSeas’ ability to implement its business strategy by making additional debt financing unavailable or available only at higher than anticipated cost.
      The actual or perceived credit quality of FreeSeas’ charterers, and any defaults by them, may materially affect its ability to obtain the additional debt financing that FreeSeas will require to purchase additional vessels or may significantly increase its costs of obtaining such financing. FreeSeas’ inability to obtain additional financing at all or at a higher than anticipated cost may materially impair its ability to implement its business strategy.

As FreeSeas expands its business, it will need to upgrade its operational and financial systems, and add more staff and crew. If it cannot upgrade these systems or recruit suitable additional employees, its performance may suffer.
      FreeSeas’ current operating and financial systems may not be adequate if it expands the size of its fleet, and its attempts to improve those systems may be ineffective. In addition, if FreeSeas expands its fleet, it will have to rely on Free Bulkers to recruit suitable additional seafarers and shoreside administrative and management personnel. FreeSeas cannot assure you that Free Bulkers will be able to continue to hire suitable additional employees as FreeSeas expands its fleet. If Free Bulkers’ unaffiliated crewing agent encounters business or financial difficulties, FreeSeas may not be able to adequately staff its vessels. If FreeSeas cannot upgrade its operational and financial systems effectively or recruit suitable additional employees, its performance may suffer and its ability to expand its business further will be restricted.

In the highly competitive international drybulk shipping industry, FreeSeas may not be able to compete for charters with new entrants or established companies with greater resources.
      FreeSeas employs its vessels in a highly competitive market that is capital intensive and highly fragmented. Competition arises primarily from other vessel owners, some of whom have substantially greater resources than FreeSeas. Competition for the transportation of drybulk cargoes can be intense and depends on price, location, size, age, condition and the acceptability of the vessel and its managers to the charterers. Due in part to the highly fragmented market, competitors with greater resources could operate larger fleets through consolidations or acquisitions that may be able to offer better prices and fleets.

FreeSeas may be unable to attract and retain key management personnel and other employees in the shipping industry, which may reduce the effectiveness of its management and lower its results of operations.
      FreeSeas’ success depends to a significant extent upon the abilities and efforts of its existing management team. The loss of any of these individuals could adversely affect FreeSeas’ business prospects and financial condition. FreeSeas’ success will depend upon its ability to hire additional employees and to retain key members of its management team. Difficulty in hiring and retaining personnel could adversely affect FreeSeas’ results of operations. FreeSeas does not intend to maintain “key man” life insurance on any of its officers.

Risks involved with operating ocean-going vessels could affect FreeSeas’ business and reputation, which may reduce its revenues.
      The operation of an ocean-going vessel carries inherent risks. These risks include the possibility of:

•	crew strikes and/or boycotts;

•	marine disaster;

•	piracy;

•	environmental accidents;

•	cargo and property losses or damage; and

•	business interruptions caused by mechanical failure, human error, war, terrorism, political action in various countries, labor strikes or adverse weather conditions.
      The involvement of any of its vessels in an environmental disaster may harm FreeSeas’ reputation as a safe and reliable vessel operator. Any of these circumstances or events could increase FreeSeas’ costs or lower its revenues.

FreeSeas’ vessels may suffer damage and it may face unexpected drydocking costs, which could reduce its cash flow and impair its financial condition.
      If FreeSeas’ vessels suffer damage, they may need to be repaired at a drydocking facility. The costs of drydock repairs are unpredictable and can be substantial. FreeSeas may have to pay drydocking costs that its insurance does not cover. The loss of earnings while these vessels are being repaired and reconditioned, as well as the actual cost of these repairs, would decrease its earnings.

Purchasing and operating previously owned, or secondhand, vessels may result in increased operating costs and vessels off-hire, which could adversely affect FreeSeas’ earnings.
      Although FreeSeas inspects prior to purchase the secondhand vessels that it acquires, this inspection does not provide FreeSeas with the same knowledge about their condition and cost of any required (or anticipated) repairs that it would have had if these vessels had been built for and operated exclusively by FreeSeas. Generally, FreeSeas does not receive the benefit of warranties on secondhand vessels.
      In general, the costs to maintain a vessel in good operating condition increase with the age of the vessel. Older vessels are typically less fuel efficient and more costly to maintain than more recently constructed vessels. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers.
      Governmental regulations or safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to FreeSeas’ vessels and may restrict the type of activities in which the vessels may engage. FreeSeas cannot assure you that, as FreeSeas’ vessels age, market conditions will justify those expenditures or enable it to operate its vessels profitably during the remainder of their useful lives. If FreeSeas sells vessels, it is not certain that the price for which it sells them will equal their carrying amount at that time.

FreeSeas may not have adequate insurance to compensate it adequately for damage to, or loss of, its vessels.
      FreeSeas procures hull and machinery insurance, protection and indemnity insurance, which includes environmental damage and pollution insurance and war risk insurance for its fleet. FreeSeas does not maintain insurance against loss of hire, which covers business interruptions that result in the loss of use of a vessel. FreeSeas can give no assurance that it is adequately insured against all other risks. FreeSeas may not be able to obtain adequate insurance coverage for its fleet in the future. The insurers may not pay particular claims. FreeSeas’ insurance policies contain deductibles for which it will be responsible and limitations and exclusions which may increase its costs. Moreover, FreeSeas cannot assure that the insurers will not default on any claims they are required to pay. If FreeSeas’ insurance is not enough to cover claims that may arise, it may not be able to repair any damage to its vessels or replace any vessel that is lost or may have to use its own funds for those purposes, thereby reducing its funds available to implement its business strategy.

FreeSeas’ operations outside the United States of America expose it to global risks that may interfere with the operation of its vessels.
      FreeSeas is an international company and primarily conducts its operations outside the United States of America. Changing economic, political and governmental conditions in the countries where FreeSeas is engaged in business or where FreeSeas’ vessels are registered affect FreeSeas’ operations. In the past, political conflicts, particularly in the Arabian Gulf, resulted in attacks on vessels, mining of waterways and other efforts to disrupt shipping in the area. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea. The likelihood of future acts of terrorism may increase, and FreeSeas’ vessels may face higher risks of being attacked. In addition, future hostilities or other political instability in regions where FreeSeas’ vessels trade could have a material adverse effect on its trade patterns and adversely affect its revenues.

Because the Republic of the Marshall Islands, where FreeSeas is incorporated, does not have a well-developed body of corporate law, former Trinity stockholders may have more difficulty in protecting their interest in FreeSeas with regard to actions taken by FreeSeas’ Board of Directors.
      FreeSeas’ corporate affairs are governed by its Articles of Incorporation and By-laws and by the Marshall Islands Business Corporations Act (the “BCA”). The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain United States jurisdictions. Shareholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, public shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States of America jurisdiction.
FORWARD-LOOKING STATEMENTS
      This joint proxy statement/ prospectus contains forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. These forward-looking statements include information about possible or assumed future results of operations or the performance of the Surviving Corporation after the Merger, the expected completion and timing of the Merger and other information relating to the Merger. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “estimates,” and variations of such words and similar expressions are intended to identify the forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements include statements regarding:

•	the Surviving Corporation’s future operating or financial results;

•	future, pending or recent acquisitions, business strategy, areas of possible expansion, and expected capital spending or operating expenses; and

•	drybulk market trends, including charter rates and factors affecting vessel supply and demand.
      We undertake no obligation to publicly update or revise any forward-looking statements contained in this joint proxy statement/ prospectus, or the documents to which we refer you in this joint proxy statement/ prospectus, to reflect any change in our expectations with respect to such statements or any change in events, conditions or circumstances on which any statement is based.
UNAUDITED PRO FORMA FINANCIAL INFORMATION
      The following unaudited pro forma balance sheet presents the financial position of FreeSeas as of March 31, 2005, assuming the transaction had been completed as of March 31, 2005. The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the transaction and factually supportable and any additional transactions that may have occurred, the inclusion of which is deemed necessary for the fair presentation of this unaudited pro forma financial information.
      We are providing the following information to aid you in your analysis of the financial aspects of the transaction. We derived this information as of March 31, 2005 from the unaudited consolidated financial statements of FreeSeas and the unaudited financial statements of Trinity, each as of March 31, 2005, and for the three months then ended. The management of FreeSeas has provided all the information set forth herein regarding FreeSeas. Neither Trinity nor FreeSeas assumes any responsibility for the accuracy or completeness of the information provided by the other party. This information should be read together with the FreeSeas audited consolidated financial statements for the period ended December 31, 2004, and related notes and first quarter 2005 unaudited consolidated financial statements; and the Trinity audited financial statements for the period ended December 31, 2004, and related notes and first quarter 2005 unaudited financial statements, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for each of FreeSeas and Trinity; and the other financial information included elsewhere in this joint proxy statement/ prospectus.
      The Unaudited Pro Forma Financial Information is for illustrative purposes only.

      In the proposed transaction, the current shareholders of Trinity receive one share and one warrant of FreeSeas for each share and warrant they presently own. Following consummation of the transaction, FreeSeas will continue as the Surviving Corporation and Trinity shall cease to exist. After giving effect to the transaction, the Trinity shareholders will own approximately 28.4% of FreeSeas.
      FreeSeas and Trinity plan to complete the transaction promptly after a Trinity special meeting, provided that:

•	Trinity Class B stockholders have adopted the Merger Agreement;

•	holders of less than 20% of the shares of Trinity Class B common stock issued in Trinity’s initial public offering vote against the merger proposal and demand redemption of their shares for cash; and

•	the other conditions specified in the Merger Agreement have been satisfied or waived.
      The transaction will be accounted for as an issuance of stock by FreeSeas for the net monetary assets of Trinity. The net monetary assets of Trinity will be recorded as of the acquisition date at their respective historical costs, which is considered to be the equivalent of fair value. No goodwill or intangible assets will be recorded as a result of the transaction.
      In June 2005, FreeSeas, through Adventure Four S.A., a newly formed wholly-owned subsidiary, acquired a Handymax drybulk carrier that it renamed the M/V Free Fighter. The purchase price for the vessel was $11,025,000. FreeSeas financed $7,000,000 of the purchase price with an unaffiliated third-party lender. The individual beneficial owners of the FreeSeas shareholders lent FreeSeas $4,216,500 to pay the $4,025,000 balance of the purchase price and for working capital. FreeSeas will repay the loan from the individual beneficial owners of the FreeSeas shareholders from the funds that become available to FreeSeas upon the consummation of the Merger. The accompanying Unaudited Pro Forma Financial Information includes the effect of this purchase.
      Separate pro forma information have been presented for the following circumstances: (1) that no holders of Trinity Class B common stock exercise their right to have their shares redeemed upon the consummation of the transaction, and (2) that holders of 19.99% of Trinity Class B common stock elect to have their shares redeemed upon the consummation of the transaction at the redemption value of $5.11 per share, based on the amount held in the Trinity trust fund, inclusive of interest income to date thereon, at March 31, 2005. The basis of presentation described in (2) results from the possibility that holders of up to a maximum of 19.99% of the holders of Trinity Class B common stock may elect to have their shares redeemed at the redemption value of approximately $5.11 per share, or a total of $1,527,759 as of March 31, 2005. Should holders of 20% or more of Trinity Class B common stock elect to have their shares redeemed, the transaction cannot be consummated.

FREESEAS INC. (FORMERLY KNOWN AS ADVENTURE HOLDINGS S.A.)
TRINITY PARTNERS ACQUISITION COMPANY INC.
UNAUDITED PRO FORMA BALANCE SHEET
AS OF MARCH 31, 2005

						Additional Pro
			Pro Forma			Forma Adjustments		FreeSeas (with
			Adjustments		FreeSeas	(with 19.99%		19.99% Trinity
			(with No Stock		(with No Stock	Trinity Class B		Class B Stock
	FreeSeas	Trinity	Redemption)		Redemption)	Stock Redemption)		Redemption)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$513,000	$444,479	$6,367,601	(b)
			(4,025,000	)(f)	$3,300,080	$(1,527,759	)(e)	$1,772,321
Restricted investment	—	7,642,601	(7,642,601	)(b)	—			—
Trade receivables, net	325,000	—			325,000			325,000
Other receivables	23,000	—			23,000			23,000
Inventories	41,000	—			41,000			41,000
Due from related parties	95,000	—			95,000			95,000

Total current assets	997,000	8,087,080			3,784,080			2,256,321

Fixed assets, net	15,544,000	—	11,025,000	(f)	26,569,000			26,569,000
Deferred charges, net	621,000	—			621,000			621,000

Total assets	17,162,000	8,087,080			30,974,080			29,446,321

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	498,000	249,991	240,000	(b)	987,991			987,991
Unearned revenue	291,000	—			291,000			291,000
Shareholders’ advance
Due to related party	52,000	—			52,000			52,000
Long-term debt, current portion	3,400,000	—	3,500,000	(f)	6,900,000			6,900,000

Total current liabilities	4,241,000	249,991			8,230,991			8,230,991

Long-term debt, net of current portion	5,900,000	—	3,500,000	(f)	9,400,000			9,400,000
Other long term liabilities	3,086,000	—	160,000	(b)	3,246,000			3,246,000

Total liabilities	13,227,000	249,991			20,876,991			20,876,991

Common Stock, subject to possible redemption for cash, 298,851 shares at redemption value	—	1,527,759	(1,527,759	)(c)	—			—

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Preferred stock	—	—			—			—
Common stock	5,000	29	120	(d)
			30	(c)	5,179	(30	)(e)	5,149
Common stock, Class B	—	120	(120	)(d)	—	—		—
Additional paid-in capital	2,892,000	6,594,495	1,527,729	(c)		(1,527,729	)(e)
			(285,314	)(a)				7,526,181
			(1,675,000	)(b)	9,053,910			1,038,000
Retained earnings/ (accumulated deficit)	1,038,000	(285,314)	285,314	(a)	1,038,000			1,038,000

Total stockholders’ equity	3,935,000	6,309,330			10,097,089			8,569,330

Total liabilities and stockholders’ equity	$17,162,000	$8,087,080			$30,974,080			$29,446,321

See Notes to Unaudited Pro Forma Balance Sheets

FREESEAS INC. (FORMERLY KNOWN AS ADVENTURE HOLDINGS S.A.)
TRINITY PARTNERS ACQUISITION COMPANY INC.
NOTES TO UNAUDITED PRO FORMA BALANCE SHEET
As of March 31, 2005
      The pro forma balance sheet reflects the issuance of stock by FreeSeas in exchange for the net monetary assets of Trinity, assuming that the transaction had been completed as of March 31, 2005. The historical balance sheets used in the preparation of the unaudited pro forma financial information have been derived from FreeSeas’ and Trinity’s unaudited financial statements as of March 31, 2005.
      Separate pro forma balance sheets have been presented for the following circumstances: (1) that no Trinity Class B stockholders exercise their right to have their shares redeemed upon the consummation of the transaction, and (2) that holders of 19.99% of Trinity Class B common stock elect to have their shares redeemed upon the consummation of the transaction at the redemption value of $5.11 per share, based on the amount held in the Trinity trust fund, inclusive of interest income to date thereon, at March 31, 2005.
      Descriptions of the adjustments included in the unaudited pro forma balance sheets are as follows:

(a) Reflects the transaction through the elimination of Trinity’s accumulated deficit and the issuance of FreeSeas common stock for Trinity common stock.

(b) Reflects the release of Trinity’s restricted cash held in trust as a result of the transaction, net of estimated direct transaction costs of FreeSeas and Trinity charged to additional paid-in capital. FreeSeas’ and Trinity’s estimated transaction costs consist primarily of legal, accounting, financial advisory, transfer and exchange agent, and printing costs directly related to the transaction. Approximately $400,000 of FreeSeas’ transaction costs are not being paid at closing and are included in accounts payable, accrued expenses and other long term liabilities.

(c) Reflects the reclassification of the redemption value of the Trinity Class B common stock to Stockholders’ Equity assuming no stock redemption.

(d) Reflects the conversion of outstanding Trinity Class B common stock into FreeSeas common stock.

(e) Reflects the redemption of 19.99% of Trinity Class B common stock, or 298,851 shares, at the March 31, 2005 redemption value of $5.11 per share. The number of shares assumed redeemed is based on 19.99% of the total shares of Trinity Class B common stock outstanding prior to the transaction of 1,495,000 and represents the maximum number of shares that may be elected to be redeemed without precluding the consummation of the transaction.

(f) Reflects the acquisition of a new vessel, the M/V Free Fighter, through a new wholly owned subsidiary, at a purchase price of $11,025,000 pursuant to a memorandum agreement entered into in April 2005. At the time of acquisition, the shareholders of FreeSeas made an interest-free loan to FreeSeas in the amount of $4,216,500, which was used by FreeSeas to pay $4,025,000 of the purchase price of the new vessel and for working capital purposes. Trinity and FreeSeas have agreed that this loan will be repaid to the FreeSeas shareholders immediately following the closing of the transaction. FreeSeas financed $7,000,000 of the purchase price with a non-affiliated third-party lender. This pro forma adjustment related to the acquisition of a new vessel reflects only the additional shareholder loan related to the purchase of the new vessel, and no other loans since March 31, 2005 for ongoing business activities.

THE TRINITY SPECIAL MEETING
Time, Place and Purpose of the Special Meeting
      This joint proxy statement/ prospectus is being furnished to Trinity stockholders as part of the solicitation of proxies by Trinity’s Board of Directors for use at the special meeting of Trinity Class B stockholders to be held at [insert address] on [insert day], [insert date], 2005, at [insert time]. The purpose of the special meeting is for Trinity Class B stockholders to consider and vote upon a proposal to approve the Merger Agreement. Trinity cannot complete the Merger unless (1) the holders of a majority of the issued and outstanding shares of Trinity Class B common stock present in person or by proxy at a special meeting approve the Merger Agreement, (2) Trinity Class B stockholders owning less than 20% of the Class B shares exercise their redemption rights, and (3) the aggregate payments to be made to Trinity Class B stockholders exercising their redemption rights and dissenting Trinity Class B stockholders who exercise their statutory appraisal rights do not cause Trinity to have less than $7,000,000 in cash and cash equivalents at the time of the consummation of the Merger. A copy of the Merger Agreement is attached as Appendix A to this joint proxy statement/ prospectus. This joint proxy statement/ prospectus and the enclosed form of proxy are first being mailed to Trinity stockholders on or about [insert date], 2005.
Record Date and Voting
      The holders of record of shares of Trinity Class B common stock as of the close of business on the record date, which was [insert date], 2005, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were [insert number] shares of Trinity Class B common stock outstanding.
      The holders of a majority of the shares of Trinity Class B common stock that were outstanding on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Abstentions and properly executed broker non-votes will be counted as shares present and entitled to vote for the purposes of determining a quorum. “Broker non-votes” result when the beneficial owners of shares of Trinity Class B common stock do not provide specific voting instructions to their brokers. Brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the proposed merger, and, thus, absent specific instructions from the beneficial owner of those shares, brokers are not empowered to vote the shares with respect to the approval of such matters.
Required Vote
      Each share of Trinity Class B common stock that was outstanding on the record date entitles the holder to one vote at the special meeting. Completion of the Merger requires the approval of the Merger Agreement by holders of a majority of the issued and outstanding shares of Trinity Class B common stock entitled to vote at the special meeting. Because the vote is based on the number of shares of Trinity Class B common stock outstanding rather than on the number of votes cast, failure to vote your shares (including as a result of broker non-votes), and votes to abstain, are effectively votes “against” the Merger. You may vote your shares of Trinity Class B common stock by completing and returning the enclosed proxy card by mail or by appearing and voting in person by ballot at the special meeting.
      Regardless of whether you plan to attend the special meeting, you should vote your shares by proxy as described above as soon as possible.
      If you hold your shares through a bank, brokerage firm or nominee, you must vote in accordance with the instructions on the voting instruction card that your bank, brokerage firm or nominee provides to you. You should instruct your bank, brokerage firm or nominee as to how to vote your shares, following the directions contained in such voting instruction card.

Proxies; Revocation
      If you vote your shares of Trinity Class B common stock by signing a proxy, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” the approval of the Merger Agreement.
      You may revoke your proxy at any time before your proxy is voted at the special meeting. A proxy may be revoked prior to the vote at the special meeting in any of three ways:

•	by executing and returning a proxy card dated later than the previous one to Trinity at 245 Fifth Avenue, Suite 1600, New York, New York 10016, Attention: Corporate Secretary;

•	by attending the special meeting in person and casting your vote by ballot; or

•	by submitting a written revocation to Trinity at 245 Fifth Avenue, Suite 1600, New York, New York 10016, Attention: Corporate Secretary.
      Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy. If you do not hold your shares of Trinity Class B common stock in your own name, you may revoke or change a previously given proxy by following the instructions provided by the bank, brokerage firm, nominee or other party that is the registered owner of the shares.
      Trinity does not expect that any matter other than the proposal to approve the Merger Agreement will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.
      Trinity will pay the cost of soliciting proxies for the special meeting. In addition to soliciting proxies by mail, Trinity’s directors and executive officers may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. Trinity will, upon request, reimburse banks, brokerage firms and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.
Adjournments and Postponements
      Although not expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. If a quorum is present at the special meeting, any adjournment or postponement may be made without notice by approval of the holders of a majority of the outstanding shares of Trinity Class B common stock present in person or represented by proxy at the special meeting. Any signed proxies received by Trinity will be voted in favor of an adjournment or postponement in these circumstances. If a quorum is not present at the special meeting, any adjournment or postponement may be made by sending a copy of the notice of the adjourned or postponed meeting to each Trinity Class B stockholder by mail, facsimile or other electronic means of communication. In the event the meeting is adjourned, Trinity’s Board of Directors may fix a new record date for the adjourned meeting; in which case, a notice of the adjourned meeting will be given to each Trinity Class B stockholder of record on the new record date. If you transfer your shares of Trinity Class B common stock prior to such new record date then you may not be entitled to vote on the Merger. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Trinity Class B stockholders who have already sent in their proxies to revoke them at any time before they are voted at the special meeting.

BACKGROUND AND REASONS FOR THE MERGER
Background of the Merger
      Trinity was formed to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other similar business combination with an operating business. Trinity’s business objective has been to seek to effect a business combination with an acquired business.
      Following the consummation of Trinity’s initial public offering of its equity securities, which was effective July 29, 2004 (closed on August 4, 2004), and from which it received net proceeds of approximately $8.1 million, Trinity’s executive officers commenced an active search for a prospective acquired business. Approximately 90% of the net proceeds of the offering were placed in escrow to be released upon consummation of a business combination.
      Excluding FreeSeas, during the period from July 29, 2004 through November 2004, Trinity’s executive officers evaluated approximately six prospective acquired businesses in diverse industries. Exploratory discussions were held with respect to effecting a business combination with three of such prospective companies. These companies were engaged in the healthcare, home building and leisure industries. Trinity did not agree to substantive terms of a business combination, or enter into a letter of intent, with any of these companies.
      In evaluating each prospective acquired business, Trinity’s executive officers considered all or a majority of the following factors:

•	Financial condition and results of operations;

•	Costs associated with effecting the business combination;

•	Equity interest in and opportunity for control of the prospective acquired business;

•	Growth potential of the prospective acquired business and the industry in which it operates;

•	Experience and skill of management and availability of additional necessary personnel of the prospective acquired business;

•	Capital requirements of the prospective acquired business;

•	Competitive position of the prospective acquired business;

•	Stage of development of the product, process or service of the prospective acquired business;

•	Degree of current or potential market acceptance of the product, process or service of the prospective acquired business;

•	Proprietary features and degree of intellectual property or other protection of the product, process or service of the prospective acquired business; and

•	Regulatory environment of the industry in which the prospective acquired business operates.

      All of the prospective acquired businesses other than FreeSeas accorded serious consideration by Trinity’s executive officers were rejected prior to reaching an agreement in principle for a business combination. The primary basis or bases of rejection were as follows:

Nature of Business	Unsatisfied Acquisition Criteria

Health Care (fitness centers)	Uncertainty whether satisfactory terms could be negotiated with owners giving Trinity sufficient equity interest in view of the amount of capital to be made available to owners; limited barriers to entry; and very intense competitive environment
Home Building (supplier of services to home builders)	Concern that home building industry would experience deceleration due to higher interest rates; and significant dependence on certain regional housing markets, such as California, creating additional potential exposure to a decline in the housing market
Leisure Industry (motor scooter company)	Inability to obtain adequate financial data and projections to assess future profit-ability; manufacturing overseas might have required more capital than available; and lack of sufficient infrastructure to ensure execution of business plan
      At the end of October 2004, counsel for FreeSeas contacted certain of Trinity’s officers, namely Lawrence Burstein and James Scibelli, to ascertain whether Trinity would have an interest in considering a business combination with a drybulk shipping company located overseas. Prior to receiving the phone call from counsel, neither Mr. Burstein nor Mr. Scibelli had any previous contacts, understandings or arrangements either with counsel; Poseidon Capital Corp. (“Poseidon”), the financial advisor to FreeSeas; the principals of FreeSeas; or any persons affiliated with FreeSeas with respect to any transaction involving Trinity and FreeSeas. Mr. Burstein and Mr. Scibelli felt that macro-economic conditions appeared favorable for the global movement of dry commodities (i.e., steel, iron, agricultural goods, lumber) and that an investment in shipping potentially offered Trinity’s stockholders an opportunity to participate in the projected growth of global trade and the attendant rise in commodity prices.
      Mr. Burstein and Mr. Scibelli after the initial conversation concluded that the potential shipping transaction was sufficiently interesting to warrant a meeting. So they arranged to meet with FreeSeas’ counsel on November 5, 2004 in New York to further discuss the possibility of a business combination with FreeSeas. Contemporaneously, Mr. Burstein and Mr. Scibelli were provided with preliminary financial data and information about the principals of FreeSeas by Poseidon. Subsequent to the November 5th meeting, Mr. Burstein and Mr. Scibelli consulted with the other Trinity directors and it was decided that Mr. Burstein and Mr. Scibelli should proceed with further discussions. The next meeting was on November 18, 2004 and was attended by the same parties to the November 5th meeting and Poseidon, to whom FreeSeas has agreed to pay fees in connection with the Merger and certain financial advisory services as described in “Background and Reasons for the Merger — Recommendations of the Boards of Directors and Reasons for the Merger — FreeSeas.”
      At this meeting, Mr. Burstein and Mr. Scibelli explored with counsel and Poseidon the potential structure of the transaction and, in particular, issues relating to valuation of FreeSeas, employment terms for the principals of FreeSeas and issues relating to corporate governance. They also reviewed additional financial information supplied by Poseidon.
      After that meeting it was agreed that the principals of FreeSeas, its counsel and Poseidon, and Mr. Burstein and Mr. Scibelli would meet on November 22nd and November 23rd in New York to determine whether the parties could negotiate a transaction. After this meeting, discussions continued about the transaction and terms. On December 6th Mr. Burstein and Mr. Scibelli met with Poseidon to review the financial information that had been provided, general macro-economic conditions in the drybulk shipping market and the interest in the capital markets for drybulk shipping companies. Subsequent to this December 6th meeting, and throughout the remainder of December 2004, the parties exchanged proposals as to the amount of consideration that Trinity would be prepared to pay in order to consummate the business combination.
      Trinity’s Board of Directors decided to proceed based upon its belief from available public information and review of specialized periodicals devoted to reporting on the shipping industry that the world economy, especially China and India, would continue to experience rapid growth, that this growth would fuel a rise in the prices for raw commodities and accordingly increase demand for shipping capacity, thereby resulting in higher freight rates. Trinity’s Board also concluded that the capital that would become available to FreeSeas after the consummation of the business combination would enable it to acquire additional drybulk cargo ships, which would provide the potential for significant growth. Trinity’s Board also felt that the principals of FreeSeas had the requisite experience and contacts within the shipping industry to expand the shipping operations of FreeSeas.
      In January 2005, counsel for Trinity began preparing a draft of a letter of intent setting forth the economic terms of the proposed transaction. On January 18, 2005 the parties executed the letter of intent. Subsequent to the execution of the letter of intent, the parties (with their respective financial advisors) continued to negotiate the structure of the transaction as to which entity (and its jurisdiction of incorporation) would survive upon the consummation of the business combination.
      While these negotiations were continuing, Messrs. Burstein and Scibelli traveled to Greece (the offices of FreeSeas) on February 23, 2005 to finalize the terms of the merger agreement and to meet with the personnel of FreeSeas. Upon Messrs. Burstein and Scibelli’s return, counsel prepared and circulated drafts of the proposed merger agreement, which were commented upon, revised and recirculated on several occasions during March 2005. On the morning of March 24, 2005 the Board of Directors of Trinity approved the Merger Agreement. On March 24, 2005, the Board of Directors of FreeSeas also approved the Merger Agreement. Late in the afternoon on March 24, 2005 at a meeting with Mr. Burstein and Mr. Scibelli and the principals of FreeSeas present, the parties executed the merger agreement.
Recommendations of the Boards of Directors and Reasons for the Merger
      Trinity. Trinity’s Board of Directors, after reviewing the acquisition criteria set forth herein, concluded that a business combination with FreeSeas was a better alternative than a business combination with any of the other companies that had been evaluated by it as possible candidates for a business combination. In considering whether or not to approve the Merger, Trinity’s Board concluded that FreeSeas satisfied the most significant acquisition criteria, excluding the opportunity for Trinity to acquire operating control of FreeSeas. FreeSeas’ management was unwilling to relinquish such control but Trinity lacked expertise in the drybulk shipping industry. Therefore, Trinity’s Board of Directors discounted the importance of Trinity’s acquisition of operating control of FreeSeas.
      After careful consideration and after consultation with its financial and legal advisors, Trinity’s Board of Directors unanimously determined that the Merger is in the best interest of Trinity and its stockholders. In reaching its determination, Trinity’s Board of Directors considered a number of factors, including the following:

•	there has been strong raw materials demand in recent years by developing countries, particularly China and India, that has resulted in robust growth for drybulk shipping as well as increased freight rates, attributable in part to industrywide capacity constraints. As a result, the drybulk shipping sector has been attracting growing investor interest, with a number of drybulk and other seaborne shipping companies recently completing or planning public financings in the United States of America and other financial markets;

•	FreeSeas has an experienced, highly regarded management team, which Trinity’s Board believes is well suited to pursue a strategy of acquiring and operating drybulk vessels;

•	the opportunity to leverage Trinity’s capital to obtain debt financing to expand FreeSeas’ fleet in an effort to increase FreeSeas’ operating results;

•	the fact that the Merger was the result of a comprehensive review conducted by Trinity’s Board (with the assistance of its financial and legal advisors) of the strategic alternatives available to Trinity; and

•	the fact that the merger should constitute a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the “Code”).
      Trinity’s Board of Directors also considered potential risks relating to the Merger, including the following:

•	the fact that FreeSeas is a recently formed foreign corporation with a limited operating history and that Trinity’s stockholders will have minority ownership in FreeSeas following consummation of the merger;

•	a macroeconomic slowdown, particularly in China or India, which would reduce the demand for shipping capacity, thereby resulting in reduced shipping rates;

•	the risks and costs to Trinity if the Merger is not completed, including the need to locate another suitable business combination or arrangement; and

•	the restrictions on the conduct of Trinity’s business prior to completion of the Merger, which may delay or prevent Trinity from exploiting business opportunities that may arise pending completion of the Merger.
      The foregoing discussion of the information and factors considered by Trinity’s Board of Directors is not intended to be exhaustive, but includes the material factors considered by it. In view of the variety of factors considered in connection with its evaluation of the Merger, Trinity’s Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given differing weights to different factors. After weighing all of the different factors, Trinity’s Board of Directors unanimously determined to recommend that Trinity stockholders vote “FOR” the approval of the Merger Agreement at the special meeting.
      No consideration was given by Trinity’s Board to securing an opinion of an independent investment banker or other financial advisor to the effect that the Merger would be fair, from a financial point of view, to Trinity stockholders in view of the fact that the Trinity Board does not believe that the terms of the Merger give rise to any inherent conflict of interest between Trinity’s executive officers, directors and principal stockholders and non-affiliated stockholders. In this regard, Trinity’s Board took note of the fact that its current executive officers, directors and principal stockholders will receive no benefit from the Merger that would not otherwise be available to the Trinity stockholders as a whole. In addition, Trinity’s Board took note of the fact that no executive officers, directors or principal stockholders are to become salaried employees of FreeSeas subsequent to the consummation of the Merger and that the Merger could be effected only if approved by a vote of the majority in interest of all of Trinity’s non-affiliated stockholders.
      FreeSeas. The FreeSeas Board of Directors has determined that the Merger is in the best interests of FreeSeas and its shareholders. Both the FreeSeas Board and its shareholders have unanimously approved the Merger Agreement and the transactions contemplated thereby.
      In reaching its determination, FreeSeas’ Board of Directors considered a number of factors, including the following:

•	the Merger would afford FreeSeas access to not less than $7,000,000 as a result of the merger, with the possibility to raise approximately an additional $18,000,000 through the exercise of the FreeSeas warrants issued to replace the Trinity warrants that would be used by FreeSeas for working capital and acquisition of additional vessels;

•	publicly traded securities would afford FreeSeas’ management, after the consummation of the transaction, the opportunity to utilize FreeSeas’ authorized but unissued securities to attempt to acquire other compatible businesses; and

•	this transaction substantially reduces the uncertainty attendant to FreeSeas’ own public offering of securities as compared to an underwritten initial public offering, and the possibility that any such offering might not be successfully consummated in view of then prevailing market conditions.
      FreeSeas’ Board of Directors also considered potential risks relating to the Merger, including the following:

•	the FreeSeas warrants issued to replace the Trinity warrants may not be exercised and therefore FreeSeas would not have access to approximately $18,000,000 from the exercise of the Trinity warrants, which could adversely affect FreeSeas’ business plan and growth strategy;

•	factors beyond FreeSeas’ control, such as industry economic conditions, general economic conditions, terrorism or war, could have an adverse effect upon the market price of FreeSeas’ common stock after the Merger;

•	the additional significant expense and responsibility of being a U.S. public company, including Sarbanes-Oxley Act compliance, corporate governance issues, SEC reporting requirements, and stock exchange listing requirements;

•	the necessity of ongoing direct communication with the investment community, which is time consuming and may detract from executive time that would otherwise be devoted to business operations; and

•	the risk that the Trinity Class B stockholders may not approve the Merger and FreeSeas would have incurred significant legal, accounting and other expenses in connection the proposed transaction.
      After a complete review and analysis of the foregoing and other risks, FreeSeas’ Board of Directors unanimously concluded that the benefits of the Merger outweighed the risks involved.
      FreeSeas’ Board of Directors considered the possibility of other alternatives, such as an institutional private placement or an underwritten public offering, before entering into this transaction, but FreeSeas’ management concluded that Trinity’s funds would provide it with the best opportunity on a short term basis to accelerate its growth through the purchase of additional vessels. The FreeSeas Board felt the most significant impediment to securing additional financing was its limited operating history and the need for additional equity to support other financing, despite the fact that the principals of FreeSeas had significant experience.
      The FreeSeas Board consulted with Poseidon, which has provided financial advisory services to the maritime industry since 1998, in its evaluation of the various factors regarding the proposed transaction and the foregoing determination to proceed with the proposed transaction. FreeSeas and Poseidon entered into an agreement pursuant to which Poseidon agreed to seek to arrange a merger with Trinity on behalf of FreeSeas, and to attend meetings with FreeSeas and/or Trinity in connection with the Merger and to provide advice and consultation to FreeSeas relating to valuation, structure and other issues in connection with the transaction. As compensation for such services, FreeSeas agreed to pay Poseidon an aggregate of $600,000, payable $200,000 upon consummation of the Merger and $400,000 in 20 equal monthly installments beginning on consummation of the Merger. In addition, Poseidon agreed for a period of one year after the consummation of the Merger to render services and advice to FreeSeas relating to management, strategic planning, and additional debt or equity financings in the United States of America or overseas markets. As compensation for such services, FreeSeas agreed to pay Poseidon up to $400,000 at a rate equal to 5% of each $1,000,000 received by FreeSeas from the exercise of the FreeSeas warrants issued in connection with the Merger, as and when received by FreeSeas. The agreement also provides that Poseidon will not directly or indirectly participate in any warrant exercise solicitation that FreeSeas may do.

Interests of Certain Persons in the Merger
      As contemplated by the Merger Agreement, each officer and member of Trinity’s Board will resign immediately prior to the effective time of the Merger. Mr. Burstein will, for a period of one year from the effective date of the Merger, serve as an observer to the FreeSeas Board. Immediately following the merger, the FreeSeas Board will consist of seven directors, four of whom shall be “independent.” Messrs. George Gourdomichalis, Efstathios Gourdomichalis and Ion Varouxakis, the current directors of FreeSeas and the beneficial shareholders of FreeSeas, will beneficially own collectively 4,500,000 outstanding shares of FreeSeas common stock or 71.6% of the issued and outstanding shares, giving them the ability to elect the entire Board of Directors of FreeSeas following the merger. The three independent directors of FreeSeas appointed to date, who take office upon the consummation of the Merger, do not own any shares of FreeSeas common stock or any right to acquire any of that stock. During 2004, Clarksons (Hellas) Ltd, the company of which Mr. Margaronis is a Managing Director, received a total of approximately $40,000 in fees associated with services provided to FreeSeas. FreeSeas anticipates that during 2005, Clarksons will receive approximately $80,000 in fees from FreeSeas. In 2004, FinShip, the company of which Mr. Nauta is a director, received approximately $45,000 in fees in connection with financing the acquisition of the M/V Free Envoy. There are presently no plans or agreements for Finship to provide additional services to FreeSeas. Mr. Germidis does not have any previous business relationship with FreeSeas. As part of the Merger, the current officers of FreeSeas will enter into employment agreements with FreeSeas.
      As of April 25, 2005, Trinity’s officers and directors owned 663,002 shares of Trinity common stock and warrants to acquire Trinity common stock. See “The Parties to the Merger-Trinity Principal Stockholders.” The Merger Agreement provides that FreeSeas shall assume each outstanding Trinity warrant in accordance with the terms of the agreement under which it was issued and all rights with respect to Trinity Capital Stock under each Trinity warrant and option then outstanding shall be converted into and become warrants and options to acquire FreeSeas common stock. In addition, the FreeSeas Shareholders hold options and/or warrants to acquire 950,000 shares of FreeSeas common stock. See “The Parties to the Merger-FreeSeas Principal Shareholders.”
Material U.S. Federal Income Tax Consequences
      Seward & Kissel LLP, as counsel to Trinity, has rendered an opinion to Trinity and FreeSeas to the effect that, with respect to Trinity and the Trinity stockholders, the merger will be a nontaxable reorganization for U.S. federal income tax purposes under Section 368(a) of the Code. As a consequence, neither Trinity nor the Trinity stockholders will recognize any gain or loss in the merger. This opinion is subject to the following qualifications and limitations:

•	the Merger Agreement has been duly approved by the requisite stockholders of Trinity and the FreeSeas Shareholders;

•	following the Merger, FreeSeas will continue in the same business as it conducted prior to the Merger;

•	the Trinity stockholders will receive no consideration pursuant to the Merger other than FreeSeas shares and FreeSeas Exchange Securities;

•	there is no plan or intention on the part of management of FreeSeas to make any cash distributions to its shareholders within the twelve (12) month period following the effective time of the Merger;

•	after the Merger, the management of FreeSeas plans and intends to use all of the Trinity’s assets in furtherance of FreeSeas’ historic business (whether directly or through a member of FreeSeas’ “qualified group” as defined in Treasury Regulation § 1.368-1(d)(4)(ii));

•	the Trinity stockholders will pay all of their own expenses in connection with the Merger;

•	the Trinity liabilities to be assumed by FreeSeas by reason of the Merger have been incurred in the ordinary course of business of Trinity or incurred by Trinity solely and directly in connection with the Merger;

•	there is no plan or intention on the part of the Trinity stockholders to (a) redeem, or (b) sell, exchange, transfer by gift, or otherwise dispose of, to persons related (as defined in Treasury Regulation §1.368-1(e)(3)) to FreeSeas, more than fifty percent (50%) of the FreeSeas shares received in the Merger;

•	the aggregate value of the FreeSeas shares received by the Trinity stockholders will be equal to the amount of cash held by Trinity at the effective time of the Merger;

•	the aggregate value of the FreeSeas Exchange Securities received by the Trinity stockholders will be equal to the aggregate value of the Trinity warrants and options outstanding at the effective time of the Merger;

•	there are no pending or threatened claims or assessments that have been asserted by or against Trinity, other than any disclosed and reflected in the balance sheet or financial statements of Trinity; and

•	there are no unasserted claims or assessments against Trinity that are probable of assertion.
Accounting Treatment
      The Merger will be accounted for as an issuance of stock by FreeSeas for the net monetary assets of Trinity. The net monetary assets of Trinity will be recorded as of the acquisition date, at their respective historical cost which is considered to be the equivalent of fair value. No goodwill or intangible assets will be recorded as a result of the transaction.
Regulatory Approvals
      Trinity and FreeSeas do not expect that the Merger will be subject to any state or federal regulatory requirements. Should such state or federal regulatory requirements be applicable, Trinity and FreeSeas currently intend to comply with all such requirements. FreeSeas has agreed to register its common stock pursuant to the Exchange Act. In addition, as a condition to the effectiveness of the merger, Trinity and FreeSeas have agreed to use their respective reasonable best efforts to cause the listing (upon notice of issuance, as applicable), at or before the consummation of the Merger, on the NASDAQ SmallCap Market of the FreeSeas shares issued in the Merger, the FreeSeas Exchange Securities, the shares of FreeSeas underlying the FreeSeas Exchange Securities, the shares held by FreeSeas shareholders, the options and warrants issued to FreeSeas shareholders and the shares underlying those options and warrants.
      Other than the filing of the registration statement, this joint proxy statement/ prospectus and certain other filings under applicable securities laws and the filing of certain merger documents with the Registrar of Corporations of the Republic of the Marshall Islands and with the Secretary of State of the State of Delaware, we do not believe that, in connection with the completion of the Merger, any consent, approval, authorization or permit of, or filing with or notification to, any merger control authority will be required in any jurisdictions. Following the effective time of the Merger, we do not believe that any merger control filings will be required with any jurisdictions.
THE MERGER AGREEMENT
      The summary of the material terms of the Merger Agreement below and elsewhere in this joint proxy statement/ prospectus is qualified in its entirety by reference to the Merger Agreement, as amended by Amendment No. 1 to Agreement and Plan of Merger dated July 19, 2005, a copy of which is attached to this joint proxy statement/prospectus as Appendix A and which we incorporate by reference into this document. This summary may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read carefully the Merger Agreement in its entirety.

Structure and Effective Time of Merger
      At the effective time of the Merger, Trinity will merge into FreeSeas, the separate corporate existence of Trinity will cease and FreeSeas will be the Surviving Corporation. The effective time of the Merger will occur as promptly as possible after the satisfaction or waiver of all conditions to closing in the Merger Agreement by filing a certificate of merger or similar document with the Secretary of State of the State of Delaware and the Registrar of Corporations of the Republic of the Marshall Islands. We will seek to complete the Merger in the third quarter of 2005. However, we cannot assure you when, or if, all the conditions to completion of the Merger will be satisfied or waived.
Merger Consideration
      Pursuant to the Merger Agreement, each outstanding share of Trinity Capital Stock will be converted into the right to receive one share of FreeSeas common stock. The Merger Agreement also provides that each outstanding Trinity warrant and option and all rights with respect to Trinity Capital Stock under each Trinity warrant and option then outstanding will be converted into the corresponding FreeSeas Exchange Securities. The corresponding FreeSeas Exchange Securities will contain the same terms, conditions and restrictions that were applicable to the Trinity warrants and options. FreeSeas shareholders will continue to hold the FreeSeas shares they currently own.
Articles of Incorporation; By-laws
      The Amended and Restated Articles of Incorporation and Amended and Restated By-laws of FreeSeas in effect immediately prior to the merger will be the articles of incorporation and by-laws of the Surviving Corporation.
Directors and Officers
      The directors and officers of FreeSeas immediately prior to the Merger will remain as directors and officers of the Surviving Corporation. In addition, upon consummation of the Merger, four new independent directors will join FreeSeas’ Board, increasing the total number of directors to seven. All of these independent directors have been nominated and have agreed to serve as directors beginning on the effective date of the Merger.
Appraisal Rights
      All shares of Trinity Capital Stock outstanding immediately prior to the Merger and held by any Trinity stockholder, including Class B stockholders, who shall not have voted in favor of the Merger or consented thereto in writing, and who have demanded properly, in writing, appraisal for such shares in accordance with the applicable provisions of the DGCL (collectively, the “Dissenting Shares”) will not be converted into or represent the right to receive FreeSeas shares. Such Trinity stockholders will be entitled to receive payment of the appraised value of the Dissenting Shares held by them in accordance with the applicable provisions of the DGCL, except that all Dissenting Shares held by Trinity stockholders who failed to perfect or who have effectively withdrawn or lost their rights to appraisal of such shares of Trinity Capital Stock under the applicable provisions of the DGCL will thereupon be deemed to have converted into and to become exchangeable, as of the expiration of the statutory notice period following the consummation of the Merger, of the right to receive, without any interest thereon, the FreeSeas shares, upon surrender of the Trinity stock certificates that formerly evidenced such shares of Trinity Capital Stock.
Anti-Dilution Provisions
      In the event FreeSeas changes (or establishes a record date for changing) the number of FreeSeas shares issued and outstanding prior to the effective time of the Merger as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding FreeSeas shares and the record date therefor shall be prior to the effective time of the Merger, the number of FreeSeas shares to be issued to Trinity stockholders will be proportionately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction.
Procedure for Receiving Merger Consideration
      Exchange Agent. As of the effective time of the Merger, FreeSeas will deposit with a bank or trust company designated by FreeSeas and reasonably acceptable to Trinity (the “Exchange Agent”), for the benefit of the holders of shares of Trinity Capital Stock, warrants and options (the “Trinity Securities”), the FreeSeas shares, warrants and options (the “FreeSeas Securities”) issuable in exchange for outstanding Trinity Securities. At the time of such deposit, FreeSeas will irrevocably instruct the Exchange Agent to deliver the FreeSeas Securities to Trinity’s security holders after the effective time of the Merger.
      Exchange Procedures. As soon as reasonably practicable after the effective time of the Merger, the Exchange Agent will mail to each Trinity Security holder of record, except those who had the right to demand and properly demanded their respective statutory appraisal rights, a letter of transmittal, with instructions for use in surrendering the Trinity Securities in exchange for the applicable FreeSeas Securities. Upon surrender of Trinity Securities for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Trinity Securities will be entitled to receive in exchange therefor the FreeSeas Securities and the Trinity Securities so surrendered will be canceled. In the event of a transfer of ownership of Trinity Securities that is not registered in the transfer records of Trinity, FreeSeas Securities may be issued in exchange therefor to a person other than the person in whose name the Trinity Security so surrendered is registered if such Trinity Security is properly endorsed or otherwise in proper form for transfer and the person requesting such issuance pays any transfer or other taxes required by reason of the issuance of FreeSeas Securities to a person other than the registered holder of such Trinity Security or establishes to the satisfaction of FreeSeas that such tax has been paid or is not applicable. Until surrendered, each Trinity Security will be deemed at any time after the effective time of the Merger to represent only the right to receive upon such surrender the FreeSeas Securities that the holder thereof has the right to receive.
      Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to FreeSeas shares with a record date after the effective time of the Merger will be paid to the holder of any unsurrendered Trinity stock certificate with respect to FreeSeas shares represented thereby, if any, and all such dividends and other distributions will be paid by FreeSeas to the Exchange Agent, until the surrender of such stock certificate. Subject to the effect of applicable escheat or similar laws, following surrender of any such stock certificate there will be paid to the holder of whole FreeSeas shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the effective time of the Merger theretofore paid with respect to such whole FreeSeas shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time of the Merger but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole FreeSeas shares.
      No Further Ownership Rights in Trinity Securities. All FreeSeas Securities issued will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Trinity Securities formerly represented by such Trinity Securities. At the close of business on the day on which the effective time of the Merger occurs, the stock transfer books of Trinity will be closed, and there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Trinity Securities that were outstanding immediately prior to the effective time of the Merger. If, after the effective time of the Merger, Trinity Securities are presented to the Surviving Corporation or the Exchange Agent for transfer or any other reason, they will be canceled and exchanged.
      Fractional Shares. No fractional shares of FreeSeas common stock will be issued in the merger. The number of FreeSeas shares that would include a fractional share of FreeSeas common stock to be issued to the holder of a stock certificate previously evidencing Trinity Capital Stock will be rounded up to the next highest whole number of shares of FreeSeas common stock.
      Termination of Exchange of FreeSeas Securities. Any portion of the FreeSeas Securities that remain undistributed to the holders of the Trinity Securities for six months after the effective time of the Merger will, upon demand by FreeSeas, be delivered to FreeSeas. Any holders of the Trinity Securities may thereafter look only to FreeSeas for the FreeSeas Securities.
      No Liability. None of the Exchange Agent, the Surviving Corporation or any party to the Merger Agreement will be liable to a holder of FreeSeas shares or Trinity Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
      Lost, Stolen or Destroyed Trinity Securities. In the event any Trinity Securities have been lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Trinity Security, upon the making of an affidavit and indemnity of that fact by the holder thereof in a form that is reasonably acceptable to the Exchange Agent, the required number of FreeSeas Securities; provided, however, that FreeSeas may, in its reasonably commercial discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Trinity Securities to deliver a bond in such sum as it may reasonably direct against any claim that may be made against FreeSeas or the Exchange Agent with respect to the Trinity Securities alleged to have been lost, stolen or destroyed.
Representations and Warranties
      In the Merger Agreement, the parties have made customary representations and warranties about themselves concerning various business, legal, financial, regulatory and other pertinent matters. These representations and warranties survive for a one year period following the Merger. Under certain circumstances, each of the parties may decline to complete the Merger if the inaccuracy of the other party’s representations and warranties has a material adverse effect on the other party.
Covenants

Conduct of Business Prior to Effective Time of the Merger
      Each of Trinity, the FreeSeas Shareholders and FreeSeas have agreed that, until the effective time of the Merger:

•	each of Trinity and FreeSeas shall conduct its business in the ordinary and usual course of business and consistent with past practice;

•	each of Trinity and FreeSeas shall not (i) split, combine or reclassify its outstanding capital stock or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, (ii) spin-off any assets or businesses, (iii) engage in any transaction for the purpose of effecting a recapitalization, or (iv) engage in any transaction or series of related transactions which has a similar effect to any of the foregoing;

•	each of Trinity and FreeSeas shall not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire, any shares of its capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock or amend or modify the terms and conditions of any of the foregoing, provided, however, that it may issue shares upon exercise of outstanding options, warrants or stock purchase rights;

•	each of Trinity and FreeSeas shall not (i) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock, other than as required by the governing terms of such securities, (ii) take or fail to take any action which action or failure to take action would cause it or its stockholders (except to the extent that any stockholders receive cash in lieu of fractional shares) to recognize gain or loss for tax purposes as a result of the consummation of the Merger, (iii) make any acquisition of any material assets (except in the ordinary course of business) or businesses,

(iv) sell any material assets (except in the ordinary course of business) or businesses, or (v) enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

•	each of Trinity and FreeSeas shall use reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with suppliers, distributors, customers, and others having business relationships with it, and not engage in any action, directly or indirectly, with the intent to impact adversely the transactions contemplated by the Merger Agreement;

•	each of Trinity and FreeSeas shall confer on a regular basis with one or more representatives of the other to report on material operational matters and the general status of ongoing operations; and

•	each of Trinity and FreeSeas shall file with the SEC all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it pursuant to the Exchange Act.

No Solicitation of Transactions
      FreeSeas and the FreeSeas Shareholders have agreed that, prior to the effective time of the Merger or the termination or abandonment of the Merger Agreement, neither FreeSeas nor the FreeSeas Shareholders will, and will not give authorization or permission to any of FreeSeas’ directors, officers, employees, agents or representatives to, and each will use all reasonable efforts to see that such persons do not, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing information), any merger, consolidation, other business combination involving FreeSeas or any of its subsidiaries, acquisition of all or any substantial portion of the assets or capital stock of FreeSeas or any of its subsidiaries or inquiries or proposals concerning or which may reasonably be expected to lead to any of the foregoing (a “FreeSeas Acquisition Transaction”) or negotiate, explore or otherwise knowingly communicate in any way with any third party (other than Trinity or its affiliates) with respect to any FreeSeas Acquisition Transaction or enter into any agreement, arrangement or understanding requiring FreeSeas or the FreeSeas Shareholders to abandon, terminate or fail to consummate the Merger or any other transaction expressly contemplated by the Merger Agreement, or contemplated to be a material part thereof. FreeSeas or the FreeSeas Shareholders have agreed to advise Trinity in writing of any bona fide inquiries or proposals relating to any FreeSeas Acquisition Transaction within one business day following receipt by FreeSeas or any of the FreeSeas Shareholders of any such inquiry or proposal.
      Trinity has agreed that, prior to the effective time of the Merger or the termination or abandonment of the Merger Agreement, Trinity will not give authorization or permission to any of its directors, officers, employees, agents or representatives to, and each will use all reasonable efforts to see that such persons do not, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing information), any merger, consolidation, other business combination involving Trinity, acquisition of all or any substantial portion of the assets or capital stock of Trinity, or inquiries or proposals which may reasonably be expected to lead to any of the foregoing (a “Trinity Acquisition Transaction”) or negotiate, explore or otherwise knowingly communicate in any way with any third party (other than the FreeSeas Shareholders) with respect to any Trinity Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction expressly contemplated by the Merger Agreement, or contemplated to be a material part thereof. Trinity has agreed to advise the FreeSeas Shareholders in writing of any bona fide inquiries or proposals relating to a Trinity Acquisition Transaction, within one business day following Trinity’s receipt of any such inquiry or proposal.

Access to Information
      Each of Trinity and FreeSeas has agreed to afford to the other and the other’s accountants, counsel, financial advisors and other representatives reasonable access during normal business hours throughout the period prior to the effective time of the Merger to all properties, books, contracts, commitments and records (including, but not limited to, tax returns) of it and, during such period, will furnish promptly

(a) a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws or filed by it during such period with the SEC in connection with the transactions contemplated by the Merger Agreement or which may have a material adverse effect on it and (b) such other information concerning its business, properties and personnel as the other reasonably requests. All non-public documents and information furnished to Trinity, FreeSeas or the FreeSeas Shareholders, as the case may be, in connection with the transactions contemplated by the Merger Agreement will be deemed to have been received, and will be held by the recipient, in confidence, except that Trinity and the FreeSeas Shareholders, as applicable, may disclose such information as may be required under applicable law or as may be necessary in connection with FreeSeas’ registration statement and this joint proxy statement/ prospectus.

FreeSeas Registration Statement
      FreeSeas has agreed to file with the SEC a registration statement (the “FreeSeas Registration Statement”) that includes this joint proxy statement/ prospectus. FreeSeas has agreed to use all reasonable best efforts to have the FreeSeas Registration Statement declared effective by the SEC as promptly as practicable. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the FreeSeas Registration Statement or this joint proxy statement/ prospectus may be made by FreeSeas, without providing Trinity a reasonable opportunity to review and comment thereon. FreeSeas has agreed to advise Trinity, promptly after it receives notice thereof, of the time when the FreeSeas Registration Statement has become effective or any supplement or amendment has been filed to the FreeSeas Registration Statement or this joint proxy statement/ prospectus, the issuance of any stop order, the suspension of the qualification of FreeSeas shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the FreeSeas Registration Statement, this joint proxy statement/ prospectus or comments thereon and responses thereto or requests by the SEC for additional information.
      Trinity and FreeSeas also agreed to promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with the preparation and filing of the FreeSeas Registration Statement and this joint proxy statement/ prospectus and agreed to cooperate with one another and use their respective best efforts to facilitate the expeditious consummation of the transactions contemplated by the Merger Agreement.

SEC Filings by Trinity
      Trinity has agreed to file with the SEC any document required to be filed by it in connection with the Merger and the Trinity Class B stockholders’ approval.

Trinity Class B Stockholders’ Approval
      Trinity has agreed to use its reasonable best efforts to obtain Trinity Class B stockholder approval and adoption (including having less than 20% of Trinity Class B stockholders exercise their redemption rights) of the Merger Agreement and the transactions contemplated thereby following the date upon which the FreeSeas Registration Statement is declared effective by the SEC. Trinity agreed, through its Board of Directors, to recommend to the holders of Trinity Capital Stock approval of the Merger Agreement and the transactions contemplated by the Merger Agreement.

Exchange Act Listing/ Stock Exchange Listing
      FreeSeas has agreed to register its common stock pursuant to the Exchange Act. In addition, Trinity and FreeSeas have agreed to use their respective reasonable best efforts to cause the listing (upon notice of issuance, as applicable), at or before the consummation of the merger, on the NASDAQ SmallCap Market of the FreeSeas shares issued in the merger, the FreeSeas Exchange Securities, the shares of FreeSeas underlying the FreeSeas Exchange Securities, the shares held by FreeSeas shareholders, the options and warrants issued to FreeSeas shareholders and the shares underlying those options and warrants (the “Exchange Act Listing”).

Trinity Warrants and Trinity Options
      At the effective time of the Merger, each then outstanding Trinity warrant and option and all rights with respect to Trinity Capital Stock under that Trinity warrant or option will be converted into the corresponding FreeSeas Exchange Securities. The corresponding FreeSeas Exchange Securities will contain the same terms, conditions and restrictions that were applicable to the Trinity warrants and options. Prior to the effective time of the Merger, FreeSeas has agreed to take all necessary actions, including the reservation and listing of a number of FreeSeas shares at least equal to the number of FreeSeas shares subject to the FreeSeas Exchange Securities, for the issuance of such FreeSeas shares upon the exercise of the FreeSeas Exchange Securities.

Agreement to Cooperate
      Each of the parties has agreed to cooperate and use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the merger.

Public Statements
      The parties have agreed to consult with each other prior to issuing any press release or any written public statement with respect to the Merger Agreement or the transactions contemplated thereby.

Corrections to the Proxy Statement and the FreeSeas Registration Statement
      Each of FreeSeas, the FreeSeas Shareholders and Trinity has agreed to correct promptly any information provided by it to be used specifically in this joint proxy statement/ prospectus and the FreeSeas Registration Statement that shall have become false or misleading in any material respect and agreed to take all steps necessary to file with the SEC and have cleared by the SEC any amendment or supplement to this joint proxy statement/ prospectus and the FreeSeas Registration Statement so as to correct the same and to cause appropriate dissemination thereof to the stockholders of Trinity, to the extent required by applicable law.

Post-Closing Board Observation Rights
      For a period of one (1) year following the Merger, the current Trinity directors have the right to send a representative to observe each meeting of the Board of Directors of FreeSeas. Absent his illness or unavailability, Mr. Lawrence Burstein will be the designated representative for such purpose. During such period, FreeSeas will provide such representative with written notice of each such meeting sufficiently in advance thereof to permit attendance thereat, and an agenda and minutes thereof. FreeSeas has agreed to reimburse such representative for his reasonable out-of-pocket expenses incurred in connection with his attendance at each such meeting, including, but not limited to, the cost of transportation, lodging and food.

Employment Agreements
      Each of George D. Gourdomichalis, Efstathios D. Gourdomichalis and Ion G. Varouxakis has agreed to enter into employment agreements with FreeSeas on terms reasonably satisfactory to Trinity.

Assignment by FreeSeas Shareholders
      The shareholders of FreeSeas when the Merger Agreement was executed were V Capital and G. Bros, both Marshall Island corporations. Ion G. Varouxakis is the sole shareholder of V Capital, and George D. Gourdomichalis and Efstathios D. Gourdomichalis are the only shareholders of G. Bros. The parties have agreed that V Capital and G. Bros may transfer and assign all but not less than all of their shares in FreeSeas each to another company prior to the filing of the FreeSeas Registration Statement, provided that with respect to any such company (a) one or more of George D. Gourdomichalis, Efstathios D. Gourdomichalis and Ion G. Varouxakis are the sole registered and beneficial shareholders of such company and (b) at least ten (10) days’ prior written notice shall have been given to Trinity. In the case of any such permitted transfer and assignment, the transferee or assignee will execute a counterpart signature page to the Merger Agreement, will be a FreeSeas Shareholder for all purposes of the Merger Agreement, will be deemed to have made all of the representations, warranties and covenants of an FreeSeas Shareholder under the Merger Agreement and will have all the rights and obligations of an FreeSeas Shareholder under the Merger Agreement.
      V Capital and G. Bros subsequent to execution of the Merger Agreement transferred and assigned all of their shares in FreeSeas to the following companies, all of which are incorporated in the Republic of the Marshall Islands: Alastor Investments S.A., The Mida’s Touch S.A. and N.Y. Holdings S.A. See “The Parties to the Merger-FreeSeas Principal Shareholders.” These companies have each executed an instrument of joinder to the Merger Agreement.
Conditions to the Merger

Conditions to Each Party’s Obligations to Effect the Merger
      The respective obligation of each party to effect the Merger is subject to the fulfillment of the following conditions:

•	Trinity shall have obtained approval of its Class B stockholders;

•	The FreeSeas Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order;

•	The FreeSeas shares issuable to Trinity’s stockholders, the FreeSeas shares issued to the FreeSeas Shareholders, the FreeSeas Exchange Securities and the stock issuable upon exercise thereof shall have been approved for the Stock Exchange Listing and the Exchange Act Listing, subject to any notice of issuance or similar requirement;

•	No preliminary or permanent injunction or other order or decree by any governmental authority which prevents or materially burdens the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted);

•	No action shall have been taken, and no statute, rule or regulation shall have been enacted, by any governmental authority, which would prevent or materially burden the consummation of the Merger; and

•	All consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the effective time of the Merger without any material limitations or conditions.

Conditions to Obligations of FreeSeas and the FreeSeas Shareholders to Effect the Merger
      Unless waived by the FreeSeas Shareholders, the obligation of the FreeSeas Shareholders to effect the Merger is also subject to the following additional conditions:

•	Trinity shall have performed in all material respects its agreements contained in the Merger Agreement required to be performed on or prior to the closing date and the representations and warranties of Trinity contained in the Merger Agreement shall be true and correct in all material respects (except for those representations and warranties which are themselves limited by a reference to materiality, which shall be true and correct in all respects other than as modified) on and as of (i) the date made and (ii) the closing date (in each case except in the case of representations and warranties expressly made solely with reference to a particular date, which shall be true and correct in all material respects as of such date) and FreeSeas and the FreeSeas Shareholders shall have received a certificate of the President of Trinity to that effect;

•	FreeSeas shall have received an opinion from Seward & Kissel LLP, counsel to Trinity, in form and substance reasonably satisfactory to FreeSeas and its counsel, which shall include, among other things, an opinion that there will not be any recognition of gain to Trinity or Trinity stockholders upon consummation of the Merger;

•	FreeSeas shall have received a “comfort” letter from J.H. Cohn LLP, independent public accountants for Trinity, with respect to certain financial statements of Trinity and other related financial information included in this joint proxy statement/ prospectus in customary form;

•	Since the date of the Merger Agreement, there shall not have been any material adverse effect with respect to Trinity, the likelihood of which was not previously disclosed to FreeSeas and the FreeSeas Shareholders by Trinity or contemplated by the Merger Agreement and Trinity shall have engaged in no business activity since the date of its incorporation other than conducting a public offering of its securities and, thereafter, seeking to effect a merger or similar business combination with an operating business;

•	FreeSeas shall have received a certificate from the corporate Secretary of Trinity, together with a certified copy of the resolutions duly authorized by Trinity’s Board of Directors authorizing the merger and, if applicable, the transactions contemplated by the Merger Agreement;

•	FreeSeas shall have received a certificate of good standing for Trinity from the Secretary of State of the State of Delaware dated as of a date that is within five days of the closing date;

•	Trinity shall have furnished to the FreeSeas Shareholders such additional certificates and other customary closing documents as FreeSeas and the FreeSeas Shareholders may have reasonably requested;

•	At the effective time of the Merger, Trinity shall have approximately $7,400,000 but not less than $7,000,000 in cash or cash equivalents after giving effect to (a) the payment or accrual on or prior to the effective time of the merger of all expenses incurred by Trinity, including, but not limited to, the fees and expenses of Trinity’s attorneys, accountants and investment bankers (including HCFP), and (b) the aggregate payments to be made to Trinity Class B stockholders exercising their redemption rights and dissenting Trinity stockholders who exercise their statutory appraisal rights, in connection with the transactions contemplated by the Merger Agreement;

•	At closing, the Trinity capitalization shall be unchanged from that set forth in the Merger Agreement (other than to reflect issuances, if any, of Trinity common stock upon exercises prior to the effective time of the Merger of Trinity’s warrants);

•	FreeSeas and the FreeSeas Shareholders shall have received a lock-up letter agreement signed by each officer and director of Trinity, in form and substance satisfactory to FreeSeas, the FreeSeas Shareholders and Trinity (“Lock-Up Agreements”);

•	FreeSeas and the FreeSeas Shareholders shall have received written resignations from each of Trinity’s directors and officers and which resignations, by their respective terms, shall become effective immediately prior to the effective time of the Merger;

•	Trinity shall have conducted the operation of its business in material compliance with all applicable laws and all approvals required of Trinity under applicable law to enable Trinity to perform its obligations under the Merger Agreement shall have been obtained; and

•	All corporate proceedings of Trinity in connection with the Merger and the other transactions contemplated by the Merger Agreement and all agreements, instruments, certificates, and other documents delivered to the FreeSeas Shareholders by or on behalf of Trinity pursuant to the Merger Agreement shall be reasonably satisfactory to FreeSeas and the FreeSeas Shareholders and their counsel.

Conditions to Obligations of Trinity to Effect the Merger
      Unless waived by Trinity, the obligations of Trinity to effect the Merger shall also be subject to the fulfillment of the additional following conditions:

•	FreeSeas and the FreeSeas Shareholders shall have performed in all material respects their agreements contained in the Merger Agreement required to be performed on or prior to the closing date and the representations and warranties of FreeSeas and the FreeSeas Shareholders contained in the Merger Agreement shall be true and correct in all material respects (except for those representations and warranties which are themselves limited by a reference to materiality, which shall be true and correct in all respects, other than as modified) on and as of (i) the date made and (ii) the closing date (in each case except in the case of representations and warranties expressly made solely with reference to a particular date which shall be true and correct in all material respects as of such date) and Trinity shall have received a Certificate of each of the FreeSeas Shareholders and of the President of FreeSeas to that effect;

•	Trinity shall have received an opinion from Broad and Cassel, counsel to FreeSeas, in form and substance reasonably satisfactory to Trinity and its counsel;

•	Trinity shall have received a “comfort” letter from PricewaterhouseCoopers S.A., independent certified public accountants for FreeSeas, with respect to certain financial statements of FreeSeas and other related financial information included in this joint proxy statement/ prospectus in customary form;

•	Trinity shall have received:

(1) A Certificate of Ownership and Encumbrance issued by the Office of the Maritime Administrator, Republic of the Marshall Islands, dated not more than five business days prior to the closing, confirming that Adventure Two S.A. is the owner of the Free Destiny free and clear of any lien other than as disclosed in the Merger Agreement;

(2) A Certificate of Ownership and Encumbrance issued by the Office of the Maritime Administrator, Republic of the Marshall Islands, dated not more than five business days prior to the closing, confirming that Adventure Three S.A. is the owner of the Free Envoy free and clear of any lien other than as disclosed in the Merger Agreement;

(3) A Certificate of Ownership and Encumbrance issued by the Office of the Maritime Administrator, Republic of the Marshall Islands, dated not more than five business days prior to the closing, confirming that Adventure Four S.A. is the owner of the Free Fighter free and clear of any lien other than as disclosed in the Merger Agreement;

(4) A certificate by Lloyd’s Register of Shipping dated not more than ten business days prior to the closing, to the effect that the Free Destiny is in class without overdue recommendation;

(5) A certificate by the Korean Register of Shipping dated not more than ten business days prior to the closing, to the effect that the Free Envoy is in class without overdue recommendation;

(6) A certificate by Lloyd’s Register of Shipping dated not more than ten business days prior to the closing, to the effect that the Free Fighter is in class without overdue recommendation; and

(7) Facsimile advice, dated the closing date, from one or more protection and indemnity insurance clubs to the effect that each of FreeSeas’ vessels is or are entered therein, as applicable, as of that date.

•	At closing, FreeSeas’ capitalization shall be unchanged from that set forth in the Merger Agreement;

•	Trinity shall have received a certificate of the corporate Secretary of FreeSeas together with a certified copy of the resolutions duly authorized by the Board of Directors and FreeSeas Shareholders authorizing the Merger and the transactions contemplated by the Merger Agreement;

•	Trinity shall have received a certificate of good standing for FreeSeas from the Registrar of Corporations of the Republic of the Marshall Islands dated as of a date that is within five days of the closing date;

•	FreeSeas and the FreeSeas Shareholders shall have furnished to Trinity such additional certificates and other customary closing documents as Trinity may have reasonably requested;

•	Since the date of the Merger Agreement there shall not have been any material adverse effect with respect to FreeSeas, the likelihood of which was not previously disclosed to Trinity by FreeSeas and the FreeSeas Shareholders;

•	Trinity shall have received Lock-Up Agreements from each FreeSeas Shareholder;

•	Each of George D. Gourdomichalis, Efstathios D. Gourdomichalis and Ion G. Varouxakis shall have executed employment agreements with FreeSeas;

•	FreeSeas, the shareholders of FreeSeas, Adventure Two S.A and Adventure Three S.A. shall have each amended their respective Articles of Incorporation and By-laws on terms reasonably satisfactory to Trinity, including, but not limited to, removing any ability of such company to issue bearer shares, and such documents shall be in full force and effect;

•	FreeSeas shall be the sole registered and beneficial shareholder of Adventure Two S.A. and Adventure Three S.A.;

•	Alastor Investments, S.A., The Mida’s Touch, S.A., and N.Y. Holdings S.A. (or their permitted transferees or assignees under the Merger Agreement) shall be the sole registered and beneficial shareholders of FreeSeas;

•	One or more of George D. Gourdomichalis, Efstathios D. Gourdomichalis and Ion G. Varouxakis shall be the sole registered and beneficial shareholders of Alastor Investments, S.A., The Mida’s Touch, S.A., and N.Y. Holdings S.A. (or their permitted transferees or assignees under the Merger Agreement); and

•	All corporate proceedings of FreeSeas and the FreeSeas Shareholders in connection with the merger and the other transactions contemplated by the Merger Agreement and all agreements, instruments, certificates and other documents delivered to Trinity by or on behalf of FreeSeas and the FreeSeas Shareholders pursuant to the Merger Agreement shall be in substantially the form called for under the Merger Agreement or otherwise reasonably satisfactory to Trinity and its counsel.
Termination of the Merger Agreement
      The Merger Agreement may be terminated at any time prior to the closing date:

•	by mutual consent in writing of Trinity and the FreeSeas Shareholders;

•	unilaterally upon written notice by Trinity to the FreeSeas Shareholders upon the occurrence of a material adverse effect with respect to FreeSeas, the likelihood of which was not previously disclosed to Trinity in writing by the FreeSeas Shareholders prior to the date of the Merger Agreement;

•	unilaterally upon written notice by the FreeSeas Shareholders to Trinity upon the occurrence of a material adverse effect with respect to Trinity, the likelihood of which was not previously disclosed to the FreeSeas Shareholders in writing by Trinity prior to the date of the Merger Agreement;

•	unilaterally upon written notice by Trinity to the FreeSeas Shareholders in the event a material breach of any material representation or warranty of FreeSeas or the FreeSeas Shareholders contained in the Merger Agreement (unless such breach shall have been cured within ten days after the giving of such notice by Trinity), or the willful failure of FreeSeas or the FreeSeas Shareholders to comply with or satisfy any material covenant or condition of FreeSeas or the FreeSeas Shareholders contained in the Merger Agreement;

•	unilaterally upon written notice by the FreeSeas Shareholders to Trinity in the event of a material breach of any material representation or warranty of Trinity contained in the Merger Agreement (unless such breach shall have been cured by Trinity within ten days after the giving of such notice by the FreeSeas Shareholders), or Trinity’s willful failure to comply with or satisfy any material covenant or condition of Trinity contained in the Merger Agreement, or if Trinity fails to obtain the approval of its Class B stockholders; or

•	unilaterally upon written notice by either Trinity or the FreeSeas Shareholders to the other if the merger is not consummated for any reason by the close of business on September 30, 2005.
Effect of Termination
      In the event of termination of the Merger Agreement by either Trinity or the FreeSeas Shareholders, the Merger Agreement shall forthwith become void and there shall be no further obligation on the part of either FreeSeas and the FreeSeas Shareholders or Trinity (except with respect to confidential information and payment of expenses, which shall survive such termination). No party shall be relieved from liability for any breach of the Merger Agreement.
Expenses
      Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereunder shall be paid by the party incurring such costs and expenses, except as otherwise specifically provided for in the Merger Agreement.
Indemnification
      FreeSeas and each FreeSeas Shareholder agreed to indemnify and hold harmless Trinity and the Trinity stockholders (in the aggregate, in proportion to each such Trinity stockholder’s ownership of the capital stock of FreeSeas, on a fully diluted basis) and each of their affiliates and their respective fiduciaries, directors, officers, controlling persons, representatives and agents against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses and costs of investigation) (a “Loss”) arising, directly or indirectly, out of or in connection with (i) any breach of any representation or warranty of FreeSeas or the FreeSeas Shareholders contained in the Merger Agreement, or (ii) any breach of any covenant or agreement of FreeSeas or the FreeSeas Shareholders contained in the Merger Agreement.
      Trinity agreed to indemnify and hold harmless FreeSeas and the FreeSeas Shareholders (in the aggregate, in proportion to each such FreeSeas Shareholder’s ownership of the capital stock of FreeSeas, on a fully diluted basis) and each of their affiliates and their respective fiduciaries, directors, officers, controlling persons, representatives and agents against and hold them harmless from any Loss arising, directly or indirectly, out of or in connection with (i) any breach of any representation or warranty of Trinity contained in the Merger Agreement, or (ii) any breach of any covenant or agreement of Trinity contained in the Merger Agreement.

INDUSTRY
      Drybulk shipping refers to the transport of certain commodities by sea between various ports. These commodities are often divided into two categories – major bulks and minor bulks. Major bulks include items such as coal, iron ore and grains, while minor bulks include items such as aluminum, phosphate rock, fertilizer raw materials, agricultural and mineral cargo, cement, forest products and some steel products, including scrap.
      There are four main classes of bulk carriers — Handysize, Handymax, Panamax and Capesize. These classes represent the sizes of the vessel carrying the cargo in terms of deadweight ton (“dwt”) capacity, which is defined as the total weight including cargo that the vessel can carry when loaded to a defined load line on the vessel. Handysize vessels are the smallest of the four categories and include those vessels weighing up to 30,000 dwt. Handymax carriers are those vessels that weigh between 30,000 and 55,000 dwt, while Panamax vessels are those ranging from 55,000 dwt to 80,000 dwt. Vessels over 80,000 dwt are called Capesize vessels.
      Drybulk carriers are ordinarily chartered either through a voyage charter or a time charter or under a longer term contract of affreightment. Under a voyage charter, the owner agrees to provide a vessel for the transport of cargo between specific ports in return for the payment of an agreed freight rate per ton of cargo or an agreed dollar lump sum amount. Voyage costs, such as canal and port charges and bunker expenses, are the responsibility of the owner. Under a time charter, the ship owner places the vessel at the disposal of a charterer for a given period of time in return for a specified rate (either hire per day or a specified rate per dwt capacity per month) with the voyage costs being the responsibility of the charterer. In both voyage charters and time charters, operating costs (such as repairs and maintenance, crew wages and insurance premiums) are the responsibility of the ship owner. The duration of time charters varies, depending on the evaluation of market trends by the ship owner and by charterers. Occasionally, drybulk vessels are chartered on a bareboat basis. Under a bareboat charter, operations of the vessels and all operating costs are the responsibility of the charterer, while the owner only pays the financing costs of the vessel. A contract of affreightment (“COA”) is another type of charter relationship where a charterer and a ship owner enter into a written agreement pursuant to which identified cargo will be carried over a specified period of time. COA’s benefit charterers by providing them with fixed transport costs for a commodity over an identified period of time. COA’s benefit ship owners by offering ascertainable revenue over that same period of time and eliminating the uncertainty that would otherwise be caused by the volatility of the charter market.
THE PARTIES TO THE MERGER
Trinity

General
      Trinity is a blank check corporation organized under the laws of the State of Delaware on April 14, 2004. Trinity was formed to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business. On July 29, 2004, Trinity effected an initial public offering of its securities which closed on August 4, 2004, pursuant to which it issued 143,750 Series A Units and 747,500 Series B Units, including 18,750 Series A Units and 97,500 Series B Units issued upon exercise of the underwriters’ over-allotment option. Each Series A Unit consists of two shares of Trinity common stock, five Class W Warrants and five Class Z Warrants and each Series B Unit consists of two shares of Trinity Class B common stock, one Class W Warrant and one Class Z Warrant. Each Class W Warrant and Class Z Warrant entitles the holder to purchase one share of Trinity common stock at a price of $5.00. To date, Trinity has engaged in no activities other than activities incident to its formation, general and administrative activities and activities related to the merger.

Property
      Trinity maintains its executive offices at 245 Fifth Avenue, Suite 1600, New York, New York 10016 and its telephone number is (212) 696-4282. The cost for this space is included in the $4,000 per-month fee Unity Venture Capital Associates (“Unity”), an affiliate of Lawrence Burstein, charges Trinity for office and secretarial services pursuant to a letter agreement between Trinity and Unity. Trinity believes, based on rents and fees for similar services in the New York metropolitan area, that the fee charged by Unity is at least as favorable as Trinity could have obtained from an unaffiliated person.

Employees
      Lawrence Burstein, Trinity’s President and Treasurer, and James Scibelli, Trinity’s Chairman and Secretary, are Trinity’s only executive officers. These individuals are not obligated to contribute any specific number of hours per week and they devote only as much time as they deem necessary to Trinity’s affairs. Trinity does not have any full time employees.

Competition
      In identifying, evaluating and selecting a target business, Trinity encounters competition from other entities having similar business objectives. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than Trinity and Trinity’s financial resources may be relatively limited when compared with those of many of these competitors. While Trinity believes there are numerous potential target businesses that it could acquire, its ability to compete in acquiring certain sizable target businesses is limited by its available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of a target business. Further:

•	Trinity’s obligation to seek Class B stockholder approval of a business combination may delay the completion of a transaction;

•	Trinity’s obligation to convert into cash shares of Class B common stock held by its Class B stockholders in certain instances may reduce the resources available to Trinity for a business combination; and

•	Trinity’s outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses.
Any of these obligations may place Trinity at a competitive disadvantage in successfully negotiating a business combination. Trinity’s management believes, however, that its status as a public entity and potential access to the United States of America public equity markets may give it a competitive advantage over privately-held entities having a similar business objective as Trinity in acquiring a target business with significant growth potential on favorable terms.

Legal Proceedings
      Trinity is not currently a party to any litigation, and is not aware of any threatened litigation that would have a material adverse effect on its business.

Management
      Trinity’s current directors and executive officers are as follows:

Name	Age	Position

Lawrence Burstein	62	President, Treasurer and Director
James Scibelli	55	Chairman and Secretary
David Buckel	43	Director
Theodore Kesten	48	Director
      Lawrence Burstein has served as Trinity’s President, Treasurer and a member of its Board of Directors since Trinity’s inception. Since March 1996, Mr. Burstein has been president and a principal stockholder of Unity, a private investment company. For approximately ten years prior to 1996, Mr. Burstein was the president, a director and principal stockholder of Trinity Capital Corporation, a private investment company. Trinity Capital Corporation ceased operations upon the formation of Unity in 1996. Mr. Burstein is also a director of THQ, Inc., a Nasdaq National Market-listed developer and publisher of interactive entertainment software for the major hardware platforms in the home video industry; CAS Medical Systems, Inc., an OTC Bulletin Board-listed company which manufactures and markets blood pressure monitors and other disposable products principally for the neonatal market; Medical Nutrition USA, Inc., an OTC Bulletin Board-listed company which principally manufactures and distributes nutritional products for the elder care market; I.D. Systems, Inc., a Nasdaq National Market-listed company, which designs, develops and produces a wireless monitoring and tracking system which uses radio frequency technology; and Traffix, Inc., a Nasdaq National Market-listed marketing company that develops and operates internet-based marketing programs as well as direct marketing programs. Mr. Burstein received a Bachelor of Arts degree from the University of Wisconsin and Bachelor of Laws degree from Columbia Law School.
      James Scibelli has served as Trinity’s Chairman of the Board and Secretary since Trinity’s inception. Since March 1986, Mr. Scibelli has served as president of Roberts & Green, Inc., a New York financial consulting firm offering a variety of financial and investment consulting services. Mr. Scibelli is also a member of RG Securities LLC, a licensed broker-dealer in New York, and since August 1998, has served as president of Luxury Limousine and Transportation. From 1993 through August 2004, Mr. Scibelli was a director of Acclaim Entertainment, Inc., a Nasdaq SmallCap Market-listed company that develops and markets interactive entertainment software. Acclaim Entertainment filed a voluntary petition under Chapter 7 of the Federal Bankruptcy Code on September 1, 2004.
      David Buckel has served as a member of Trinity’s Board of Directors since Trinity’s inception. From July 2003 until May 2004, Mr. Buckel served as financial vice president of Internap Network Services Corporation, an American Stock Exchange-listed company that provides managed internet connectivity solutions, and has served as its chief financial officer since May 2004. Mr. Buckel was senior manager and president of AJC Finance & Marketing Group, a management and financial consulting firm, from November 2002 to June 2003; senior vice president and chief financial officer of Interland, Inc., a Nasdaq National Market-listed company that provides online solutions for small-and-medium-sized businesses, from March 2001 to November 2002; senior vice president and chief financial officer of AppliedTheory Corporation, a provider of Internet business solutions, from 1995 to 2001; and corporate controller of Suit-Kote Corporation, a manufacturer of road materials, from 1987 to 1995. AppliedTheory filed a voluntary petition under Chapter 11 of the Federal Bankruptcy Code on April 17, 2002. Mr. Buckel had no affiliation with AppliedTheory at the time of its Chapter 11 filing. A Certified Management Accountant, Mr. Buckel received a Master of Business Administration degree from Syracuse University and a Bachelor of Science degree in Accounting from Canisius College.
      Theodore Kesten has served as a member of Trinity’s Board of Directors since Trinity’s inception. Since 1998, he has been chairman and chief executive officer of Belmay, Inc., a global designer and manufacturer of fragrances and flavors. He has been employed by Belmay since 1988 in positions of increasing responsibility including chief financial officer, chief operating officer and president. Mr. Kesten received a Bachelor of Arts degree from Emory University and a Master of Business Administration degree from New York University.
      Trinity’s Board of Directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of Theodore Kesten, will expire at Trinity’s first annual meeting of stockholders. The term of office of the second class of directors, consisting of David Buckel, will expire at the second annual meeting. The term of office of the third class of directors, consisting of Lawrence Burstein and James Scibelli, will expire at the third annual meeting.
      Trinity does not have an audit committee of its Board of Directors nor does it have an audit committee financial expert, because Trinity does not believe the nature of its business is such that an audit committee or audit committee financial expert would be useful or necessary. Furthermore, Trinity’s equity securities are not listed on an exchange or automated quotation system that requires its listed companies to appoint an audit committee.
      Trinity has not adopted a Code of Ethics that applies to its principal executive officer or principal financial officer, or persons performing similar functions, primarily because Trinity does not have any operations.

Executive Compensation
      No executive officer of Trinity has received any cash compensation for services rendered. Trinity pays Unity, an affiliate of Lawrence Burstein, a fee of $4,000 monthly for providing Trinity with office space and certain office and secretarial services. However, this arrangement is solely for Trinity’s benefit and is not intended to provide Mr. Burstein compensation in lieu of a salary. Other than this $4,000 monthly fee, no compensation of any kind, including finder’s and consulting fees, are paid to any of Trinity’s officers and directors, or any of their respective affiliates, for services rendered to Trinity. However, Trinity’s officers and directors are reimbursed for out-of-pocket expenses incurred in connection with activities on Trinity’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there is no review of the reasonableness of the expenses by anyone other than Trinity’s Board of Directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Because none of Trinity’s directors are deemed “independent,” Trinity does not have the benefit of independent directors examining the propriety of expenses incurred on its behalf and subject to reimbursement.

Trinity Principal Stockholders
      The following table sets forth information as of June 30, 2005, based on information obtained from the persons named below, with respect to the beneficial ownership of shares of Trinity common stock or Class B common stock by (i) each person known by Trinity to be the owner of more than 5% of outstanding shares of common stock or Class B common stock, (ii) each director and (iii) all officers and directors as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of common stock and Class B common stock shown as beneficially owned by them.

	Common Stock(1)		Class B Common Stock(1)

			Number of
	Number of		Shares of
	Shares of		Class B
	Common Stock		Common Stock
	Beneficially	Ownership	Beneficially	Ownership
Name and Address of Beneficial Owner	Owned	Percentage	Owned	Percentage

Edward S. Gutman(2)	—	—	146,700	9.8%
Jack Silver(3)	48,000	16.7	100,000	6.7%
Ramapo Trust(4)	—	—	90,000	6.0%
Lawrence Burstein(5)	16,050	5.6	—	—
James Scibelli	50	*	—	—
David Buckel	—	—	—	—
Theodore Kesten	—	—	—	—
All directors and executive officers as a group (4 persons)	16,100	5.6	—	—

*	Represents beneficial ownership of less than 1%.

(1)	Does not include shares of common stock issuable upon exercise of Class W Warrants and Class Z Warrants which are beneficially owned by each of the persons named in the above table but which are not exercisable until the later of (i) July 29, 2005 or (ii) the earlier of (a) the consummation by

Trinity of a business combination or (b) the distribution of Trinity’s trust fund to its Class B stockholders.

(2)	Based on information contained in a Schedule 13G filed by Edward S. Gutman in March 2005, Mr. Gutman has sole power to vote or to direct the vote, and sole power to dispose or direct the disposition, of 146,700 shares of Trinity Class B common stock. Such Schedule 13G states that 21,000 of such shares are held by the Gutman Family Foundation, of which Mr. Gutman is the President.

(3)	Based on information contained in two Schedule 13G’s filed by Jack Silver in February 2005, Mr. Silver has sole power to vote or to direct the vote, and sole power to dispose or direct the disposition, of 48,000 shares of common stock and 100,000 shares of Trinity Class B common stock. Such Schedule 13G states that all of such shares are held by the Sherleigh Associates Profit Sharing Plan, a trust of which Mr. Silver is the trustee.

(4)	Based on information contained in a Schedule 13G filed by Ramapo Trust in October 2004, Ramapo Trust has sole power to vote or to direct the vote, and sole power to dispose or direct the disposition, of 45,000 Series B Units, which consists of 90,000 shares of Class B common stock, Class W Warrants to purchase 45,000 shares of common stock and Class Z Warrants to purchase 45,000 shares of common stock.

(5)	Includes 3,000 shares of common stock owned by the wife of Mr. Burstein and 1,000 shares of common stock owned by the daughter of Mr. Burstein, of which shares Mr. Burstein disclaims beneficial ownership.

Certain Related Transactions of Trinity
      Prior to Trinity’s initial public offering, Trinity issued 100 shares of common stock for $500 in cash, or a purchase price of $5.00 per share. Trinity also issued 362,500 Class W Warrants and 362,500 Class Z Warrants for $36,250 in cash, at a purchase price of $0.05 per warrant. These securities were issued to the individuals set forth below, as follows:

	Number of	Number of		Number of
	Shares of	Class W		Class Z
Name	Common Stock	Warrants		Warrants

Lawrence Burstein	12,050	132,957	(1)	132,957	(1)
James Scibelli	50	170,000		170,000
David Buckel	—	11,250		11,250
Theodore Kesten	—	11,250		11,250

(1)	Includes 7,501 Class W Warrants and 7,501 Class Z Warrants held by Mr. Burstein’s affiliate, Unity.
      Trinity pays Unity a monthly fee of $4,000 for office and secretarial services, including the use of office space in premises occupied by Unity. Mr. Burstein is the president and a principal stockholder of Unity and as a result, benefits from the transaction to the extent of his interest in Unity. However, this arrangement is solely for Trinity’s benefit and is not intended to provide Mr. Burstein compensation in lieu of a salary. Trinity believes, based on rents and fees for similar services in the New York City metropolitan area, that the fee charged by Unity is at least as favorable as Trinity could have obtained from an unaffiliated person. However, as Trinity’s directors may not be deemed “independent,” Trinity did not have the benefit of disinterested directors approving this transaction.
      Trinity reimburses its officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on Trinity’s behalf, such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by Trinity, which will be reviewed only by Trinity’s Board or a court of competent jurisdiction if such reimbursement is challenged.
      Other than the $4,000 per-month administrative fee and reimbursable out-of-pocket expenses payable to Trinity’s officers and directors, no compensation or fees of any kind, including finders and consulting fees, are paid to any of Trinity’s officers or directors, or to any of their respective affiliates for services rendered to Trinity.
      In connection with Trinity’s IPO, HCFP Brenner Securities LLC (“HCFP”) was engaged to act as Trinity’s non exclusive investment banker in connection with its business combination and be paid a fee in connection therewith of $300,000. At Trinity’s request HCFP has agreed to substantially reduce its compensation and will now be paid a cash fee of $75,000, and receive 7,500 shares of common stock and five-year warrants to purchase 15,000 shares of common stock at $5.00 per share, at closing of the business combination for assisting Trinity in structuring and negotiating the terms of the transaction.
     Management’s Discussion and Analysis of Financial Condition and Results of Operations
      The following discussion should be read in conjunction with Trinity’s financial statements and footnotes thereto contained in this joint proxy statement/prospectus.
Quarter Ended March 31, 2005

Recent Events
      On March 24, 2005, Trinity executed a definitive agreement for its merger with FreeSeas Inc. (“FreeSeas”), formerly known as Adventure Holdings, S.A. (the “Transaction”). FreeSeas, through wholly-owned subsidiaries, owns and operates three bulk carriers, the M/ V Free Destiny the M/ V Free Envoy and the M/ V Free Fighter. In June 2005, FreeSeas, through Adventure Four S.A., a newly formed wholly-owned subsidiary, acquired a Handymax drybulk carrier. The purchase price for the vessel was $11,025,000. FreeSeas financed $7,000,000 of the purchase price with an unaffiliated third-party lender. The individual beneficial owners of the FreeSeas shareholders lent FreeSeas $4,216,500 to pay the $4,025,000 balance of the purchase price and for working capital.
      The definitive merger agreement for the Merger contemplates Trinity’s merger with and into FreeSeas, with Trinity’s current stockholders receiving one share and one warrant of FreeSeas for each share and warrant they presently own. After giving effect to the Merger, Trinity’s stockholders will own approximately 28.4% of FreeSeas. In addition, the management of FreeSeas will receive options and warrants to acquire an additional 950,000 shares of FreeSeas’ common stock, exercisable at $5.00 per share over terms ranging from three to five years. The Merger is subject to, among other things, the filing of definitive proxy materials with the Securities and Exchange Commission and approval of the Merger by Trinity’s stockholders.

General
      Trinity was incorporated in April 2004 to serve as a vehicle to effect a business combination with an operating business. On August 4, 2004, Trinity completed its initial public offering of 143,750 Series A Units and 747,500 Series B Units, including 18,750 Series A Units and 97,500 Series B Units issued upon exercise of the underwriters’ over allotment option. Each Series A Unit consists of two shares of Trinity’s common stock, five Class W Warrants and five Class Z Warrants and each Series B Unit consists of two shares of Trinity’s Class B Common Stock, one Class W Warrant and one Class Z Warrant. Each Class W Warrant and Class Z Warrant entitles the holder to purchase one share of Trinity’s common stock at a price of $5.00.

      For a description of the proceeds generated in the offering and a discussion of the use of such proceeds, see Liquidity and Capital Resources below and Notes 1 and 3 of the interim financial statements included elsewhere in this joint proxy statement/prospectus.

Operations
      Net loss for the three months ended March 31, 2005 consisted of interest income on the trust fund investment and cash and cash equivalents of $44,595, offset by operating expenses of $190,116 for transaction costs, $22,443 for professional fees, and $30,873 for other operating expenses, which includes $12,000 of expense related to a monthly administrative services agreement with an affiliate.

Liquidity and Capital Resources
      Trinity consummated its initial public offering on August 4, 2004. Gross proceeds from its initial public offering, including the full exercise of the underwriters’ over-allotment option, were $9,059,125. After deducting offering expenses of $973,472, net proceeds were $8,085,653. Of this amount, $7,549,750 was placed in a trust account and the remaining proceeds have been available to be used to provide for Trinity’s business, legal and accounting due diligence costs on prospective acquisitions and Trinity’s continuing general and administrative expenses. Trinity will use substantially all of the net proceeds of its initial public offering to acquire a target business, including identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating the business combination. To the extent that Trinity’s capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust fund as well as any other net proceeds not expended will be used to finance the operations of the target business. Trinity believes that it will have limited funds and may need to raise additional capital if the Merger is not consummated.
Year Ended December 31, 2004

Recent Events
      On March 28, 2005, Trinity announced it had executed a definitive agreement for the merger of Trinity and FreeSeas, the then owner and operator of two drybulk carriers, the M/ V Free Destiny and the M/ V Free Envoy. The merger is subject to, among other things, approval of the transaction by Trinity Class B stockholders. After giving effect to the merger, Trinity stockholders would own approximately 28.4% of FreeSeas.

General
      Trinity was incorporated in April 2004 to serve as a vehicle to effect a business combination with an operating business. On August 4, 2004, Trinity completed its initial public offering of 143,750 Series A Units and 747,500 Series B Units, including 18,750 Series A Units and 97,500 Series B Units issued upon exercise of the underwriters’ over-allotment option. Each Series A Unit consists of two shares of common stock, five Class W Warrants and five Class Z Warrants and each Series B Unit consists of two shares of Class B common stock, one Class W Warrant and one Class Z Warrant. Each Class W Warrant and Class Z Warrant entitles the holder to purchase one share of common stock at a price of $5.00.
      For a description of the proceeds generated in the offering and a discussion of the use of such proceeds, see “Liquidity and Capital Resources” below and Notes 1 and 2 of the Trinity audited financial statements included elsewhere in this joint proxy statement/ prospectus.

Operations
      Net loss for the period from inception (April 14, 2004) to December 31, 2004 consisted of interest income on the trust fund investment of $50,335 and interest on cash and cash equivalents of $2,679, offset by operating expenses of $75,948 for professional fees, $15,911 for organization costs and $47,632 for other operating expenses, which includes $20,000 of expense paid to Unity pursuant to an administrative services agreement.

Liquidity and Capital Resources
      Trinity consummated its initial public offering on August 4, 2004. Gross proceeds from the initial public offering, including the full exercise of the underwriters’ over-allotment option, were $9,059,125. Net proceeds were $8,085,653, after deducting offering expenses of $973,472, including $78,775 representing the underwriters’ non-accountable expense allowance of 1% of the gross proceeds and underwriting discounts of $634,139. Of this amount, $7,549,750 was placed in a trust account and the remaining proceeds are available to be used to provide for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Trinity intends to use substantially all of the net proceeds from the offering to acquire a target business, including identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating the business combination. To the extent that Trinity’s capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust fund as well as any other net proceeds not expended will be used to finance the operations of the target business. Trinity believes that it has sufficient available funds outside of the trust fund to operate through January 31, 2006, assuming that a business combination is not consummated during that time. Trinity does not believe it will need to raise additional funds in order to meet the expenditures required by its operations.
      In April 2004, Trinity issued an aggregate of $46,000 of non-interest bearing, unsecured notes payable to Mr. Burstein, a stockholder, director and Trinity’s President and Treasurer and to James Scibelli, a stockholder and Trinity’s Chairman and Secretary. Such notes were repaid out of the proceeds of Trinity’s initial public offering on August 4, 2004 and retired.

Off-Balance Sheet Arrangements
      As of December 31, 2004 Trinity did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated by the SEC.

Contractual Obligations and Commitments
      Trinity’s contractual obligations are set forth in the following table as of December 31, 2004.

	Payment Due by Period

		Less Than			More Than
Contractual Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years

Administrative services agreement(1)	$52,000	$48,000	$4,000	$—	$—
Total	$52,000	$48,000	$4,000	$—	$—

(1)	Trinity is obligated, having commenced July 29, 2004, to pay to Unity, an affiliate of Lawrence Burstein, a stockholder, director and Trinity’s President and Treasurer, a monthly fee of $4,000 for office and secretarial services.
      If Trinity does not complete a business combination within 12 months after the completion of its initial public offering in August 2004, or within 18 months if certain extension criteria have been satisfied, Trinity will distribute to all of its Class B stockholders, in proportion to their respective equity interests in the Class B common stock, an aggregate sum equal to the amount in the trust fund, inclusive of any interest, and all then outstanding Class B common stock will be automatically cancelled. There will be no distribution from the trust fund with respect to Trinity common stock or Class W and Class Z Warrants. However, any remaining net assets following the distribution of the trust fund will be available for use by Trinity. The distribution per Class B share, taking into account interest earned on the trust fund, was approximately $5.11 per share based on the value in the trust fund as of March 31, 2005.

Critical Accounting Policies
      Trinity’s significant accounting policies are described in Note 3 to its audited financial statements included elsewhere in this joint proxy statement/ prospectus. Trinity believes the following critical accounting polices involved the most significant judgments and estimates used in the preparation of its financial statements.
      Cash and Cash Equivalents — Trinity considers all highly liquid investments with original maturities of three months or less to be cash equivalents.
      Investments — Restricted investments consist of investments acquired, which are included in the trust fund, with maturities exceeding three months but less than three years. Consistent with Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” Trinity classifies all debt securities and all investments in equity securities that have readily determinable fair values as available-for-sale, as the sale of such securities may be required prior to maturity to implement management strategies.
      Income Taxes — Trinity follows Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts and are based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized.
      Net Loss Per Share — Net loss per share is computed on the basis of the weighted average number of common stock and Class B common stock outstanding for the period, including common stock equivalents (unless anti-dilutive), which would arise from the exercise of warrants.
      Use of Estimates and Assumptions — The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results can, and in many cases will, differ from those estimates.
      New Accounting Pronouncements — Trinity does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on its financial statements.

Quantitative and Qualitative Disclosures About Market Risk
      Market risk is the exposure to loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices and equity prices. Trinity does not believe it is exposed to significant market risk.

Controls and Procedures
      Trinity’s management carried out an evaluation, with the participation of Lawrence Burstein, Trinity’s principal executive officer and principal financial officer, of the effectiveness of its disclosure controls and procedures as of December 31, 2004. Based upon that evaluation, Mr. Burstein concluded that Trinity’s disclosure controls and procedures were effective to ensure that information required to be disclosed by Trinity in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC.
      There has not been any change in Trinity’s internal control over financial reporting in connection with the evaluation required by Rule 13a-15(d) under the Exchange Act that occurred during the three months ended December 31, 2004 that has materially affected, or is reasonably likely to materially affect, its internal control over financial reporting.

FreeSeas

General
      FreeSeas is a privately-held, independent commercial shipping company that operates in the drybulk shipping markets through its three wholly-owned subsidiaries, Adventure Two S.A. (“Adventure Two”), Adventure Three S.A. (“Adventure Three”) and Adventure Four S.A. (“Adventure Four”). FreeSeas was formed on April 23, 2004 under the name “Adventure Holdings S.A.” pursuant to the laws of the Republic of the Marshall Islands to serve as the parent holding company of the ship-owning entities. On April 27, 2005, the company changed its name to “FreeSeas Inc.” Its principal offices are located in Piraeus, Greece and its telephone number is 011-30-2104-528770.

Corporate Structure
      FreeSeas owns its vessels through three separate wholly-owned subsidiaries incorporated in the Marshall Islands. The operations of the vessels are managed by Free Bulkers, an affiliated Marshall Islands corporation incorporated on September 9, 2003 which established a Greek branch office on October 31, 2003. Free Bulkers provides FreeSeas with a wide range of shipping services at a fixed monthly fee per vessel. These services include technical management, such as managing day-to-day vessel operations including supervising the crewing, supplying, maintaining and drydocking of vessels, commercial management regarding identifying suitable vessel charter opportunities and certain accounting services.
      The names of FreeSeas’ wholly-owned subsidiaries that own the three vessels, the respective dates of their incorporation, the vessel each owns and the month of its acquisition are as follows:

Owner	Date of Incorporation	Name	Date of Acquisition

1) Adventure Two S.A.	February 5, 2004(1)	“Free Destiny”	August 3, 2004
2) Adventure Three S.A.	February 5, 2004(1)	“Free Envoy”	September 20, 2004
3) Adventure Four S.A.	April 15, 2005	“Free Fighter”	June 15, 2005

(1)	George D. Gourdomichalis, Ion G. Varouxakis and Efstathios D. Gourdomichalis, the current directors and officers of FreeSeas and the beneficial owners of the current shareholders of FreeSeas, formed each of these companies for the purpose of acquiring one ship per company. Each of these companies is now a wholly-owned subsidiary of FreeSeas.

FreeSeas’ Fleet
      FreeSeas’ current fleet consists of two Handysize vessels and one Handymax vessel that carry a variety of drybulk commodities, including coal, iron ore, and grains, or major bulks, as well as bauxite, phosphate, fertilizers and steel products, or minor bulks. The following table describes FreeSeas’ current fleet:

Vessel	Dwt	Country Built	Year Built	Vessel Type

Free Destiny(1)	25,240	Bulgaria	1982	Handysize
Free Envoy(2)	26,318	Japan	1984	Handysize
Free Fighter	40,000	Bulgaria	1982	Handymax

(1)	Subject to period time charter ending between August and October 2005 at a gross rate of $10,530 per day, plus 25% profit sharing with charterer.

(2)	Subject to period time charter ending between September and November 2005 at a gross rate of $10,530 per day, plus 25% profit sharing with charterer.

Competitive Strengths
      FreeSeas believes that it possesses the following competitive strengths:

•	Experienced Management Team. FreeSeas’ management team has significant experience in operating drybulk carriers and expertise in all aspects of commercial, technical, operational and financial areas of its business.

•	Strong Customer Relationships. FreeSeas, through Free Bulkers, its ship management company, has many long-established customer relationships, and FreeSeas believes it is well regarded within the international shipping community.

•	Profitable Operations to Date. Since its inception, FreeSeas’ principals have operated its vessels profitably by carefully selecting secondhand vessels, competitively commissioning and actively supervising cost-efficient shipyards to perform repair, reconditioning and systems upgrading work, together with a proactive preventive maintenance program both ashore and at sea, and employing professional, well-trained masters, officers and crews. FreeSeas believes that this combination allows it to minimize off-hire periods, effectively manage insurance costs, and control overall operating expenses.

Business Strategy
      FreeSeas’ business strategy is focused on providing reliable seaborne transportation services at competitive cost, and building and maintaining relationships with charterers of drybulk carriers, brokers, suppliers, classification societies and others in the drybulk shipping industry. Additionally, with proceeds of approximately $7 million from the merger and additional debt financing, FreeSeas plans to expand its fleet to make its drybulk carrier business more cost efficient and more attractive to its customers. FreeSeas may seek to create shareholder value by acquiring and operating additional drybulk carriers across the size spectrum, including large (Capesize), medium (Panamax) and small (Handymax and Handysize), and employing them in primarily “period time charter” contracts. FreeSeas’ financial strategy is focused on maintaining a reasonable level of leverage as compared to many of its competitors.

Vessel Employment
      FreeSeas intends to employ its vessels in the spot charter market, under period time charters and in drybulk carrier pools. Presently, two of FreeSeas’ vessels, the Free Destiny and the Free Envoy, are employed under separate period time charters expiring between August and October 2005 and September and November 2005, respectively.
      A spot charter and a period time charter are contracts to charter a vessel for an agreed period of time at a set daily rate. A spot charter is a contract to carry a specific cargo for a per ton carry amount. Under spot charters, FreeSeas pays voyage expenses such as port, canal and fuel costs. Under period time charters, the charterer pays these voyage expenses. Under both types of charters, FreeSeas will pay for vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs. FreeSeas is also responsible for each vessel’s intermediate drydocking and special survey costs. Alternatively, vessels can be chartered under “bareboat” contracts whereby the charterer is responsible for the vessel’s maintenance and operations, as well as all voyage expenses.
      Vessels operating on period time charter provide more predictable cash flows, but can yield lower profit margins than vessels operating in the spot market during periods characterized by favorable market conditions. Vessels operating in the spot market generate revenues that are less predictable but may enable FreeSeas to increase profit margins during periods of increasing drybulk charter rates. However, FreeSeas would then be exposed to the risk of declining drybulk charter rates, which may be higher or lower than the rates at which FreeSeas chartered its vessels. FreeSeas is constantly evaluating opportunities for period time charters, but only expects to enter into additional period time charters if FreeSeas can obtain contract terms that satisfy its criteria.

      Although FreeSeas has not previously done so, it may from time to time utilize forward freight agreements that enable FreeSeas to enter into contractual obligations to sell the spot charter forward and thereby reduce FreeSeas’ exposure to a potential deterioration of the charter market.

Customers
      During the year ended December 31, 2004, one charterer, Express Sea Transport Corporation, chartered both of the Free Destiny and the Free Envoy. Until the acquisition of the Free Fighter in June 2005, FreeSeas’ only sources of revenue were the charters by Express Sea Transport Corporation. The Free Fighter is being chartered by other charterers.

Management of the Fleet
      FreeSeas is under common control with Free Bulkers, the company it uses to manage its vessels. FreeSeas does not employ personnel to run its vessel operating and chartering business on a day-to-day basis. Accordingly, FreeSeas will continue to outsource substantially all of its technical and commercial functions relating to the operation and employment of its vessels to Free Bulkers under three separate management agreements. The agreements remain in effect indefinitely unless, in each case, it is terminated by either party upon two months’ advance notice. FreeSeas’ Executive Committee, under the guidance of FreeSeas’ Board of Directors, manages FreeSeas’ business as a holding company, including FreeSeas’ own administrative functions, and FreeSeas monitors Free Bulkers’ performance under the management agreements. FreeSeas anticipates that Free Bulkers may manage any additional vessels FreeSeas may acquire in the future.
      Pursuant to the management agreements, FreeSeas pays Free Bulkers a monthly (pro rata for the calendar days) management fee of $15,000 per vessel, paid in advance, from the date of signing the Memorandum of Agreement for the purchase of the vessel until two months after delivery of the vessel to its new owners pursuant to its subsequent sale. FreeSeas has also agreed to pay Free Bulkers a fee equal to 1 1/4% of the gross freight or hire collected from the employment of FreeSeas’ vessels. In addition, FreeSeas has agreed to pay Free Bulkers a 1% commission to be paid to Free Bulkers on the gross purchase price of any new vessels acquired or the gross sales price of any vessels sold by FreeSeas with the assistance of Free Bulkers. FreeSeas also reimburses, at cost, the travel and other personnel expenses of the Free Bulkers staff, including the per diem paid by Free Bulkers to its staff, when they are required to attend FreeSeas’ vessels at port.
      FreeSeas believes that it pays Free Bulkers industry standard fees for these services. FreeSeas is aware of three comparable structures of affiliated drybulk vessel-owning companies and management companies. All three of those arrangements have the same 1 1/4% chartering/commercial fee and 1% commission on purchases or sales of vessels by the affiliated vessel-owning companies as does the arrangement between Free Bulkers and FreeSeas. One of the three arrangements has the same monthly management fee of $15,000 per vessel as Free Bulkers and FreeSeas have, one charges a higher fee and the third is based on different parameters and therefore hard to compare.

Crewing and Employees
      Free Bulkers, FreeSeas’ affiliate, employs approximately 10 people, including the principal shareholders and management of FreeSeas, all of whom are shore-based. In addition, Free Bulkers is responsible for recruiting, either directly or through a crewing agent, the senior officers and all other crew members for FreeSeas’ vessels.

Loans for Vessels
      FreeSeas, through its subsidiaries Adventure Two, Adventure Three and Adventure Four, is presently a party to three separate loan agreements with unaffiliated lenders for its three vessels. Adventure Two owns the Free Destiny subject to a mortgage securing a loan in the original principal amount of $5,000,000 from Corner Banca S.A. The loan bears interest at 1.75% above LIBOR, matures in 2008, and is payable in seven quarterly installments of $425,000 each followed by six additional quarterly installments of $266,667 each. The loan is secured by a first preferred mortgage on the vessel, first priority general assignment of earnings, the insurances and requisition compensation of the vessel, a pledge of all of the shares of Adventure Two and personal guarantees of the directors, George D. Gourdomichalis, Ion G. Varouxakis and Efstathios D. Gourdomichalis.
      Adventure Three owns the Free Envoy subject to a mortgage securing a loan in the original principal amount of $6,000,000 from Hollandsche Bank-Unie N.V. The loan bears interest at 2.0% above LIBOR, matures in 2007, and is payable in 11 quarterly installments of $425,000 each with a balloon payment of $900,000. The loan is secured by a first preferred mortgage on the vessel, suretyship of $500,000 plus interest and costs from the directors, joint and several liability of One Adventure S.A., and pledges of (1) the rights and earnings under time charter contracts present or future, (2) rights under insurance policies, (3) and bank balances that originally totaled $600,000 in the names of Messrs. G. Gourdomichalis, Varouxakis and E. Gourdomichalis. The $600,000 in deposit accounts pledged was reduced to $400,000 upon the first principal repayment, which was made on December 27, 2004, and was completely released upon the second principal repayment, which was made on March 29, 2005. Messrs. G. Gourdomichalis, Varouxakis and E. Gourdomichalis also provided personal sureties for the repayment of the loan.
      Adventure Four owns the Free Fighter subject to a mortgage securing a committed term loan facility in the original principal amount of $7,000,000 from Egnatia Bank, S.A. The loan bears interest at a rate of 1.875% above LIBOR. The loan matures in 2008, and is payable in consecutive quarterly installments as follows: two installments of $1,000,000, followed by four installments of $750,000, followed by six installments of $250,000 and a final balloon payment of $500,000. The loan is secured by the vessel, an assignment of income from the vessel, a corporate guarantee from Free Bulkers, corporate guarantees from Adventure Two and Adventure Three (if FreeSeas stock is not listed on the New York Stock Exchange, AMEX or NASDAQ by September 30, 2005), and personal guarantees from Messrs. G. Gourdomichalis, Varouxakis and E. Gourdomichalis. The corporate guarantee from Free Bulkers and the personal guarantees will be replaced by the corporate guarantee of FreeSeas and an undertaking from Free Bulkers upon the listing of FreeSeas common stock on The Nasdaq SmallCap Market.
      Each of the loan agreements also includes affirmative and negative covenants of Adventure Two, Adventure Three and Adventure Four, such as the maintenance of operating accounts, minimum cash deposits and minimum market values. Adventure Two, Adventure Three and Adventure Four are further restricted from incurring additional indebtedness, changing the vessels’ flags and distributing earnings without the prior written consent of the lenders.
      FreeSeas also had outstanding as of March 31, 2005, $3,366,000 in the aggregate in loans from its shareholders, the proceeds of which were also used to acquire two of its vessels. These loans are interest-free and were modified in April 2005 to provide for a repayment schedule of eight equal quarterly installments of $250,000 each in 2006 and 2007, with balloon payments of the balance due on each loan on January 1, 2008. Before the April 2005 modifications, the loans were repayable from time to time based on FreeSeas’ available cash flow, and matured on the earlier of the sale date of the applicable vessel or December 31, 2006.

Property
      FreeSeas does not at the present time own or lease any real property. As part of the management services provided by Free Bulkers during the period in which FreeSeas conducted business to date, FreeSeas has shared, at no additional cost, offices with Free Bulkers. FreeSeas does not have current plans to lease or purchase space for its offices following completion of the Merger, although it may do so in the future as it hires additional employees in connection with the expansion of its operations following the Merger.

Competition
      FreeSeas operates in markets that are highly competitive and based primarily on supply and demand. Ownership of drybulk carriers is highly fragmented and is divided among approximately 1,400 drybulk carrier owners. FreeSeas competes for charters on the basis of price, vessel location, size, age and condition of the vessel, as well as on its reputation. Free Bulkers arranges FreeSeas’ charters (whether spot charters, period time charters, bareboat charters or pools) through the use of brokers, who negotiate the terms of the charters based on market conditions. FreeSeas competes with other owners of drybulk carriers in the Capesize, Panamax, Handysize and Handymax sectors.
      Charters for FreeSeas’ vessels are negotiated by Free Bulkers utilizing a worldwide network of shipbrokers. These shipbrokers advise Free Bulkers on a continuous basis of the availability of cargo for any particular vessel. There may be several shipbrokers involved in any one charter. The negotiation for a charter typically begins prior to the completion of the previous charter in order to avoid any idle time. The terms of the charter are based on industry standards.

Seasonality
      Coal, iron ore and grains, which are the major bulks of the drybulk shipping industry, are somewhat seasonal in nature. The energy markets primarily affect the demand for coal, with increases during hot summer periods when air conditioning and refrigeration require more electricity and towards the end of the calendar year in anticipation of the forthcoming winter period. The demand for iron ore tends to decline in the summer months because many of the major steel users, such as automobile makers, reduce their level of production significantly during the summer holidays. Grains are completely seasonal as they are driven by the harvest within a climate zone. Because three of the five largest grain producers (the United States of America, Canada and the European Union) are located in the northern hemisphere and the other two (Argentina and Australia) are located in the southern hemisphere, harvests occur throughout the year and grains required drybulk shipping accordingly.

Environmental and Other Regulations
      Government regulation significantly affects the ownership and operation of FreeSeas’ vessels. The vessels are subject to international conventions and national, state and local laws and regulations in force in the countries in which FreeSeas’ vessels may operate or are registered.
      A variety of governmental and private entities subject FreeSeas’ vessels to both scheduled and unscheduled inspections. These entities include the local port authorities (U.S. Coast Guard, harbor master or equivalent), classification societies, flag state administration (country of registry) and charterers. Certain of these entities require FreeSeas to obtain permits, licenses and certificates for the operation of its vessels. Failure to maintain necessary permits or approvals could require FreeSeas to incur substantial costs or temporarily suspend operation of one or more of its vessels.
      FreeSeas believes that the heightened level of environmental and quality concerns among insurance underwriters, regulators and charterers is leading to greater inspection and safety requirements on all vessels and may accelerate the scrapping of older vessels throughout the industry. Increasing environmental concerns have created a demand for vessels that conform to the stricter environmental standards. FreeSeas is required to maintain operating standards for all of its vessels that will emphasize operational safety, quality maintenance, continuous training of its officers and crews and compliance with U.S. and international regulations. FreeSeas believes that the operation of its vessels is in substantial compliance with applicable environmental laws and regulations; however, because such laws and regulations are frequently changed and may impose increasingly stricter requirements, such future requirements may limit its ability to do business, increase its operating costs, force the early retirement of its vessels, and/or affect their resale value, all of which could have a material adverse effect on FreeSeas’ financial condition and results of operations.

Environmental Regulation — International Maritime Organization (“IMO”).
      In December 2003, the Marine Environmental Protection Committee of the IMO adopted a proposed amendment to the International Convention for the Prevention of Pollution from Ships to accelerate the phase out of single-hull tankers from 2015 to 2010 unless the relevant flag state, in a particular case, extends the date to 2015. This proposed amendment will come into effect in April 2005, unless objected to by a sufficient number of member states.
      The IMO has also negotiated international conventions that impose liability for oil pollution in international waters and a signatory’s territorial waters. In September 1997, the IMO adopted Annex VI to the International Convention for the Prevention of Pollution from Ships to address air pollution from ships. Annex VI was ratified in May 2004, and became effective in May 2005. Annex VI sets limits on sulfur oxide and nitrogen oxide emissions from ship exhausts and prohibits deliberate emissions of ozone depleting substances, such as chlorofluorocarbons. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions. FreeSeas had developed a plan to comply with the Annex VI regulations, which became effective once Annex VI became effective. Additional or new conventions, laws and regulations may be adopted that could adversely affect FreeSeas’ ability to operate its ships.
      The operation of FreeSeas’ vessels is also affected by the requirements set forth in the ISM Code. The ISM Code requires shipowners and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. The failure of a shipowner or management company to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels, and may result in a denial of access to, or detention in, certain ports. Currently, each of FreeSeas’ vessels is ISM Code-certified. However, there can be no assurance that such certification will be maintained indefinitely.

Environmental Regulations — The United States of America Oil Pollution Act of 1990.
      OPA established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all owners and operators whose vessels trade in the United States of America, its territories and possessions or whose vessels operate in waters of the United States of America, which includes the United States’ territorial sea of the United States of America and its 200 nautical mile exclusive economic zone.
      Under OPA, vessel owners, operators, charterers and management companies are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels, including bunkers (fuel).
      OPA limits the liability of responsible parties for drybulk vessels that are over 3,000 gross tons to the greater of $1,200 per gross ton or $10 million (subject to possible adjustment for inflation). These limits of liability do not apply if an incident was directly caused by violation of applicable United States federal safety, construction or operating regulations or by a responsible party’s gross negligence or willful misconduct, or if the responsible party fails or refuses to report the incident or to cooperate and assist in connection with oil removal activities.
      FreeSeas currently maintains for each of its vessels pollution liability coverage insurance in the amount of $1 billion per incident. If the damages from a catastrophic pollution liability incident exceed its insurance coverage, the payment of those damages may materially decrease FreeSeas’ net income.

      OPA requires owners and operators of vessels to establish and maintain with the United States Coast Guard evidence of financial responsibility sufficient to meet their potential liabilities under OPA. In December 1994, the Coast Guard implemented regulations requiring evidence of financial responsibility in the amount of $1,500 per gross ton, which includes the OPA limitation on liability of $1,200 per gross ton and the U.S. Comprehensive Environmental Response, Compensation, and Liability Act liability limit of $300 per gross ton. Under the regulations, vessel owners and operators may evidence their financial responsibility by showing proof of insurance, surety bond, self-insurance, or guaranty.
      OPA specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, and some states have enacted legislation providing for unlimited liability for oil spills. In some cases, states, which have enacted such legislation, have not yet issued implementing regulations defining vessels owners’ responsibilities under these laws. FreeSeas currently complies, and intends to comply in the future, with all applicable state regulations in the ports where its vessels call.

Vessel Security Regulations
      Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the Maritime Transportation Security Act of 2002 (“MTSA”), came into effect. To implement certain portions of the MTSA, in July 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States of America. Similarly, in December 2002, amendments to the International Convention for the Safety of Life at Sea (“SOLAS”) created a new chapter of the convention dealing specifically with maritime security. The new chapter went into effect in July 2004, and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the newly created ISPS Code. Among the various requirements are:

•	on-board installation of automatic information systems (“AIS”), to enhance vessel-to-vessel and vessel-to-shore communications;

•	on-board installation of ship security alert systems;

•	the development of vessel security plans; and

•	compliance with flag state security certification requirements.
      The U.S. Coast Guard regulations, intended to align with international maritime security standards, exempt non-U.S. vessels from MTSA vessel security measures provided such vessels have on board, by July 1, 2004, a valid International Ship Security Certificate (“ISSC”) that attests to the vessel’s compliance with SOLAS security requirements and the ISPS Code. FreeSeas’ vessels are in compliance with the various security measures addressed by the MTSA, SOLAS and the ISPS Code. FreeSeas does not believe these additional requirements will have a material financial impact on its operations.

Inspection by Classification Societies
      The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and SOLAS. FreeSeas’ vessels are currently classed with Lloyd’s Register of Shipping and Korean Register of Shipping. ISM and ISPS certification have been awarded to all of FreeSeas’ vessels and Free Bulkers by Lloyd’s Register of Shipping.
      A vessel must undergo annual surveys, intermediate surveys, drydockings and special surveys. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. FreeSeas’ vessels are on special survey cycles for hull inspection and continuous survey cycles for machinery inspection. Every vessel is also required to be drydocked every two to three years for inspection of the underwater parts of such vessel.
      If any vessel does not maintain its class and/or fails any annual survey, intermediate survey, drydocking or special survey, the vessel will be unable to carry cargo between ports and will be unemployable and uninsurable. That could cause FreeSeas to be in violation of certain covenants in its loan agreements.
      At an owner’s application, the surveys required for class renewal may be split according to an agreed schedule to extend over the entire period of class. This process is referred to as continuous class renewal.
      All areas subject to survey as defined by the classification society are required to be surveyed at least once per class period, unless shorter intervals between surveys are prescribed elsewhere. The period between two subsequent surveys of each area must not exceed five years.
      Most insurance underwriters make it a condition for insurance coverage and lending that a vessel be certified as “in class” by a classification society which is a member of the International Association of Classification Societies. All three of FreeSeas’ vessels are certified as being “in class” by the Lloyd’s Register of Shipping and the Korean Register of Shipping, respectively.

Risk of Loss and Liability Insurance

General
      The operation of any cargo vessel includes risks such as mechanical failure, physical damage, collision, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, hostilities and labor strikes. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. OPA, which imposes virtually unlimited liability upon owners, operators and bareboat charterers of any vessel trading in the exclusive economic zone of the United States of America for certain oil pollution accidents in the United States of America, has made liability insurance more expensive for ship owners and operators trading in the United States of America market. While FreeSeas believes that its present insurance coverage is adequate, not all risks can be insured, and there can be no guarantee that any specific claim will be paid, or that it will always be able to obtain adequate insurance coverage at reasonable rates.

Hull and Machinery Insurance
      FreeSeas has obtained marine hull and machinery and war risk insurance, which includes the risk of actual or constructive total loss, for all of its vessels. The vessels are each covered up to at least fair market value, with deductibles in amounts of approximately $100,000 to $150,000.
      FreeSeas arranges, as necessary, increased value insurance for its vessels. With the increased value insurance, in case of total loss of the vessel, FreeSeas will be able to recover the sum insured under the increased value policy in addition to the sum insured under the hull and machinery policy. Increased value insurance also covers excess liabilities which are not recoverable in full by the hull and machinery policies by reason of under insurance.

Protection and Indemnity Insurance
      Protection and indemnity insurance is provided by mutual protection and indemnity associations, or P&I Associations, which covers FreeSeas’ third-party liabilities in connection with its shipping activities. This includes third-party liability and other related expenses of injury or death of crew, passengers and other third parties, loss or damage to cargo, claims arising from collisions with other vessels, damage to other third-party property, pollution arising from oil or other substances, and salvage, towing and other related costs, including wreck removal. Protection and indemnity insurance is a form of mutual indemnity insurance, extended by protection and indemnity mutual associations, or “clubs.”
      FreeSeas’ current protection and indemnity insurance coverage for pollution is $1 billion per vessel per incident. The 14 P&I Associations that comprise the International Group insure approximately 90% of the world’s commercial tonnage and have entered into a pooling agreement to reinsure each association’s liabilities. FreeSeas’ vessels are members of the American Mutual Steamship Association. Each P&I Association has capped its exposure to this pooling agreement at $4.5 billion. As a member of a P&I Association, which is a member of the International Group, FreeSeas is subject to calls payable to the associations based on its claim records as well as the claim records of all other members of the individual associations and members of the pool of P&I Associations comprising the International Group.

Legal Proceedings
      To FreeSeas’ knowledge, it is not currently a party to any material lawsuit that, if adversely determined, would have a material adverse effect on its financial position, results of operations or liquidity.

Exchange Controls
      Under Marshall Island law, there are currently no restrictions on the export or import of capital, including foreign exchange controls or restrictions, that affect the remittance of dividends, interest or other payments to non-resident holders of FreeSeas’ shares.

Description of Management of FreeSeas
      The following table provides information about the current directors and executive officers and directors of FreeSeas who are anticipated to also serve as directors and/or executive officers of the Surviving Corporation:

Name	Age	Position

George D. Gourdomichalis(1)	38	Chairman and President
Ion G. Varouxakis	34	Director, Chief Executive Officer and Secretary
Efstathios D. Gourdomichalis(1)	33	Director, Chief Financial Officer and Treasurer

(1)	George D. Gourdomichalis and Efstathios D. Gourdomichalis are brothers.
      George D. Gourdomichalis is a co-founder and director of FreeSeas and serves as its Chairman and President. Prior to forming FreeSeas, Mr. Gourdomichalis, in 2003, co-founded Free Bulkers, S.A. (“Free Bulkers”), a shipping management company. Free Bulkers is under common control with FreeSeas and also serves as the management company for FreeSeas. Between 2000 and 2003, Mr. Gourdomichalis was a Managing Director of Free Ships S.A., a ship management company, and Free Holdings S.A., a drybulk ship operating company. Mr. Gourdomichalis with his brother commenced their ship owning and operating activities in 1996 when they co-founded and operated Gourdomichalis Naftiki Eteria S.A., a drybulk ship management and operating company. From 1990 to 1996, Mr. Gourdomichalis was a partner at S.S. Maritime Inc. of New York, a ship brokering company, and acted as owners’ representative as well as performed commercial ship management for Baltmed Shipping Co., a joint venture between Greek and Russian shipping companies. Mr. Gourdomichalis holds Bachelor of Arts degrees in International Economics and Political Science from the University of Massachusetts at Amherst, Massachusetts, and studied Ocean Marine Transportation Management in the Master of Science degree program at the Maritime College of the State University of New York.
      Ion G. Varouxakis is a co-founder of FreeSeas and serves as its Chief Executive Officer and Secretary. Prior to forming FreeSeas, Mr. Varouxakis co-founded Free Bulkers in 2003. Mr. Varouxakis also has agreed to serve as a Director of Golden Energy Marine Corp., a shipping company, upon the completion of that company’s proposed public offering, for which it filed a Registration Statement on Form F-1 on July 11, 2005. From 2000 to 2003, Mr. Varouxakis was a Managing Director of Free Ships S.A., a ship management company, and Free Holdings S.A., a drybulk ship operating company. From 1997 to 2000, Mr. Varouxakis was a Director of Vernicos Maritime, a ship management company managing a fleet of drybulk carriers. Mr. Varouxakis holds a Candidature degree in Law from the Catholic University of Saint Louis in Brussels and a Bachelor of Science degree in Economics from the London School of Economics. Mr. Varouxakis is an officer of the reserves of the Hellenic Army.
      Efstathios D. Gourdomichalis is a co-founder and director of FreeSeas and serves as its Chief Financial Officer and Treasurer. Prior to forming FreeSeas, Mr. Gourdomichalis co-founded Free Bulkers. From 2000 through 2003, Mr. Gourdomichalis was a Managing Director of Free Ships S.A., a ship management company, and Free Holdings S.A., a drybulk ship operating company. Mr. Gourdomichalis with his brother commenced their ship owning and operating activities in 1996 when they co-founded and operated Gourdomichalis Naftiki Eteria S.A., a drybulk ship management and operating company. In 1998, Mr. Gourdomichalis founded In Link, S.A., a financial services’ firm which he sold in 2001. Mr. Gourdomichalis holds a Bachelor of Science degree in International Management and Finance from New York University and a Master of Science in Shipping Trade and Finance from the City University in London, England.
      Upon consummation of the Merger, FreeSeas’ Board of Directors will be increased to seven directors. The three current directors will remain on the Board and four new independent directors will join them. Three of the four independent directors have been nominated and have agreed to serve as directors on the effective date of the Merger. FreeSeas is actively seeking a suitable fourth person to be an independent director. The following are the biographies of the three director nominees:
      Professor Dimitrios Germidis, 67, currently serves as President of the Forum Francophone des Affaires, an international economic strategic planning organization. He is also President of the supervisory board of Scandinavian Baltic Mediterranean Bank and acts as a consultant and serves on the board of various Greek and foreign companies. Between 1992 and 1995 he was the Greek ambassador to the Organization for Economic Co-operation and Development (“OECD”), an international organization helping governments address the economic, social and governmental challenges of a global economy. Between 1989 and 1992, he was Governor of the National Bank of Greece, President of the Hellenic Association of Banks and Vice President of the European Federation of Banks. In 1978, he founded Arab-Hellenic Bank, where he served as Executive Vice Chairman until 1981. Mr. Germidis holds a Director of Philosophy degree in Economics from Paris University.
      Focko H. Nauta, 47, has, since September 2000, been director of FinShip SA, a ship financing company. He assisted FreeSeas in arranging debt financing with Hollandsche-Bank Unie N.V. From 1997 through 1999, Mr. Nauta served as a Managing Director of Van Ommeren Shipbroking, a London-based ship brokering company. Prior to 1997, he was a General Manager of a Fortis Bank branch. Mr. Nauta holds a degree in law from Leiden University in the Netherlands.
      George I. Margaronis, 38, has, since 2003, been Managing Director of Clarksons (Hellas) Ltd., an office of Clarksons PLC, the world’s largest shipping services firm. From 1999 to 2003 he served as Managing Director and Chartering Manager of Curzon Shipbrokers Corp., a leading Greek chartering broker of drybulk vessels. From 1993 to 1999 he served as Chartering and Operations Manager of Grecale Shipping Inc., a manager/operator of drybulk vessels. From 1989 to 1991, Mr. Margaronis was a drybulk shipbroker with Clarksons & Co. in London. Mr. Margaronis holds a Bachelor of Arts degree in Economics from Essex University in Essex, England and a Master of Science degree in Shipping Trade and Finance from the City University Business School in London, England. Mr. Margaronis is currently pursuing a Master of Laws degree in Maritime Law from London University.

Executive Compensation
      During 2004, no executives of FreeSeas received any compensation from FreeSeas. Upon consummation of the Merger FreeSeas will enter into employment agreements with George D. Gourdomichalis, its Chairman and President, Ion G. Varouxakis, its Chief Executive Officer and Secretary, and Efstathios D. Gourdomichalis, its Chief Financial Officer and Treasurer. See “Employment Agreements”.

FreeSeas Principal Shareholders
      The following table sets forth information regarding the beneficial ownership of FreeSeas as of June 30, 2005 by:

•	each person known by FreeSeas to be the beneficial owner of more than 5% of FreeSeas shares;

•	each of FreeSeas’ officers and directors; and

•	all FreeSeas officers and directors as a group.
Unless otherwise indicated, FreeSeas believes that all persons named in the table have sole voting and investment power with respect to all shares of beneficially owned by them.

	Number of
Name	Shares		Percent(1)

Ion G. Varouxakis	1,837,500	(2)	28.56%
George D. Gourdomichalis	1,629,417	(3)	25.26%
Efstathios D. Gourdomichalis	1,483,084	(4)	23.12%

All directors and officers as a group (3 persons)	4,950,001		73.52%

(1)	For purposes of computing the percentage of outstanding shares of common stock held by each person named above, any shares that the named person has the right to acquire within 60 days under warrants or options are deemed to be outstanding for that person, but are not deemed to be outstanding when computing the percentage ownership of any other person. These percentages are based on 6,282,600 shares of FreeSeas’ common stock that are estimated to be outstanding immediately following the Merger.

(2)	Reflects 1,687,500 shares of common stock and 66,667 shares of common stock issuable upon the exercise of warrants issued to The Mida’s Touch S.A., a company wholly owned by Ion G. Varouxakis; and 83,333 shares of common stock issuable upon exercise of immediately exercisable options to be granted to Mr. Varouxakis under his employment agreement with FreeSeas. Mr. Varouxakis is being granted a total of 250,000 options, 1/3 of which vests immediately, 1/3 of which vests after one year and the remaining 1/3 of which vests after two years. The options are exercisable at a price of $5.00 per share.

(3)	Reflects 1,462,750 shares of common stock and 66,667 shares of common stock issuable upon the exercise of warrants issued to Alastor Investments S.A., a company wholly owned by Alastor Foundation, a foundation of which George D. Gourdomichalis, is the sole beneficiary; and 100,000 shares of common stock issuable upon exercise of immediately exercisable options granted to Mr. Gourdomichalis under his employment agreement with FreeSeas. Mr. Gourdomichalis is being granted a total of 300,000 options, 1/3 of which vests immediately, 1/3 of which vests after one year and the remaining 1/3 of which vests after two years. The options are exercisable at a price of $5.00 per share.

(4)	Reflects 1,349,750 shares of common stock and 66,666 shares of common stock issuable upon the exercise of warrants issued to N.Y. Holdings S.A., a company wholly owned by Efstathios D. Gourdomichalis and 66,667 shares of common stock issuable upon exercise of immediately exercisable options granted to Mr. Gourdomichalis under his employment agreement with FreeSeas. Mr. Gourdomichalis is being granted a total of 200,000 options, 1/3 of which vests immediately, 1/3 of which vests after one year and the remaining 1/3 of which vests after two years. The options are exercisable at a price of $5.00 per share.

Employment Agreements
      Upon consummation of the Merger FreeSeas will enter into employment agreements with George D. Gourdomichalis, its Chairman and President, Ion G. Varouxakis, its Chief Executive Officer and Secretary, and Efstathios D. Gourdomichalis, its Chief Financial Officer and Treasurer. The agreements will be for initial three-year terms, with additional two-year renewal terms so long as FreeSeas does not give notice of termination at least 30 days before the expiration of the current term. Under the agreements, each officer’s annual base salary is $150,000, which is subject to increases as may be approved by FreeSeas’ Board of Directors. Each officer is also entitled to receive performance or merit bonuses as determined from time to time by FreeSeas’ Board or a committee of the Board and to reimbursement of expenses and other employee benefits as may be implemented.
      FreeSeas may terminate the employment agreements for “cause” at any time. “Cause,” as defined in the agreements, means: (1) the willful breach or habitual neglect by the officer of his job duties and responsibilities; (2) material default or other material breach of an employee’s obligations under his or her employment agreement or fraud; or (3) conviction of any crime, excluding minor traffic offenses. The agreements terminate upon the officer’s death or after the officer’s disability and inability to perform his duties for a cumulative period of 90 days during any one year. The agreements do not provide for payments upon a change in control of FreeSeas.
      Pursuant to the agreements, FreeSeas also granted to each officer options to purchase shares of FreeSeas’ common stock at an exercise price of $5.00 per share, as follows: Mr. George Gourdomichalis, options to purchase 300,000 shares; Mr. Varouxakis, options to purchase 250,000 shares; and Mr. Efstathios Gourdomichalis, options to purchase 200,000 shares. The options vest at a rate of 1/3 per year beginning on the date of the signing of the agreement and are exercisable for five years from the vesting date. The officers are each entitled to receive grants of additional options to acquire shares of FreeSeas’ common stock from time to time during the terms of their respective employment as determined by FreeSeas’ Board of Directors.

Certain Related Transactions of FreeSeas
      Each of FreeSeas’ vessel owning subsidiaries has entered into a management contract with Free Bulkers, a company owned and operated by FreeSeas’ current directors. Pursuant to the management contracts, Free Bulkers is responsible for all aspects of management and maintenance for each of the vessels. Pursuant to the management agreements, FreeSeas pays Free Bulkers a monthly (pro rata for the calendar days) management fee of $15,000 per vessel, paid in advance, from the date of signing the Memorandum of Agreement for the purchase of the vessel until two months after delivery of the vessel to its new owners pursuant to its subsequent sale. FreeSeas has also agreed to pay Free Bulkers a fee equal to 1 1/4% of the gross revenues collected from the employment of FreeSeas’ vessels. FreeSeas has further agreed to pay Free Bulkers a 1% commission to be paid to Free Bulkers on the gross purchase price of any new vessels acquired or the gross sales price of any vessels sold by FreeSeas with the assistance of Free Bulkers. FreeSeas believes that it pays Free Bulkers industry standard fees for these services. FreeSeas anticipates that Free Bulkers may manage any additional vessels FreeSeas may acquire in the future.
      FreeSeas has currently outstanding loans from its shareholders with an aggregate principal balance of $3,366,000 as of March 31, 2005. These loans were made in August and September 2004 in connection with the purchases of the Free Destiny and the Free Envoy, respectively. The loans had principal balances at origination of $1,579,447 and $2,554,737, respectively, and are interest-free. In April 2005, FreeSeas and its shareholders agreed to modify the terms of the shareholder loans to provide for a repayment schedule of eight equal quarterly installments of $250,000 each in 2006 and 2007, with balloon payments of the balance due on each loan on January 1, 2008. Previously, the loans were repayable from time to time based on FreeSeas’ available cash flow, and matured on the earlier of the sale date of the applicable vessel or December 31, 2006.
      In June 2005, FreeSeas, through a newly formed and wholly-owned subsidiary acquired a Handymax vessel originally built in 1982. The purchase price for the vessel was $11,025,000. FreeSeas financed the purchase price by borrowing $7,000,000 from an unaffiliated third-party lender and $4,216,500 from the individual beneficial owners of the FreeSeas shareholders to pay the $4,025,000 balance of the purchase price and for working capital. Trinity and FreeSeas have agreed that FreeSeas will repay the loan to the individual beneficial owners of the FreeSeas shareholders immediately following the consummation of the Merger. The vessel was delivered charter-free and is being used to increase FreeSeas’ drybulk transport operations.
      If FreeSeas were to enter into agreements to acquire additional vessels prior to completion of the Merger, FreeSeas anticipates that it would obtain additional loans from its shareholders. After the Merger is completed, FreeSeas anticipates using working capital, together with bank loans, to acquire more vessels.
      In connection with the Merger, the FreeSeas Shareholders have been issued options and/or warrants to acquire 950,000 shares of FreeSeas common stock.

          Management’s Discussion and Analysis of Financial Condition and Results of Operations
      The following discussion should be read in conjunction with FreeSeas’ financial statements and footnotes thereto contained in this joint proxy statement/prospectus.
Quarter Ended March 31, 2005
          Recent Developments
      In April 2005, FreeSeas, through a newly formed subsidiary, entered into a memorandum of agreement to acquire a Handymax vessel originally built in 1982. The purchase price of the vessel is $11,025,000. Delivery of the vessel and completion of the purchase occurred on June 14, 2005. The vessel was delivered charter-free. FreeSeas financed $7,000,000 of the purchase price with a non-affiliated third party lender. The loan bears interest at a rate of 1.875% above LIBOR. The loan matures in 2008, and is payable in consecutive quarterly installments as follows: two installments of $1,000,000, followed by four installments of $750,000, followed by six installments of $250,000 and a final balloon payment of $500,000. The shareholders of FreeSeas lent $4,216,500 to FreeSeas to pay the $4,025,000 balance of the purchase price and for working capital which will be repaid from the funds that become available upon the consummation of the transaction with Trinity.
          General
      FreeSeas is an independent commercial shipping company formed in April 2004 in order to provide international seaborne transportation services, carrying various drybulk cargoes, such as coal, iron ore, grains, bauxite, phosphate, fertilizers and steel products. As of March 31, 2005, FreeSeas’ fleet consisted of two drybulk carriers, the M/V Free Destiny, which has a total cargo carrying capacity of 25,240 dwt, and the M/V Free Envoy, which has a total cargo carrying capacity of 26,318 dwt. FreeSeas acquired each of these vessels in 2004.
      FreeSeas, through its affiliated management company, Free Bulkers, actively manages the employment of its vessels. FreeSeas’ vessels are currently employed on period time charters ending between August and October 2005, for the M/V Free Destiny, and between September and November 2005, for the M/V Free Envoy. FreeSeas anticipates that it will also, from time to time, employ its vessels in the spot charter market (through voyage charters and trip time charters), which generally last up to 90 days.
      FreeSeas’ business strategy focuses on providing reliable seaborne transportation services at competitive cost and building and maintaining relationships with all segments of the drybulk shipping industry. FreeSeas plans to expand its fleet of vessels in order to make its drybulk carrier business more cost-efficient. It aims to acquire and operate additional drybulk carriers across the size spectrum, including large (Capesize), medium (Panamax) and small (Handymax and Handysize) vessels. It wants to employ the additional carriers primarily in the “period time charter” market.
      FreeSeas’ ability to negotiate profit sharing arrangements in its period time charters provides the potential for revenues above the fixed time charter rates. Furthermore, it expects to maintain a reasonable level of leverage as compared to many of its competitors in order to augment its earnings further.
          Revenues and Expenses
      Revenues — Voyage revenues totaled $1,873,000 for the first quarter of 2005. FreeSeas’ current charters expire during the third and fourth quarters of 2005. FreeSeas has not negotiated new charters for its vessels, and the charter rates and terms that FreeSeas is able to negotiate will depend on the then-prevailing market conditions in the drybulk shipping industry. FreeSeas also had revenues of $451,000 for the first quarter of 2005 from the profit-sharing portion of FreeSeas’ charters.
      Vessel Operating Expenses — Vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs, totaled $697,000 for the first quarter of 2005. Daily vessel operating expenses per vessel were $3,329 during the first three months of 2005.

      Management Fees — Management fees for the first quarter of 2005 totaled $90,000, which represented the fees paid to FreeSeas affiliate, Free Bulkers, for the management of FreeSeas’ vessels. Pursuant to the management agreements related to each of its current vessels, FreeSeas pays Free Bulkers a monthly management fee of $15,000 per vessel, plus a fee equal to 1 1/4% of gross freight or hire collected from the employment of FreeSeas’ vessels. The management agreements also provide for a 1% commission to be paid to Free Bulkers on the gross purchase price of any new vessels acquired or the gross sales price of any vessel sold by FreeSeas with the assistance of Free Bulkers. In addition, FreeSeas reimburses at cost the travel and other personnel expenses of the Free Bulkers staff, including the per diem paid by Free Bulkers to its staff, when they are required to attend FreeSeas’ vessels at port. These agreements have no specified termination date. FreeSeas anticipates that Free Bulkers would manage any additional vessels that FreeSeas may acquire in the future on comparable terms. FreeSeas believes that the management fees paid to Free Bulkers are comparable to those charged by unaffiliated management companies.
      Commissions and General and Administrative Expenses — Commissions paid during the first three months of 2005 totaled $95,000 and reflected chartering commissions paid to unaffiliated third parties in connection with the chartering of its vessels. General and administrative expenses, which included, among other things, safety code compliance expenses, travel expenses and communications expenses, totaled $4,000 for the first quarter of 2005.
      As a result of the proposed merger with Trinity and FreeSeas becoming subject to the U.S. securities laws applicable to publicly traded companies, FreeSeas currently expects that its administrative expense will increase by approximately $1.2 million to $1.5 million per year. These additional expenses will reflect, among other things, the salaries and benefits for additional employees, directors’ fees for its increased number of directors, auditing, legal and compliance fees and expenses, and directors’ and officers’ liability insurance premiums.
      Depreciation and Amortization — For the first quarter of 2005, depreciation expense totaled $644,000 and amortization of drydockings and special survey costs totaled $69,000. FreeSeas currently intends to acquire additional vessels in 2005, and, if it is able to do so, these expenses will increase.
      Financing Costs — FreeSeas’ finance costs for the first three months of 2005 totaled $159,000, representing the fees incurred and interest paid in connection with FreeSeas’ bank loans for its vessels. These expenses will increase for the rest of 2005 because of FreeSeas’ acquisition of the Free Fighter in June 2005 and may increase further to the extent FreeSeas uses bank financing for any additional vessels that it may acquire.
      Net Income — Net income for the first three months of 2005 totaled $568,000.
          Liquidity and Capital Resources
      FreeSeas’ principal sources of funds have been equity provided by its shareholders, operating cash flows and long-term borrowings. FreeSeas’ principal use of funds has been capital expenditures to acquire and maintain its fleet, comply with international shipping standards and environmental laws and regulations, fund working capital requirements, make principal repayments on outstanding loan facilities, and pay dividends. FreeSeas expects to rely upon operating cash flows, long-term borrowings, and the working capital available to it following consummation of the merger, as well as possible future equity financings, to implement its growth plan. In addition, to the extent that the options and warrants issued in connection with the merger are subsequently exercised, the proceeds from these exercises would provide FreeSeas with additional funds.
      FreeSeas believes that its current cash balance as well as operating cash flows will be sufficient to meet its liquidity needs for its existing vessels for the next two to three years assuming the charter market does not deteriorate to the low rate environment that prevailed subsequent to the Asian financial crisis in 1998 and 1999. If FreeSeas does acquire additional vessels, it will rely on new debt, the working capital available to it following consummation of the merger, proceeds from possible future offerings, and revenues from operations to meet its liquidity needs going forward.

      FreeSeas’ business is capital intensive and its future success will depend on its ability to maintain a high-quality fleet through the timely acquisition of additional vessels and the possible sale of selected vessels. These acquisitions will be principally subject to management’s expectation of future market conditions as well as FreeSeas’ ability to acquire drybulk carriers on favorable terms.
          Cash Flows
      Net Cash from Operating Activities — Net cash from operating activities totaled $1,339,000 during the first quarter of 2005. The net cash from operating activities primarily represent cash received from customers offset by payments made for operating activities.
      Net Cash from Investing Activities — Net cash from investing activities totaled $400,000 during the first three months of 2005. That reflects the release of deposit accounts in that amount pledged to secure the acquisition loan for the Free Envoy upon FreeSeas’ making the second loan principal payment on the loan in March 2005. If FreeSeas is able to acquire additional vessels during 2005, its cash outlays will increase further.
      Net Cash used in Financing Activities — Net cash used in financing activities totaled $1,687,000 during the first quarter of 2005, reflecting primarily principal repayments on FreeSeas’ long-term debt and its loans from its shareholders. FreeSeas currently expects to use additional bank financing for any possible acquisitions of additional vessels during 2005. Any amounts not financed with bank debt would be paid through additional loans from its shareholders, if prior to the merger, and would be paid from working capital, if after the merger.
      As of March 31, 2005, FreeSeas had two outstanding loans constituting long-term debt with a combined outstanding balance of $9,300,000. These loans mature in 2008 and 2007. FreeSeas also had outstanding as of March 31, 2005, $3,366,000 in the aggregate in loans from its shareholders, the proceeds of which were also used to acquire its two vessels. These loans are interest-free and were modified in April 2005 to provide for a repayment schedule of eight equal quarterly installments of $250,000 each in 2006 and 2007, with balloon payments of the balance due on each loan on January 1, 2008. Before the April 2005 modifications, the loans were repayable from time to time based on FreeSeas’ available cash flow, and matured on the earlier of the sale date of the applicable vessel or on December 31, 2006. FreeSeas made a payment of $200,000 on the loans in the first quarter of 2005.
Year Ended December 31, 2004
          Recent Developments
      On March 28, 2005, FreeSeas executed a definitive agreement, which contemplates the merger of Trinity into FreeSeas, with the current shareholders of Trinity receiving one share and one warrant of FreeSeas for each share and warrant they presently own. After giving effect to the merger, the Trinity shareholders will own approximately 28.4% of FreeSeas. In addition, the management of FreeSeas will receive options and warrants to acquire an additional 950,000 shares of FreeSeas’ common stock, exercisable at $5.00 per share over terms ranging from three to five years.
      In April 2005, FreeSeas, through a newly formed subsidiary, entered into a memorandum of agreement to acquire a Handymax vessel originally built in 1982. The purchase price of the vessel is $11,025,000. Delivery of the vessel and completion of the purchase occurred on June 14, 2005. The vessel was delivered charter-free. FreeSeas financed $7 million of the purchase price with a non-affiliated third party lender. The loan bears interest at a rate of 1.875% above LIBOR. The loan matures in 2008, and is payable in consecutive quarterly installments as follows: two installments of $1,000,000, followed by four installments of $750,000, followed by six installments of $250,000 and a final balloon payment of $500,000. The shareholders of FreeSeas lent $4,216,500 to pay the $4,025,000 balance of the purchase price and for working capital, which will be repaid from the funds that become available upon the consummation of the transaction with Trinity.

          General
      FreeSeas is an independent commercial shipping company formed in April 2004 in order to provide international seaborne transportation services, carrying various drybulk cargoes, such as coal, iron ore, grains, bauxite, phosphate, fertilizers and steel products. As of December 31, 2004, FreeSeas’ fleet consisted of two drybulk carriers, the Free Destiny, which has a total cargo carrying capacity of 25,240 dwt, and the Free Envoy, which has a total cargo carrying capacity of 26,318 dwt. FreeSeas acquired each of these vessels in 2004.
      FreeSeas, through its affiliated management company, Free Bulkers, actively manages the employment of its vessels. FreeSeas’ vessels are currently employed on period time charters ending between August and October 2005, for the Free Destiny, and between September and November 2005, for the Free Envoy. FreeSeas anticipates that it will also, from time to time, employ its vessels in the spot charter market (through voyage charters and trip time charters), which generally last up to 90 days.
      FreeSeas’ business strategy focuses on providing reliable seaborne transportation services at competitive cost and building and maintaining relationships with all segments of the drybulk shipping industry. FreeSeas plans to expand its fleet of vessels in order to make its drybulk carrier business more cost-efficient. It aims to acquire and operate additional drybulk carriers across the size spectrum, including large (Capesize), medium (Panamax) and small (Handymax and Handysize) vessels. It wants to employ the additional carriers primarily in the “period time charter” market.
      FreeSeas’ ability to negotiate profit sharing arrangements in its period time charters provides the potential for revenues above the fixed time charter rates. Furthermore, it expects to maintain a reasonable level of leverage as compared to many of its competitors in order to augment its earnings further.
          Principal Factors Affecting FreeSeas’ Business
      The principal factors that affect the financial position, results of operations and cash flows of FreeSeas include the following:

•	Number of vessels owned and operated;

•	Charter market rates, which reached historic highs earlier in 2005 and have since decreased somewhat, and periods of charterhire;

•	Vessel operating expenses and voyage costs, which are incurred in both U.S. Dollars and other currencies, primarily Euros;

•	Depreciation expenses, which are a function of the cost, any significant post-acquisition improvements, estimated useful lives and estimated residual scrap values of FreeSeas’ vessels;

•	Financing costs related to the indebtedness incurred by FreeSeas, which totaled $13,716,000 as of December 31, 2004; and

•	Fluctuations in foreign exchange rates.
          Acquisition of Vessels
      From time to time as opportunities arise, FreeSeas intends to acquire additional drybulk carriers. Vessels are generally acquired free of charter, and FreeSeas usually enters into a new charter contract with drydockings or special or intermediate surveys. The shipping industry uses income days (also referred to as “voyage” or “available” days) to measure the number of days in a period during which vessels actually generate revenues.
a customer that commences upon delivery of possession of the vessel to FreeSeas. However, FreeSeas may in the future acquire some vessels with time charters.
      FreeSeas anticipates that it would finance approximately two-thirds or more of the purchase price for any new vessel with debt financing, with the remainder of the purchase price to be provided by the

FreeSeas Shareholders or, after the consummation of the merger, funded from its available working capital. If any additional vessels are purchased prior to the completion of the merger, FreeSeas anticipates that its shareholders would be repaid from working capital for any portion of the vessel purchase price provided by them. There can be no assurances that FreeSeas will be able to identify additional vessels for acquisition or that FreeSeas will be able to acquire additional vessels on acceptable terms.
      Consistent with shipping industry practice, FreeSeas treats the acquisition of a vessel (whether acquired with or without a charter) as the acquisition of an asset rather than a business. When FreeSeas acquires a vessel, it conducts, also consistent with shipping industry practice, an inspection of the physical condition of the vessel and an examination of the pertinent classification society records. FreeSeas does not obtain any historical operating data for the vessel from the seller. It does not consider that information material to its decision on acquiring the vessel.
      Most vessels are sold pursuant to a standard agreement that, among other things, provides the buyer with the right to inspect the vessel and the vessel’s classification society records. The standard agreement does not give the buyer the right to inspect the historical operating data of the vessel.
      Prior to the delivery of a purchased vessel, the seller typically removes from the vessel all records, including past financial records and accounts related to the vessel. Upon the change in ownership, the technical management agreement between the seller’s technical manager and the seller is automatically terminated and the vessel’s trading certificates are evoked by its flag state.
      It is rare in the shipping industry for the last charterer of a vessel from a seller to continue as the first charterer of the vessel from the buyer. Where a vessel has been under a voyage charter, the seller delivers the vessel free of charter to the buyer. When a vessel is under time charter and the buyer wishes to assume that charter, the buyer cannot acquire the vessel without the charterer’s consent and an agreement between the buyer and the charterer for the buyer to assume the charter. The purchase of a vessel does not in itself transfer the charter because the charter is a separate service agreement between the former vessel owner and the charterer.
      When FreeSeas acquires a vessel and wants to assume or renegotiate a related time charter, it must take the following steps:

•	Obtain the charterer’s consent to FreeSeas as the new owner;

•	Obtain the charterer’s consent to a new technical manager;

•	Obtain the charterer’s consent to a new flag for the vessel, if applicable;

•	Arrange for a new crew for the vessel;

•	Replace all hired equipment on board the vessel, such as gas cylinders and communication equipment;

•	Negotiate and enter into new insurance contracts for the vessel through its own insurance brokers;

•	Register the vessel under a flag state and perform the related inspections in order to obtain new trading certificates from the flag state;

•	Implement a new planned maintenance program for the vessel; and

•	Ensure that the new technical manager obtains new certificates of compliance with the safety and vessel security regulations of the flag state.

      FreeSeas’ business is comprised of the following primary parts:

•	Employment and operation of its drybulk carriers; and

•	Management of the financial, general and administrative elements involved in the ownership and operation of its drybulk vessels.
      The employment and operation of FreeSeas’ vessels involve the following activities:

•	Vessel maintenance and repair;

•	Crew selection and training;

•	Vessel spares and stores supply;

•	Contingency response planning;

•	Onboard safety procedures auditing;

•	Accounting;

•	Vessel insurance arrangement;

•	Vessel chartering;

•	Vessel hire management;

•	Vessel surveying; and

•	Vessel performance monitoring.
          Important Factors Affecting FreeSeas’ Results of Operations
      FreeSeas believes that the important measures for analyzing trends in the results of its operations consist of the following:

•	Owned days. FreeSeas defines “owned days” (also referred to as “calendar” days) as the total number of days in a period during which each vessel in its fleet was in its possession, including offhire days associated with major repairs, drydockings or special or intermediate surveys. Owned days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that FreeSeas records during that period.

•	Income days. FreeSeas defines “income days” as the total number of days in a period during which each vessel in its fleet was in its possession, net of offhire days associated with major repairs, drydockings or special or intermediate surveys. The shipping industry uses income days (also referred to as “voyage” or “available” days) to measure the number of days in a period during which vessels actually generate revenues.

•	Fleet utilization. FreeSeas calculates fleet utilization by dividing the number of its voyage days during a period by the number of calendar days during that period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are offhire for reasons such as scheduled repairs, vessel upgrades or drydockings and other surveys.

•	Spot charter rates. Spot charter rates are volatile and fluctuate on a seasonal and year-to-year basis. The fluctuations are caused by imbalances in the availability of cargoes for shipment and the number of vessels available at any given time to transport these cargoes.
          Voyage Revenues
      FreeSeas’ voyage revenues are driven primarily by the number of vessels in its fleet, the number of income days during which its vessels generate revenues, and the amount of daily charterhire that its vessels earn under charters, including FreeSeas’ ability to negotiate favorable profit-sharing arrangements. These, in turn, are affected by a number of factors, including the following:

•	FreeSeas’ ability to acquire additional vessels;

•	The nature and duration of its charters;

•	Its decisions regarding vessel acquisitions and sales;

•	The amount of time that FreeSeas spends positioning its vessels;

•	The amount of time that its vessels spend in drydock undergoing repairs;

•	Maintenance and upgrade work;

•	The age, condition and specifications of its vessels;

•	The levels of supply and demand in the drybulk carrier transportation market; and

•	Other factors affecting charter rates for drybulk carriers.
      A spot market voyage charter is generally a contract to carry a specific cargo from a load port to a discharge port for an agreed-upon total amount. Under spot market voyage charters, FreeSeas pays voyage expenses such as port, canal and fuel costs. A spot trip time charter and a period time charter are generally contracts to charter a vessel for a fixed period of time at a set daily rate. Under time charters, the charterer pays voyage expenses. Under both types of charters, FreeSeas pays for vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs. Under FreeSeas’ current charters, however, FreeSeas has also negotiated for a 25% profit sharing arrangement with the charterers, which FreeSeas believes allows it to mitigate some of the risk that it may not benefit from subsequent overall increases in market charter rates. FreeSeas is also responsible for each vessel’s drydocking and intermediate and special survey costs.
      Vessels operating on period time charters, such as FreeSeas’ two vessels under their current charters, provide more predictable cash flows, but can yield lower profit margins than vessels operating in the spot charter market during periods characterized by favorable market conditions. FreeSeas has attempted to address this risk while also taking advantage of increases in profitability in the drybulk market generally by negotiating for 25% profit sharing arrangements in each of its current period time charters for M/V Free Destiny and M/V Free Envoy, which provide for potential revenues above the fixed time charter rates.
      Vessels operating in the spot charter market generate revenues that are less predictable, but may enable FreeSeas to capture increased profit margins during periods of improvements in drybulk rates. FreeSeas would also be exposed to the risk of declining drybulk rates, however, which may have a materially adverse impact on its financial performance. If FreeSeas fixes vessels on period time charters and is not able to negotiate profit sharing arrangements, future spot market rates may be higher or lower than those rates at which FreeSeas has period time chartered its vessels. FreeSeas will evaluate its opportunities to employ its vessels on spot or period time charters, depending on whether it can obtain contract terms that satisfy its criteria.
      A standard maritime industry performance measure is the “daily time charter equivalent” or “daily TCE.” Daily TCE revenues are voyage revenues minus voyage expenses divided by the number of income days during the relevant time period. Voyage expenses primarily consist of port, canal and fuel costs that are unique to a particular voyage and that would otherwise be paid by a charterer under a time charter, as well as commissions. FreeSeas believes that the daily TCE neutralizes the variability created by unique costs associated with particular voyages or the employment of drybulk carriers on time charter or on the spot market and presents a more accurate representation of the revenues generated by its drybulk carriers. FreeSeas’ average daily TCE rate for 2004 was $10,740 reflecting only its fixed charter rates, and was $11,911 reflecting its fixed charter rates and its profit-sharing arrangements.
      FreeSeas negotiated a 25% profit-sharing arrangement in each of the time charters for the M/V Free Envoy and the M/V Free Destiny. FreeSeas receives 25% of the net amount generated by the charterer over the base rate that the charterer pays to FreeSeas. Payment to FreeSeas of its share of the profits occurs every 180 days or at the end of a voyage, whichever occurs earlier, during the term of the charter. Actual and final figures are computed, and any adjustments in the payments made, occur within 30 days of vessel redelivery. FreeSeas received revenue of $295,000 during 2004 and $451,000 for the first calendar quarter of 2005 from the charterer of the two vessels. The profit-sharing arrangement do not impose any monetary or non-monetary obligation upon FreeSeas.
          Vessel Operating Expenses
      Vessel operating expenses include crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance, the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. FreeSeas’ vessel operating expenses, which generally represent fixed costs, will increase if FreeSeas increases the number of vessels in its fleet. Other factors beyond FreeSeas’ control, some of which may affect the shipping industry in general, including, for instance, developments relating to market prices for insurance, may also cause these expenses to increase.
          Depreciation
      FreeSeas depreciates its drybulk carriers on a straight-line basis over their estimated useful lives, which FreeSeas currently estimates to be 27 years from the date of their initial delivery from the shipyard for financial statement purposes (see “Liquidity and Capital Resources” for a discussion of the factors affecting the actual useful lives of FreeSeas’ drybulk carriers). Depreciation is based on cost less the estimated residual value. FreeSeas capitalizes the total costs associated with a drydocking and amortizes these costs on a straight-line basis over the period before the next drydocking becomes due, which is typically 24 to 36 months. Regulations or incidents may change the estimated dates of next drydockings.
          Revenues and Expenses
      Revenues — Voyage revenues totaled $2,535,000 for the period from the commencement of FreeSeas’ operations through December 31, 2004. FreeSeas’ current charters expire during the third and fourth quarters of 2005. FreeSeas has not negotiated new charters for its vessels, and the charter rates and terms that FreeSeas is able to negotiate will depend on the then-prevailing market conditions in the drybulk shipping industry. FreeSeas also had revenues of $295,000 for the period from the commencement of operations thought December 31, 2004, representing the profit-sharing portion of FreeSeas’ charters.
      Vessel Operating Expenses — Vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs, totaled $802,000 for 2004. Daily vessel operating expenses per vessel were $3,287 for 2004.
      Management Fees — Management fees for 2004 totaled $180,000, which represented the fees paid to FreeSeas affiliate, Free Bulkers, for the management of FreeSeas’ vessels. Pursuant to the management agreements related to each of its current vessels, FreeSeas pays Free Bulkers a monthly management fee of $15,000 per vessel. FreeSeas has also agreed to pay Free Bulkers a fee equal to 1 1/4% of gross freight or hire collected from the employment of FreeSeas’ vessels and a 1% commission on the gross purchase price of any new vessels acquired or the gross sales price of any vessel sold by FreeSeas with the assistance of Free Bulkers. In addition, FreeSeas reimburses at cost the travel and other personnel expenses of the Free Bulkers staff, including the per diem paid by Free Bulkers to its staff, when they are required to attend FreeSeas’ vessels at port. These agreements have no specified termination date. FreeSeas anticipates that Free Bulkers would manage any additional vessels that FreeSeas may acquire in the future on comparable terms. FreeSeas believes that the management fees paid to Free Bulkers are comparable to those charged by unaffiliated management companies.
      Commissions and General And Administrative Expenses — Commissions paid during 2004 totaled $127,000 and reflected chartering commissions paid to unaffiliated third parties in connection with the chartering of its vessels. General and administrative expenses, which included, among other things, safety code compliance expenses, travel expenses and communications expenses, totaled $34,000 for 2004.
      As a result of the proposed merger with Trinity and FreeSeas becoming subject to the U.S. securities laws applicable to publicly traded companies, FreeSeas currently expect that its administrative expense will increase by approximately $1.2 million to $1.5 million per year. These additional expenses will reflect, among other things, the salaries and benefits for additional employees, directors’ fees for its increased number of directors, auditing, legal and compliance fees and expenses, and directors’ and officers’ liability insurance premiums.
      Depreciation and Amortization — For 2004, depreciation expense totaled $872,000 and amortization of drydockings and special survey costs totaled $109,000. FreeSeas currently intends to acquire additional vessels in 2005, and, if it is able to do so, these expenses will increase.
      Financing Costs — FreeSeas’ finance costs for 2004 totaled $240,000, representing the fees incurred and interest paid in connection with FreeSeas’ bank loans for its vessels. These expenses would increase in 2005 to the extent FreeSeas uses bank financing for any vessels that it may acquire.
      Net Income — Net income for 2004 totaled $470,000.
          Liquidity and Capital Resources
      FreeSeas’ principal sources of funds have been equity provided by its shareholders, operating cash flows and long-term borrowings. FreeSeas’ principal use of funds has been capital expenditures to acquire and maintain its fleet, comply with international shipping standards and environmental laws and regulations, fund working capital requirements, make principal repayments on outstanding loan facilities, and pay dividends. FreeSeas expects to rely upon operating cash flows, long-term borrowings, and the working capital available to it following consummation of the merger, as well as possible future equity financings, to implement its growth plan. In addition, to the extent that the options and warrants issued in connection with the merger are subsequently exercised, the proceeds from these exercises would provide FreeSeas with additional funds.
      FreeSeas believes that its current cash balance as well as operating cash flows will be sufficient to meet its liquidity needs for its existing two vessels for the next two to three years assuming the charter market does not deteriorate to the low rate environment that prevailed subsequent to the Asian financial crisis in 1998 and 1999. FreeSeas expects that charter rates will decrease somewhat beginning in the second quarter of 2005 as a result of the usual summer slowdown in activity. But two of its vessels are under time charters through the summer and the revenues that they generate during the summer months will not be affected by that decline. If FreeSeas does acquire additional vessels, it will rely on new debt, the working capital available to it following consummation of the merger, proceeds from possible future offerings, and revenues from operations to meet its liquidity needs going forward.
      The M/V FreeDestiny and the M/V Free Envoy, FreeSeas’ two drybulk carriers, are 23 and 21 years old, respectively. For financial statement purposes, FreeSeas’ uses an estimated useful life for a vessel of 27 years. However, economics, rather than a set number of years, determines the actual useful life of a vessel. As a vessel ages, the maintenance costs rise particularly with respect to the cost of savings. So long as the revenue generated by the vessel sufficiently exceeds its maintenance costs, the vessel will remain in use. If the revenue generated or expected future revenue does not sufficiently exceed the maintenance costs, or if the maintenance costs exceed the revenue generated or expected future revenue, then the vessel owner usually sells the vessel for scrap.
      The next special survey of the M/V FreeDestiny is scheduled to occur at the end of August 2007, when the vessel will be 25 years old. The next special survey of the M/V Free Envoy is scheduled to occur at the end of August 2008, when the vessel is 24 years old. If those special surveys of the respective vessels don’t require FreeSeas to make extensive capital outlays to keep the vessels operating, then the two vessels should continue in use of another two-and-a-half years after the respective special surveys.

      FreeSeas’ business is capital intensive and its future success will depend on its ability to maintain a high-quality fleet through the timely acquisition of additional vessels and the possible sale of selected vessels. These acquisitions will be principally subject to management’s expectation of future market conditions as well as FreeSeas’ ability to acquire drybulk carriers on favorable terms.
          Cash Flows
      Net Cash From Operating Activities — Net cash from operating activities totaled $1,246,000 during 2004, reflecting FreeSeas’ commencement of operations during the year. The net cash from operating activities primarily represent cash received from customers offset by payments made for operating activities including payments made for dry-docking and special survey costs.
      Net Cash Used In Investing Activities — Net cash used in investing activities totaled $17,460,000 during 2004, which reflects the acquisition costs for FreeSeas’ two vessels. If FreeSeas is able to acquire additional vessels during 2005, its cash outlays will increase further.
      Net Cash from Financing Activities — Net cash from financing activities totaled $16,675,000 during 2004, reflecting the proceeds of FreeSeas’ bank loans, loans from its shareholders, and shareholders’ contributions, which were offset by principal repayments of its long-term debt and its loans from its shareholders. FreeSeas currently expects to use additional bank financing for any possible acquisitions of additional vessels during 2005. Any amounts not financed with bank debt would be paid through additional loans from its shareholders, if prior to the merger, and would be paid from working capital, if after the merger.
      As of December 31, 2004, FreeSeas had two outstanding loans constituting long-term debt with a combined outstanding balance of $10,150,000. These loans mature in 2008 and 2007. FreeSeas also had outstanding as of December 31, 2004, $3,566,000 in the aggregate in loans from its shareholders, the proceeds of which were also used to acquire its vessels. These loans are interest-free and were modified in April 2005 to provide for a repayment schedule of eight equal quarterly installments of $250,000 each in 2006 and 2007, with balloon payments of the balance due on each loan on January 1, 2008. Before the April 2005 modifications, the loans were repayable from time to time based on FreeSeas’ available cash flow, and matured on the earlier of the sale date of the applicable vessel or on December 31, 2006. FreeSeas made a payment of $200,000 on the loans in the first quarter of 2005.
          Off-Balance Sheet Arrangements
      As of December 31, 2004, FreeSeas did not have any off-balance arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated by the SEC.
          Contractual Obligations and Contingencies
      Significant existing contractual obligations and contingencies consist of the obligations of FreeSeas’ vessel-owning subsidiaries as borrowers of loans to finance the purchase of FreeSeas’ vessels.
          Long-Term Financial Obligations
      The following table sets out long-term financial obligations outstanding as of December 31, 2004:

	Loans

Year ended	Free	Free	Related
December 31,	Destiny	Envoy	Parties(1)	Total

2005	$1,700,000	$1,700,000	$200,000	$3,600,000
2006	1,541,667	1,700,000	1,000,000	4,241,667
2007	1,066,668	2,175,000	1,000,000	4,241,668
2008	266,665	—	1,366,000	1,632,665

TOTAL	$4,575,000	$5,575,000	$3,566,000	$13,716,000

(1)	Repayment schedule reflects change in payment terms made in April 2005 and the payment made in the first quarter of 2005.
      The scheduled quarterly principal payments during 2005 for outstanding long-term debt equal $425,000 for each loan per quarter.
          Quantitative and Qualitative Disclosure of Market Risk

Interest Rate Fluctuation
      The international drybulk industry is a capital intensive industry, requiring significant amounts of investment. Much of this investment is provided in the form of long-term debt. FreeSeas’ debt usually contains interest rates that fluctuate with LIBOR. Increasing interest rates could adversely impact future earnings.
      FreeSeas’ interest expense is affected by changes in the general level of interest rates. As an indication of the extent of FreeSeas’ sensitivity to interest rate changes, an increase of 100 basis points would have decreased FreeSeas’ net income and cash flows in the current year by approximately $27,500 based upon FreeSeas’ debt level during the period in 2004 during which FreeSeas had debt outstanding.
      The following table sets forth the sensitivity of loan A in U.S. dollars to a 100-basis-point increase in LIBOR during the next five years on the same basis.

Year	Amount

2005	$39,500
2006	$22,300
2007	$9,200
2008	$650
      The following table sets forth the sensitivity of loan B in U.S. dollars to a 100-basis-point increase in LIBOR during the next five years on the same basis.

Year	Amount

2005	$49,500
2006	$32,000
2007	$15,500
          Foreign Exchange Rate Risk
      FreeSeas generates all of its revenues in U.S. dollars, but incurs approximately 20% of its expenses in currencies other than U.S. dollars. For accounting purposes, expenses incurred in Euros are converted into U.S. dollars at the exchange rate prevailing on the date of each transaction. At December 31, 2004, approximately 20% of FreeSeas’ outstanding accounts payable was denominated in currencies other than the U.S. dollar (mainly in the Euro).
          Critical Accounting Policies
      The discussion and analysis of FreeSeas’ financial condition and results of operations is based upon FreeSeas’ consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States of America, or U.S. GAAP. The preparation of those financial statements requires FreeSeas to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses and related disclosure of contingent assets and liabilities at the date of its financial statements. Actual results may differ from these estimates under different assumptions or conditions.
      Critical accounting policies are those that reflect significant judgments or uncertainties, and potentially result in materially different results under different assumptions and conditions. FreeSeas has described below what it believes are its most critical accounting policies that involve a high degree of judgment and the methods of their application. For a description of all of FreeSeas’ significant accounting policies, see Note 2 to its consolidated financial statements.
      Impairment of long-lived assets. FreeSeas evaluates the carrying amounts and periods over which long-lived assets are depreciated to determine if events or changes in circumstances have occurred that would require modification to their carrying values or useful lives. In evaluating useful lives and carrying values of long-lived assets, FreeSeas reviews certain indicators of potential impairment, such as undiscounted projected operating cash flows, vessel sales and purchases, business plans and overall market conditions. FreeSeas determines undiscounted projected net operating cash flows for each vessel and compares it to the vessel carrying value. In the event that impairment occurred, FreeSeas would determine the fair value of the related asset and FreeSeas records a charge to operations calculated by comparing the asset’s carrying value to the estimated fair market value. FreeSeas estimates fair market value primarily through the use of third-party valuations performed on an individual vessel basis.
      Depreciation. FreeSeas records the value of its vessels at their cost (which includes acquisition costs directly attributable to the vessel and expenditures made to prepare the vessel for its initial voyage) less accumulate depreciation. FreeSeas depreciates each of its vessels on a straight-line basis over its estimated useful life, estimated to be 27 years from date of initial delivery from the shipyard. FreeSeas believes that a 27-year depreciable life is consistent with that of other shipping companies. Depreciation is based on cost less the estimated residual scrap value. Furthermore, FreeSeas estimates the residual values of its vessels to be $150 per lightweight ton, which FreeSeas believes is common in the shipping industry. An increase in the useful life of the vessel or in the residual value would have the effect of decreasing the annual depreciation charge and extending it into later periods. A decrease in the useful life of the vessel or in the residual value would have the effect of increasing the annual depreciation charge. See “Liquidity and Capital Resources” for a discussion of the factors affecting the actual useful lives of FreeSeas’ vessels. However, when regulations place limitations on the ability of a vessel to trade on a worldwide basis, the vessel’s useful life is adjusted to end at the date such regulations become effective.
      Deferred drydock and special survey costs. FreeSeas’ vessels are required to be drydocked approximately twice in any 60 month period for major repairs and maintenance that cannot be performed while the vessels are operating. The vessels are required to undergo special surveys every 60 months that occasionally coincide with drydocking due dates, in which case the procedures are combined in a cost efficient-manner.
      FreeSeas capitalizes the costs associated with drydockings as they occur and amortizes these costs on a straight line basis over the period between drydockings. Cost capitalized as part of the drydocking include actual costs incurred at the drydock yard; cost of fuel consumed between the vessel’s last discharge port prior to the drydocking and the time he vessel leaves the drydock yard; cost of hiring riding crews to effect repairs on a vessel and parts used in making such repairs that are reasonably made in anticipation of reducing the duration or costs of the drydocking’ cost of travel, lodging and subsistence of FreeSeas personnel sent to the drydocking site to supervise; and the cost of hiring a third party to oversee a drydocking. FreeSeas believes that these criteria are consistent with U.S. GAAP guidelines and industry practice and that its policy of capitalization reflects the economics and market values of the vessels.
      FreeSeas follows the deferral method of accounting for special survey and drydocking costs, whereby actual costs incurred are deferred and amortized over a period of 60 and approximately 30 months, respectively.
      Financing costs. Fees incurred for obtaining new loans are deferred and amortized over the loans’ respective repayment periods, using the effective interest rate method. These charges are included in the balance sheet line item “Deferred Charges.” Any unamortized balance of costs relating to loans repaid or refinanced is expensed in the period during which the repayment or refinancing occurs, if the refinancing is deemed to be a debt extinguishment under EITF 96-19.

      Accounting for revenues and expenses. Revenues and expenses resulting from each time charter are accounted for on an accrual basis. Time charter revenues are recognized on a straight-line basis over the rental periods of such signed charter agreements, as service is performed, except for loss generating time charters, in which case the loss is recognized in the period when such loss is determined. Time charter revenues received in advance is recorded as a liability until charter service is rendered.
      Vessel operating expenses are accounted for on an accrual basis. Certain vessel operating expenses payable by the Company are estimated and accrued at period end.
      The Company has entered into a profit sharing arrangement with the charterer, whereby the Company may receive additional income of 25% of net earnings earned by the charterer, where those earnings are over the base rate of hire, to be settled periodically, during the term of the charter agreement. Revenue generated from profit sharing arrangements are recognized based on the amounts settled for a respective period.
      Repairs and maintenance. All repair and maintenance expenses, including major overhauling and underwater inspection expenses, are charged against income in the year incurred and are included in vessel operating expenses in FreeSeas’ consolidated statement of operations.
DESCRIPTION OF FREESEAS SECURITIES
      Trinity stockholders who receive shares of FreeSeas in the Merger will become shareholders of FreeSeas. FreeSeas is a corporation organized under the laws of the Republic of the Marshall Islands and is subject to the provisions of Marshall Islands law. Given below is a summary of the material features of the FreeSeas shares. This summary is not a complete discussion of the charter documents and other instruments of FreeSeas that create the rights of its shareholders. You are urged to read carefully those documents and instruments. Please see “Where You Can Find Additional Information” for information on how to obtain copies of those documents and instruments.
      FreeSeas’ authorized capital stock consists of 40,000,000 shares of common stock, par value, $.001 per share, of which 4,500,000 shares are issued and outstanding and 5,000,000 shares of blank check preferred stock, par value, $.001 per share, none of which are outstanding. All of FreeSeas’ shares of stock must be in registered form.
Common Stock
      As of the date of this joint proxy statement/ prospectus, FreeSeas has 4,500,000 shares of common stock outstanding out of 40,000,000 shares authorized to be issued. Upon consummation of the Merger, FreeSeas will have outstanding anywhere from 6,282,600 to 5,983,749 shares of common stock, depending on whether any Trinity shareholders exercise their rights to convert Trinity Capital Stock into cash. In addition, FreeSeas will have 5,017,500 shares of common stock reserved for issuance upon the exercise of various options and warrants. Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by FreeSeas’ Board of Directors out of funds legally available for dividends. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of FreeSeas’ securities. All outstanding shares of common stock are, and the shares to be issued in the merger when issued will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock which FreeSeas may issue in the future.
Preferred Stock
      As of the date of this joint proxy statement/prospectus, FreeSeas is authorized to issue up to 5,000,000 shares of “blank check” preferred stock. FreeSeas’ Board of Directors can determine the rights, designations and preferences of the preferred, and authorize the issuance of shares of preferred stock without any further vote or action by FreeSeas’ shareholders.
Other Securities
      Class W Warrants and Class Z Warrants. In connection with Trinity’s initial public offering, Trinity issued two classes of warrants, Class W warrants and Class Z warrants. Pursuant to the Merger, the warrant holders’ rights to purchase Trinity common stock will convert into rights to purchase FreeSeas common stock. Each Class W warrant entitles the holder to purchase one share of FreeSeas common stock at an exercise price of $5.00 per share, commencing on the later of July 29, 2005 or the date of consummation of the Merger. The Class W warrants will expire on July 29, 2009, or earlier upon redemption. Each Class Z warrant entitles the holder to purchase from FreeSeas one share of common stock at an exercise price of $5.00 per share, commencing on the later of July 29, 2005 or the date of consummation of the Merger. The Class Z warrants will expire on July 29, 2011, or earlier upon redemption. FreeSeas may redeem the outstanding Class W warrants and/or Class Z warrants with the prior consent of HCFP, in whole and not in part, at a price of $.05 per warrant at any time after the warrants become exercisable, upon a minimum of 30 days’ prior written notice of redemption, if, and only if, the last sale price of FreeSeas’ common stock equals or exceeds $7.50 per share for a Class W warrant or $8.75 per share for a Class Z warrant for any 20 trading days within a 30-trading-day period ending three business days before FreeSeas sends the notice of redemption.
      Class A Warrants. FreeSeas has issued to its current shareholders warrants to purchase an aggregate of 200,000 shares of its common stock at an exercise price of $5.00 per share. The warrants become exercisable on the later of July 29, 2005, or consummation of the Merger. The warrants will expire on July 29, 2011. The warrants are not callable.
      Purchase Option. Upon the consummation of the Merger, FreeSeas will assume Trinity’s obligations under the purchase option sold to HCFP, the representative of the underwriters in Trinity’s initial public offering. Under that purchase option, HCFP has the right to purchase up to 12,500 Series A Units at a price of $17.325 per unit and up to 65,000 Series B Units at a price of $16.665 per unit. Each Series A Unit will consist of 25,000 shares of FreeSeas’ common stock, 62,500 Class W warrants and 62,500 Class Z warrants. Each Series B Unit will consist of 130,000 shares of FreeSeas’ common stock, 65,000 Class W warrants and 65,000 Class Z warrants. The purchase option expires on July 29, 2009.
      Employee Options. Pursuant to its 2005 Stock Incentive Plan, FreeSeas is granting to its executive officers in connection with their employment with FreeSeas options to purchase a total of 750,000 shares of its common stock. The options vest at a rate of 1/3 per year, with the initial 1/3 vesting upon signing the employment agreement, the second 1/3 vested on the first anniversary of the employment agreement, and the final 1/3 vesting on the second anniversary of the employment agreement. The options entitle the holders to purchase shares of FreeSeas’ common stock at an exercise price of $5.00 per share and each portion vested is exercisable for five years from the date of vesting.
2005 Stock Incentive Plan
      FreeSeas’ 2005 Stock Incentive Plan (the “Plan”) became effective on April 26, 2005, for the purpose of furthering the long-term stability, continuing growth and financial success of the Company by retaining and attracting key employees, officers and directors through the use of stock incentives. Awards may be granted under the Plan in the form of incentive stock options, non-qualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, unrestricted stock, restricted stock units and performance shares. An aggregate of 1,000,000 shares of the Company’s Common Stock are reserved for issuance under the Plan.
      All officers, directors and executive, managerial, administrative and professional employees of the Company (“Key Persons”) are eligible to receive awards under the Plan. The Board of Directors of FreeSeas shall have the power and complete discretion, as provided in Section 15 of the Plan, to select which Key Persons shall receive awards and to determine for each such Key Person the terms, conditions and nature of the award, and the number of shares to be allocated to each Participant as part of each award.
Anti-Takeover Provisions of Amended and Restated Articles of Incorporation
      Several provisions of FreeSeas’ Amended and Restated Articles of Incorporation and Amended and Restated By-laws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen FreeSeas’ vulnerability to a hostile change of control and enhance the ability of its Board of Directors to maximize shareholder value in connection with any unsolicited offer to acquire FreeSeas. However, these anti-takeover provisions, summarized below, could also discourage, delay or prevent (1) the merger or acquisition of FreeSeas by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent directors and officers.
      Blank Check Preferred Stock. FreeSeas’s Board of Directors has the authority, without any further vote or action by the shareholders of FreeSeas, to issue up to 5,000,000 shares of blank check preferred stock. The Board of Directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of FreeSeas or the removal of its management.
      Classified Board of Directors. Directors of FreeSeas serve staggered, three-year terms. Approximately one-third of its directors are elected each year. The classification of the directors could discourage a third party from making a tender offer for FreeSeas’ stock or attempting to obtain control of FreeSeas. It could also delay shareholders who do not agree with the policies of the Board of Directors from removing a majority of the Board of Directors for two years.
      Supermajority Director Voting Requirement to Change Number of Directors. The Board of Directors may only change the size of the Board by a vote of not less than 66 2/3% of the directors then in office. This provision makes it more difficult to increase the number of directors in an attempt to gain a majority of directors through the addition of more directors.
      Election and Removal of Directors. Cumulative voting in the election of directors is not permitted. FreeSeas’ Amended and Restated By-laws require parties other than the Board of Directors to give advance written notice of nominations for the election of directors. Its Amended and Restated Articles of Incorporation provide that directors may be removed only for cause and only upon the affirmative vote of either the holders of at least 66 2/3% of FreeSeas’ issued and outstanding voting stock or at least 80% of the directors then in office, other than the director whose removal is being sought. They also require advance written notice of any proposals by shareholders to remove a director. These provisions may discourage, delay or prevent the removal of incumbent directors and/or officers.
      Limited Actions by Shareholders. The BCA provides that any action required or permitted to be taken by the shareholders of FreeSeas must be done at an annual meeting or special meeting of shareholders or by the unanimous written consent of the shareholders. FreeSeas’ By-laws provide that only the Board of Directors, the Chairman or the President may call special meetings of shareholders. The BCA provides that the business that can be transacted at a special meeting of shareholder must be related to the purpose or purposes stated in the notice of the meeting.
      Other Supermajority Voting Requirements. The shareholders of FreeSeas can make, alter, amend or repeal By-laws of FreeSeas only upon the affirmative vote of 66 2/3% of the outstanding shares of capital stock entitled to vote generally in the election of directors. The provisions of the Amended and Restated Articles of Incorporation with respect to directors and By-laws can only be amended by the affirmative vote of 66 2/3% of the outstanding shares of capital stock entitled to vote generally in the election of directors. Such supermajority voting requirements make these provisions more difficult to change and thus may discourage, delay or prevent the removal of incumbent directors and/or officers.
Distributions
      Subject to the discussion of passive foreign investment companies below, any distributions made by FreeSeas with respect to its common stock to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of FreeSeas’ current or accumulated earnings and profits, as determined under United States of America federal income tax principles. Distributions in excess of FreeSeas’ earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in his common stock on a dollar-for-dollar basis and thereafter as capital gain. Because FreeSeas is not a United States corporation, U.S. Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from FreeSeas. Dividends paid with respect to FreeSeas’ common stock will generally be treated as “passive income” (or “passive category income” for taxable years beginning after December 31, 2006) or, in the case of certain types of U.S. Holders, “financial services income,” (which will be treated as “general category income” income for taxable years beginning after December 31, 2006) for purposes of computing allowable foreign tax credits for United States foreign tax credit purposes.
      Dividends paid on FreeSeas’ common stock to a U.S. Holder who is an individual, trust or estate (a “U.S. Individual Holder”) should be treated as “qualified dividend income” that is taxable to such U.S. Individual Holders at preferential tax rates (through 2008) provided that (1) the common stock is readily tradable on an established securities market in the United States (such as The Nasdaq SmallCap Market on which FreeSeas’ common stock will be traded); (2) FreeSeas is not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year (which FreeSeas does not believe it is, has been or will be); and (3) the U.S. Individual Holder has owned the common stock for more than 60 days in the 121-day period beginning 60 days before the date on which the common stock becomes ex-dividend.” Any dividends paid by FreeSeas which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Individual Holder. Legislation has been recently introduced in the U.S. Senate which, if enacted in its present form, would preclude FreeSeas’ dividends from qualifying for such preferential rates prospectively from the date of enactment.
      Special rules may apply to any “extraordinary dividend” — generally, a dividend equal to or in excess of ten percent of a shareholder’s adjusted basis (or fair market value in certain circumstances) in a share of common stock — paid by FreeSeas. If FreeSeas pays an “extraordinary dividend” on its common stock that is treated as “qualified dividend income,” then any loss derived by a U.S. Individual Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend. Depending upon the amount of a dividend paid by FreeSeas, such dividend may be treated as an “extraordinary dividend.”
      THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. EACH TRINITY STOCKHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL LAW OR OTHER TAX LAWS.
DESCRIPTION OF TRINITY SECURITIES
      Given below is a summary of the material features of Trinity’s securities. This summary is not a complete discussion of the certificate of incorporation and bylaws of Trinity that create the rights of its stockholders. You are urged to read carefully the certificate of incorporation and bylaws, which have been filed as exhibits to SEC reports filed by Trinity. Please see “Where You Can Find Additional Information” for information on how to obtain copies of those documents.
Common Stock and Class B Common Stock
      Trinity is authorized to issue 20,000,000 shares of common stock, par value $.0001 per share, 2,000,000 shares of Class B common stock, par value $.0001 per share, and 5,000 shares of preferred stock, par value $.0001 per share. As of the date of this joint proxy statement/ prospectus, 287,600 shares of Trinity’s common stock are outstanding, 1,495,000 shares of Trinity’s Class B common stock are outstanding and no shares of preferred stock are outstanding.
      In its initial public offering, effective July 29, 2004 (closed on August 4, 2004), Trinity sold to the public 143,750 Series A Units and 747,500 Series B Units at a price of $10.50 and $10.10 per unit, respectively, inclusive of an option issued to the underwriters to purchase additional Series A Units and Series B Units, which was exercised in full. Proceeds from the initial public offering, including the exercise of the over-allotment option, totaled $8,085,653 which was net of $973,472 in underwriting and other expenses. Each Series A Unit consists of two shares of Trinity’s common stock, five Class W Warrants, and five Class Z Warrants. Each Series B Unit consists of two shares of Trinity’s Class B common stock, one Class W Warrant, and one Class Z Warrant.
      A portion of the net proceeds of the offering (representing the aggregate offering price of the Series B Units) was placed in a trust fund maintained by American Stock Transfer & Trust Company, as trustee, pursuant to an agreement with American Stock Transfer & Trust Company. Trinity Class B stockholders voting against a business combination are entitled to redeem their Class B common stock for a pro rata share of the trust fund, including any interest earned on their portion of the trust fund, if the business combination is approved and completed. It is anticipated that the funds to be distributed to Class B stockholders entitled to redeem their Class B shares who elect redemption will be distributed promptly after completion of a business combination. Any Class B stockholder who redeems his or her stock into his or her share of the trust fund still has the right to exercise the Class W and Class Z Warrants that he or she received as part of the Series B Units. Trinity will not complete any business combination if Class B stockholders, owning 20% or more of the Class B shares sold in the offering, exercise their redemption rights.
      An eligible Class B stockholder may request redemption at any time after the mailing to Class B stockholders of this joint proxy statement/ prospectus and prior to the vote taken with respect to a proposed business combination at a meeting held for that purpose, but the request will not be granted unless the Class B stockholder votes against the business combination and the business combination is approved and completed. Any request for redemption, once made, may be withdrawn at any time up to the date of the special meeting.
      Both the Trinity common stock and Class B common stock have one vote per share. Trinity may proceed with a business combination only if the Class B stockholders who own at least a majority of the Class B shares of common stock vote in favor of the business combination and Class B stockholders owning less than 20% of the Class B shares exercise their redemption rights. If Trinity does not complete a business combination within 12 months after the completion of its initial public offering, or within 18 months if certain extension criteria have been satisfied, Trinity will distribute to all of its Class B stockholders, in proportion to their respective equity interest in Class B common stock, an aggregate sum equal to the amount in the trust fund, inclusive of any interest, and all then outstanding shares of Class B common stock will be automatically cancelled. Holders of Trinity common stock will not be entitled to receive any of the proceeds held in the trust fund. However, any remaining net assets following the distribution of the trust fund will be available for use by Trinity.
      Trinity stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that Class B stockholders have the right to have their shares of Class B common stock redeemed for cash equal to their pro rata share of the trust fund if they vote against the business combination and the business combination is approved and completed. Trinity Class B stockholders who redeem their stock for their respective shares of the trust fund still have the right to exercise the warrants that they received as part of the Series B Units.
Warrants
      Each Class W Warrant entitles the holder to purchase from Trinity one share of common stock at an exercise price of $5.00, commencing on the later of (a) July 29, 2005 or (b) the earlier of the completion of a business combination with a target business, or the distribution of the trust fund to the Class B stockholders. The Class W Warrants will expire on July 29, 2009 or earlier upon redemption.
      Each Class Z Warrant entitles the holder to purchase from Trinity one share of common stock at an exercise price of $5.00, commencing on the later of (a) July 29, 2005 or (b) the earlier of the completion of a business combination with a target business, or the distribution of the trust fund to the Class B stockholders. The Class Z Warrants will expire on July 29, 2011 or earlier upon redemption.
      Trinity may redeem the outstanding Class W Warrants and/or Class Z Warrants with the prior consent of HCFP, in whole and not in part, at a price of $.05 per warrant at any time after the warrants become exercisable, upon a minimum of 30 days’ prior written notice of redemption, and if, and only if, the last sale price of Trinity’s common stock equals or exceeds $7.50 per share and $8.75 per share, for a Class W Warrant and Class Z Warrant, respectively, for any 20 trading days within a 30-trading-day period ending three business days before Trinity sends the notice of redemption.
Preferred Stock
      Trinity’s certificate of incorporation authorizes the issuance of 5,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by Trinity’s Board of Directors. No shares of preferred stock have been issued. Accordingly, Trinity’s Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock, although the underwriting agreement prohibits Trinity, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust fund, or which votes as a class with the Class B common stock on a business combination. Trinity is not issuing any preferred stock to effect the merger with FreeSeas.
Purchase Option
      As part of its initial public offering, Trinity sold to HCFP for $100, an option to purchase up to a total of 12,500 additional Series A Units and/or 65,000 additional Series B Units. The Series A Units and Series B Units issuable upon exercise of this option are identical to those in the initial public offering, except that the exercise price of the warrants included in the units is $5.50 per share (110% of the exercise price of the warrants included in the units sold to the public) and the Class Z Warrants are exercisable by HCFP for a period of only five years from the date of the initial public offering. The option is exercisable at $17.325 per Series A Unit and $16.665 per Series B Unit commencing on the later of (a) July 29, 2005 or (b) the earlier of the completion of a business combination with a target business, or the distribution of the trust fund to the Class B stockholders, and expires on July 29, 2009. The estimated fair value of this purchase option of approximately $225,000 was charged to stockholders’ equity as a direct cost of the initial public offering.
Trinity’s Transfer Agent and Warrant Agent
      The transfer agent for Trinity’s securities and warrant agent for its warrants is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038.
COMPARISON OF TRINITY AND FREESEAS STOCKHOLDER RIGHTS
      In the Merger, shares of Trinity Capital Stock will be converted into FreeSeas shares and the stockholders of Trinity will become shareholders of FreeSeas. Trinity is a Delaware corporation. The rights of its stockholders derive from Trinity’s certificate of incorporation and bylaws and from the DGCL. FreeSeas is a Marshall Islands corporation. The rights of its shareholders derive from FreeSeas’ articles of incorporation and by-laws and from the BCA.
      The following is a comparison of certain rights of Trinity stockholders and FreeSeas shareholders. Certain significant differences in the rights of Trinity stockholders and those of FreeSeas shareholders arise from differing provisions of Trinity’s and FreeSeas’ respective governing corporate instruments. The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of Trinity stockholders and those of FreeSeas shareholders. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the DGCL and the BCA and to the respective governing corporate instruments of Trinity and FreeSeas, to which stockholders are referred.
Authorized Capital Stock
      Trinity. Trinity is authorized to issue 22,005,000 shares of capital stock, consisting of three classes, each with a par value of $0.0001 per share: (i) 20,000,000 shares of common stock; (ii) 2,000,000 shares of Class B common stock; and (iii) 5,000 shares of preferred stock. As of the date of this joint proxy statement/ prospectus, 287,600 of the 20,000,000 shares of common stock are issued and outstanding, 1,495,000 of the 2,000,000 shares of Class B common stock are issued and outstanding and none of the 5,000 shares of preferred stock are issued and outstanding. Trinity’s certificate of incorporation does not provide that stockholders have a preemptive right to acquire any authorized and unissued shares of Trinity stock.
      Under Trinity’s certificate of incorporation, each stockholder is entitled to one vote for each share of stock owned, however, only the holders of Class B common stock are entitled to one vote for each share of Class B common stock in connection with a business combination, which is defined as the acquisition by Trinity, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction, of an operating business. Under Trinity’s bylaws, a majority of Trinity’s outstanding shares entitled to vote, represented in person or by proxy, constitutes a quorum. A majority of the shares represented and entitled to vote at a meeting of stockholders is sufficient to take action on a matter, unless otherwise provided by applicable law, the articles of incorporation or bylaws. As allowed under Delaware law, action required or permitted to be taken at a stockholders’ meeting may be taken without a meeting if a consent in writing setting forth the action to be taken is signed by those persons who would be entitled to vote at a meeting those shares having voting power to cast at least the minimum number of votes necessary to authorize the action at a meeting at which all shares entitled to vote were present and voted.
      FreeSeas. FreeSeas is authorized to issue 40,000,000 registered shares of common stock, par value US $.001 per share, and 5,000,000 registered shares of preferred stock, par value US $.001 per share. As of the date of this joint proxy statement/ prospectus, FreeSeas has 4,500,000 shares of common stock and no shares of preferred stock issued and outstanding. Upon consummation of the merger, FreeSeas will have outstanding anywhere from 6,282,600 to 5,983,749 shares of common stock, depending on whether any Trinity shareholders exercise their rights to convert Trinity Capital Stock into cash. In addition, FreeSeas will have 5,017,500 shares of common stock reserved for issuance upon the exercise of various options and warrants. Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by FreeSeas’ Board of Directors out of funds legally available for dividends. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of FreeSeas’ securities. All outstanding shares of common stock are, and the shares to be issued in the merger when issued will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock which FreeSeas may issue in the future.
      As of the date of this joint proxy statement/ prospectus, FreeSeas is authorized to issue up to 5,000,000 registered shares of blank check preferred stock. FreeSeas’ Board of Directors can determine the rights, designations and preferences of the preferred stock and authorize the issuance of shares of preferred stock, without any further vote or action by FreeSeas’ shareholders.

Board of Directors.
      Trinity. Under the DGCL, the certificate of incorporation, an initial bylaw or a bylaw adopted by the stockholders of a Delaware corporation may create a classified board with staggered terms. A maximum of three classes of directors is allowed with members of one class elected each year for a maximum term of three years. There is no statutory requirement as to the number of directors in each class or that the number in each class be equal.
      Trinity’s bylaws provide that its Board of Directors shall consist of not less than one nor more than seven members as designated from time to time by resolution of the Board. Trinity’s Board of Directors currently has four members. Directors are elected by the affirmative vote of a majority of the shares represented at the annual meeting of stockholders. Trinity’s Board of Directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term.
      Trinity’s certificate of incorporation and bylaws do not provide for cumulative voting for the election of directors. If any vacancy occurs in the membership of the Board of Directors, it may be filled by a vote of the majority of the remaining directors then in office. A director appointed to fill a vacancy shall be appointed for a term of office continuing until the expiration of the term of the director whose place became vacant.
      FreeSeas. The Board of Directors of FreeSeas is divided into three classes that are as nearly equal in number as possible. Class A Directors initially serve until the 2006 annual meeting of shareholders, Class B Directors initially serve until the 2007 annual meeting of shareholders, and Class C Directors initially serve until the 2008 annual meeting of shareholders. At each annual meeting of shareholders after the foregoing initial terms, the directors of each class are elected for terms of three years.
      The directors of FreeSeas are elected by a plurality of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote in the election. There is no provision for cumulative voting.
      FreeSeas’ Board of Directors may change the number of directors by a vote of not less than 66 2/3% of the directors then in office. Each director is elected to serve until his successor shall have been duly elected and qualified, except in the event of his earlier resignation, removal or death.
Special Meetings of Stockholders
      Trinity. Trinity’s bylaws provide that the President, the Vice-President or the Secretary shall call a special meeting of the stockholders whenever stockholders, holding not less than a majority of all of the outstanding stock of Trinity entitled to vote at such meeting, shall make a written application. Nothing in the bylaws limits the right and power of the President, Vice-President or the directors and stockholders to require a special meeting for the election of directors pursuant to the provisions of the DGCL.
      FreeSeas. A special meeting of FreeSeas’ shareholders may be called at any time by the Board, the Chairman or the President. No other person is permitted to call a special meeting of FreeSeas’ shareholders.
Mergers, Share Exchanges and Sales of Assets
      Trinity. The DGCL generally requires a majority vote of the outstanding shares of the corporation entitled to vote to effectuate a merger. The certificate of incorporation of a Delaware corporation may provide for a greater vote. In addition, the vote of stockholders of the surviving corporation on a plan of merger is not required under certain circumstances.
      Trinity’s certificate of incorporation provides that, in connection with a business combination, such as a merger, each outstanding share of Class B common stock shall be entitled to one vote per share of Class B common stock. A majority vote of Trinity’s outstanding Class B common stock is required for the approval of a business combination.

      FreeSeas. The BCA provides that a merger in which FreeSeas is not the surviving corporation requires the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of FreeSeas entitled to vote thereon. The BCA further provides that a sale, lease, exchange or other disposition of all or substantially all the assets of FreeSeas, if not made in the usual or regular course of the business actually conducted by FreeSeas, requires the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of capital stock of FreeSeas entitled to vote thereon, unless any class of shares is entitled to vote thereon as a class, in which event such authorization shall require the affirmative vote of the holders of a majority of the shares of each class of shares entitled to vote as a class thereon and of the total shares entitled to vote thereon.
Dividends
      Trinity. The DGCL allows the board of directors of a Delaware corporation to authorize the corporation to declare and pay dividends and other distributions to its stockholders, subject to any restrictions contained in the certificate of incorporation, either out of surplus, or, if there is no surplus, out of net profits for the current or preceding fiscal year in which the dividend is declared. However, a distribution out of net profits is not permitted if a corporation’s capital is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, until the deficiency has been repaid.
      Trinity’s certificate of incorporation provides that, subject to the preferential dividend rights applicable to shares of Trinity preferred stock, the holders of shares of Trinity common stock and Class B common stock shall be entitled to received only such dividends as may be declared by the Board of Directors.
      FreeSeas. Declaration and payment of any dividend is subject to the discretion of FreeSeas’ Board of Directors. The timing and amount of dividend payments will be dependent upon FreeSeas’ earnings, financial condition, cash requirements and availability, restrictions in its loan agreements, the provisions of the BCA affecting the payment of distributions to shareholders and other factors. The payment of dividends is not guaranteed or assured, and may be discontinued at any time at the discretion of FreeSeas’ Board of Directors. Because FreeSeas is a holding company with no material assets other than the stock of its subsidiaries, FreeSeas’s ability to pay dividends will depend on the earnings and cash flow of its subsidiaries and their ability to pay dividends to FreeSeas. If there is a substantial decline in the drybulk charter market, such earnings would be adversely affected, thus limiting its ability to pay dividends. The BCA generally prohibits the payment of dividends other than from surplus or while a company is insolvent or would be rendered insolvent upon the payment of such dividends.
Indemnification of Directors and Officers and Limitation of Liability
      Trinity. The DGCL classifies indemnification as either mandatory indemnification or permissive indemnification. A Delaware corporation is required to indemnify an agent against expenses actually and reasonably incurred in an action that the agent successfully defended on the merits or otherwise.
      Under the DGCL, in non-derivative third-party proceedings, a corporation may indemnify any agent who is or is threatened to be made a party to the proceeding against expenses, judgments and settlements actually and reasonably incurred in connection with a civil proceeding, provided such person acted in good faith and in a manner the person reasonably believed to be in the best interests of and not opposed to the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful. Further, in actions brought on behalf of the corporation, any agent who is or is threatened to be made a party can be indemnified for expenses actually and reasonably incurred in connection with the defense or settlement of the action if the person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interests of the corporation; however, indemnification is not permitted with respect to any claims in which such person has been adjudged liable to the corporation unless the appropriate court determines such person is entitled to indemnity for expenses.
      Unless ordered by a court, the corporation must authorize permissive indemnification for existing directors or officers in each case by: (i) a majority vote of the disinterested directors even though less than a quorum; (ii) a committee of disinterested directors, designated by a majority vote of such directors even though less than a quorum; (iii) independent legal counsel in a written opinion; or (iv) the stockholders. The statutory rights regarding indemnification are non-exclusive; consequently, a corporation can indemnify a litigant in circumstances not defined by the DGCL under any bylaw, agreement or otherwise.
      Under the DGCL, a Delaware corporation’s certificate of incorporation may eliminate director liability for all acts except: (i) an act or omission not in good faith or that involves intentional misconduct or knowing violation of the law; (ii) a breach of the duty of loyalty; (iii) improper personal benefits; or (iv) certain unlawful distributions.
      Trinity’s certificate of incorporation and bylaws provide that any director, officer, employee or agent shall be indemnified to the fullest extent authorized or permissible under Delaware law, provided that such person acted in good faith and in a manner which he believed to be in, or not opposed to, the best interests of Trinity, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In order to be indemnified, such indemnification must be ordered by a court or it must be decided by a majority vote of a quorum of the whole Trinity Board of Directors that such person met the applicable standard of conduct set forth in this paragraph.
      Trinity’s certificate of incorporation provides that a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided however, that nothing in the certificate of incorporation shall eliminate or limit the liability of any director (i) for breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
      FreeSeas. FreeSeas’ Amended and Restated By-laws provide that any person who is or was a director or officer of FreeSeas, or is or was serving at the request of FreeSeas as a director or officer of another corporation, partnership, joint venture, trust or other enterprises shall be entitled to be indemnified by FreeSeas upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the BCA, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of FreeSeas, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling FreeSeas pursuant to the foregoing provisions, FreeSeas has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Amendments to Certificate of Incorporation and Bylaws
      Trinity. Under the DGCL, in the following circumstances, a class of stockholders has the right to vote separately on an amendment to a Delaware corporation’s certificate of incorporation even if the certificate does not include such a right: (i) increasing or decreasing the aggregate number of authorized shares of the class (the right to a class vote under this circumstance may be eliminated by a provision in the certificate); (ii) increasing or decreasing the par value of the shares of the class; or (iii) changing the powers, preferences, or special rights of the shares of the class in a way that would affect them adversely. Approval by outstanding shares entitled to vote is also required. Further, a separate series vote is not required unless a series is adversely affected by an amendment in a manner different from other shares in the same class. Under the DGCL, a corporation’s certificate of incorporation also may require, for action by the board or by the holders of any class or series of voting securities, the vote of a greater number or proportion than is required by the DGCL, and the provision of the certificate of incorporation requiring such greater vote may also provide that such provision cannot be altered, amended or repealed except by such greater vote.
      Trinity’s bylaws may be amended or repealed, and new bylaws may be adopted, either (i) by the affirmative vote of the holders of record of a majority of the outstanding stock of Trinity, or (ii) by the affirmative vote of a majority of the whole Board of Directors of Trinity.

      FreeSeas. Generally, the BCA provides that amendment of FreeSeas’ Amended and Restated Articles of Incorporation may be authorized by a vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders or by written consent of all shareholders entitled to vote thereon. FreeSeas’ Amended and Restated Articles of Incorporation require the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of capital stock of FreeSeas to make, alter, amend or repeal FreeSeas’ Amended and Restated By-laws. FreeSeas’ Amended and Restated Articles of Incorporation also require the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of capital stock of FreeSeas to amend the provisions of the Amended and Restated Articles of Incorporation dealing with directors or the amendment of FreeSeas’ Amended and Restated By-laws.
CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS
      FreeSeas’ corporate affairs are governed by its amended and restated articles of incorporation and amended and restated by-laws and by the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. For example, the BCA allows the adoption of various anti-takeover measures such as shareholder “rights” plans. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we can not predict whether Marshall Islands courts would reach the same conclusions as U.S. courts. Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling stockholders than would stockholders of a corporation incorporated in a United States jurisdiction that has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the BCA and the DGCL relating to stockholders’ rights.

Marshall Islands	Delaware

Shareholder Meetings

• Held at a time and place as designated in the by-laws	• May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors

• May be held within or outside the Marshall Islands	• May be held within or outside Delaware

• Notice:	• Notice:

• Whenever shareholders are required to take action at a meeting, written notice shall state the place, date and hour of the meeting and indicate that it is being issued by or at the direction of the person calling the meeting
• Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any by which stockholders may be deemed to be present and vote at such meeting

• A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting	• Written notice shall be given not less than 10 nor more than 60 days before the date of the meeting

Shareholders’ Voting Rights

• Any action required to be taken by meeting of shareholders may be taken without meeting if consent is in writing and is signed by all the shareholders entitled to vote	• Stockholders may act by written consent to elect directors

• Any person authorized to vote may authorize another person to act for him by proxy	• Any person authorized to vote may authorize another person or persons to act for him by proxy

Marshall Islands	Delaware

• Unless otherwise provided in the articles of incorporation, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one third of the shares entitled to vote at a meeting
• For non-stock corporations, certificate of incorporation or bylaws may specify the number of members necessary to constitute a quorum. In the absence of this, one-third of the members shall constitute a quorum

• The Articles of Incorporation may provide for cumulative voting	• For stock corporations, certificate of incorporation or bylaws may specify the number of members necessary to constitute a quorum but in no event shall a quorum consist of less than one-third of the shares entitled to vote at the meeting. In the absence of such specifications, a majority of shares entitled to vote at the meeting shall constitute a quorum

• The certificate of incorporation may provide for cumulative voting

Directors

• Board must consist of at least one member	• Board must consist of at least one member

• Number of members can be changed by an amendment to the by-laws, by the shareholders, or by action of the board	• Number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate

• If the board is authorized to change the number of directors, it can only do so by an absolute majority (majority of the entire board)

Dissenter’s Rights of Appraisal

• Shareholders have a right to dissent from a merger or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares	• Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation

• A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

• Alters or abolishes any preferential right of any outstanding shares having preference; or

• Creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or

• Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

• Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class

Marshall Islands	Delaware

Shareholder’s Derivative Actions

• An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. The plaintiff must be such a holder at the time of bringing the action at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law
• In any derivative suit instituted by a stockholder of a corporation, the plaintiff must be a stockholder of the corporation at the time of the transaction of which he complains or such stockholder’s stock must have thereafter devolved upon such stockholder by operation of law

• Complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort

• Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic

• Attorney’s fees may be awarded if the action is successful

• Corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the shares have a value of less than $50,000

APPRAISAL RIGHTS
      Under Delaware law, the holders of outstanding stock who comply with the governing statutory provisions are entitled to appraisal rights to receive a judicially determined fair value for their shares instead of the merger consideration. All Trinity stockholders will have statutory appraisal rights following the consummation of the Merger, with the conditions set out below.
      If the Merger is consummated, a holder of record of Trinity stock on the date of making a demand for appraisal, as described below, will be entitled to have those shares appraised by the Delaware Court of Chancery under Section 262 of the DGCL and to receive payment for the “fair value” of those shares instead of the consideration provided for in the Merger Agreement. In order to be eligible to receive this payment, however, a Trinity stockholder must (1) continue to hold its shares through the effective time of the Merger, and, as a result, a stockholder who is the record holder of shares of Trinity stock on the date the written demand for appraisal is made, but who thereafter transfers those shares before the effective time of the Merger, will lose any right to appraisal in respect of those shares; (2) strictly comply with the procedures specified in Section 262; and (3) with regards to Trinity Class B stockholders, not vote in favor of the Merger or consent thereto in writing. As a result, a Trinity Class B stockholder who submits a proxy and wishes to exercise appraisal rights must vote against the Merger Agreement or abstain from voting on the Merger Agreement because a proxy which does not contain voting instructions will, unless revoked, be voted in favor of the Merger Agreement.
      This joint proxy statement/ prospectus is being sent to all holders of record of Trinity common stock on the record date for the Trinity special meeting and constitutes notice of the appraisal rights available to those holders under Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote. For Trinity Class B stockholders neither voting (in person or by proxy) against, abstaining from voting or failing to vote on the proposed Merger Agreement will constitute a written demand for appraisal within the meaning of Section 262.

      THE STATUTORY RIGHT OF APPRAISAL GRANTED BY SECTION 262 REQUIRES STRICT COMPLIANCE WITH THE PROCEDURES IN SECTION 262. FAILURE TO FOLLOW ANY OF THESE PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF DISSENTERS’ RIGHTS UNDER SECTION 262. THE FOLLOWING IS A SUMMARY OF THE PRINCIPAL PROVISIONS OF SECTION 262.
      The following summary is not a complete statement of Section 262 of the DGCL, and is qualified in its entirety by reference to Section 262, the full text of which appears in Appendix B to this joint proxy statement/ prospectus.
      A holder of Trinity common stock who elects to exercise appraisal rights under Section 262 must deliver a written demand for appraisal of its shares of Trinity prior to the vote on the merger. The written demand must reasonably inform Trinity of the identity of the holder and that the holder intends to demand the appraisal of the holder’s shares. All demands should be delivered to Trinity, 245 Fifth Avenue, Suite 1600, New York, New York 10016, Attention: Corporate Secretary.
      Only a holder of shares of Trinity common stock on the date of making a written demand for appraisal who continuously holds those shares through the effective time of the merger is entitled to seek appraisal. For Trinity Class B stockholders simply voting against the approval and adoption of the Merger Agreement does not constitute a demand for appraisal rights and does not constitute a waiver of appraisal rights.
      Demand for appraisal must be executed by or for the holder of record, fully and correctly, as that holder’s name appears on the holder’s stock certificates representing shares of Trinity stock, should specify the holder’s name and mailing address, the number of shares of Trinity stock owned and that the holder intends to demand appraisal of the holder’s shares. If Trinity stock is owned of record in a fiduciary capacity by a trustee, guardian or custodian, the demand should be made in that capacity. If Trinity stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a holder of record; that agent, however, must identify the record owner or owners and expressly disclose in the demand that the agent is acting as agent for the record owner or owners of the shares. A record holder such as a broker who holds shares of Trinity stock as a nominee for beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of those beneficial owners with respect to the shares of Trinity stock held for those beneficial owners. In that case, the written demand for appraisal should state the number of shares of Trinity stock covered by it. Unless a demand for appraisal specifies a number of shares, the demand will be presumed to cover all shares of Trinity common stock held in the name of the record owner.
      BENEFICIAL OWNERS WHO ARE NOT RECORD OWNERS AND WHO INTEND TO EXERCISE APPRAISAL RIGHTS SHOULD INSTRUCT THE RECORD OWNER TO COMPLY WITH THE STATUTORY REQUIREMENTS WITH RESPECT TO THE EXERCISE OF APPRAISAL RIGHTS BEFORE THE DATE OF THE TRINITY SPECIAL MEETING.
      Within 10 days after the consummation of the Merger, the Surviving Corporation is required to send notice of the effectiveness of the Merger to each stockholder who prior to the time of the Merger complies with the requirements of Section 262 and has delivered notice of intent to demand appraisal.
      Within 120 days after the merger, the Surviving Corporation or any stockholder who has complied with the requirement of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Trinity stock held by all stockholders seeking appraisal. If no petition is filed by either the Surviving Corporation or any dissenting stockholder within the 120-day period, the rights of all dissenting stockholders to appraisal will cease. Stockholders seeking to exercise appraisal rights should not assume that the Surviving Corporation will file a petition with respect to the appraisal of the fair value of their shares or that the Surviving Corporation will initiate any negotiations with respect to the fair value of those shares. The Surviving Corporation is under no obligation to and has no present intention to take any action in this regard. Accordingly, stockholders who wish to seek appraisal of their shares should initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. FAILURE TO FILE THE PETITION ON A TIMELY BASIS WILL CAUSE THE STOCKHOLDER’S RIGHT TO AN APPRAISAL TO CEASE.
      A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to the Surviving Corporation, which will then be obligated within 20 days to provide the Register in Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the Surviving Corporation. After notice to those stockholders, the Delaware Court of Chancery may conduct a hearing on the petition to determine which stockholders have become entitled to appraisal rights. The Court of Chancery may require stockholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with such requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.
      Within 120 days after the effective time of the Merger, any stockholder who has complied with subsections (a) and (d) of Section 262 is entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the total number of shares of Trinity common stock not voted in favor of the merger with respect to which demands for appraisal have been received by Trinity and the number of holders of those shares. The statement must be mailed within 10 days after Trinity has received the written request or within 10 days after the time for delivery of demands for appraisal under subsection (d) of Section 262 has expired, whichever is later.
      If a petition for an appraisal is filed in a timely manner, at the hearing on the petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and will appraise the shares of Trinity common stock owned by those stockholders. The court will determine the fair value of those shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the fair value.
      Stockholders who consider seeking appraisal should consider that the fair value of their shares under Section 262 could be more than, the same as, or less than, the value of the consideration provided for in the Merger Agreement without the exercise of appraisal rights. The Court of Chancery may determine the cost of the appraisal proceeding and assess it against the parties as the Court deems equitable. Upon application of a dissenting stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding (including, without limitation, reasonable attorney’s fees and the fees and expenses of experts) be charged pro rata against the value of all shares of Trinity common stock entitled to appraisal. In the absence of a court determination or assessment, each party bears its own expenses. Final decisions by the Court of Chancery in appraisal proceedings are subject to appeal to the Delaware Supreme Court.
      Any stockholder who has demanded appraisal in compliance with Section 262 will not, after the Merger, be entitled to vote such stock for any purpose or receive payment of dividends or other distributions, if any, on the Trinity common stock, except for dividends or distributions, if any, payable to stockholders of record at a date prior to the Merger.
      A stockholder may withdraw a demand for appraisal and accept the FreeSeas shares at any time within 60 days after the Merger by delivering to Trinity a written withdrawal of the stockholder’s demand for appraisal. If an appraisal proceeding is properly instituted, it may not be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and any such approval may be conditioned on the Court of Chancery’s deeming the terms to be just. If, after the Merger, a holder of Trinity common stock who had demanded appraisal for its shares fails to perfect or loses its right to appraisal, those shares will be treated under the Merger Agreement as if they were converted into FreeSeas shares at the time of the Merger.

      IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF THE DGCL, ANY TRINITY STOCKHOLDER WHO IS CONSIDERING EXERCISING APPRAISAL RIGHTS SHOULD CONSULT A LEGAL ADVISOR.
SHARES ELIGIBLE FOR FUTURE SALE
      Upon completion of the merger, FreeSeas will have outstanding anywhere from 6,282,600 to 5,983,749 shares of common stock depending on whether Trinity shareholders exercise their right to convert Trinity Capital Stock into cash. Of these shares, up to 1,782,600 shares issued in the merger will be freely transferable in the United States of America without restriction under the Securities Act.
      The current officers and directors of Trinity own warrants in Trinity that will be assumed by FreeSeas, thus giving these officers and directors the right to acquire shares in FreeSeas. See “The Parties to the Merger-Trinity Principal Stockholders” and “The Parties to the Merger-Certain Related Transactions of Trinity.” In addition, the FreeSeas Shareholders are being issued options and/or warrants to acquire 950,000 shares of FreeSeas common stock. See “The Parties to the Merger-FreeSeas Principal Shareholders” and “The Parties to the Merger-Certain Related Transactions of FreeSeas.” The directors and officers of Trinity and FreeSeas have agreed that, for a one year period following the effective time of the Merger, they will not sell, offer to sell, contract or agree to sell, grant any option to purchase or otherwise dispose of or agree to dispose of any shares of FreeSeas or any securities convertible into or exercisable or exchangeable for shares, or warrants or other rights to purchase shares; provided, however, that (i) the FreeSeas Shareholders and their respective affiliates may, collectively and, among them as they shall mutually agree, pledge or hypothecate up to an aggregate of 750,000 of their shares in FreeSeas to banks or other financial institutions to collateralize bona fide personal borrowings, and (ii) in the event any warrants held by a director of Trinity are called for redemption in accordance with the terms of such warrants and, following such call for redemption, a Trinity director exercises any such warrants, then the one year lock-up shall not apply to up to one half of the shares received by such Trinity director upon exercise of each series of such warrants.
SELLING SHAREHOLDERS
      The following table identifies the selling shareholders, the number and percentage of shares of common stock beneficially owned by the selling shareholders as of June 30, 2005, the number of shares of common stock that the selling shareholders may offer or sell, and the number and percentage of shares of common stock beneficially owned by the selling shareholders, assuming that they exercise all options and warrants then exercisable by them and that they sell all of the shares that may be sold by them. We have prepared this table based upon information furnished to us by or on behalf of the selling shareholders. As used in this joint proxy statement/ prospectus, “selling shareholders” include the entities identified in the footnotes to the table as the holders of record of the indicated securities and include the respective pledges, successors-in-interest, donees, transferees or others who may later hold the selling shareholders’ interests.
      Each of the selling shareholders is currently an executive officer, director and principal shareholder of either FreeSeas or an executive officer or director of Trinity.
      In connection with the merger, each selling shareholder has agreed to deliver to FreeSeas a lock-up letter agreement pursuant to which each selling shareholder agrees that, for a period of one year following the effective date of the merger, the shareholder will not (i) sell, offer to sell, contract or agree to sell, grant any option to purchase or otherwise dispose of or agree to dispose of, or file (or participate in the filing of) a registration statement with the SEC in respect of, any common shares of FreeSeas or any securities convertible into or exercisable or exchangeable for common shares, or warrants or other rights to purchase common shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common shares or any securities convertible into or exercisable or exchangeable for common shares, or warrants or other rights to purchase common shares, whether any such transaction is to be settled by delivery of common shares or such other securities, in cash or otherwise, or (iii) publicly announce an intention to effect any transaction specified in clause (i) or (ii). This restriction shall not apply to (a) bona fide gifts, provided the recipient agrees in writing to be bound by the terms of the lock-up letter agreement and confirms that the recipient has been in compliance with the terms of the lock-up letter agreement, (b) on death, by will or intestacy, or (c) dispositions to the shareholder’s immediate family or to any trust, partnership or other entity for the direct or indirect benefit of the shareholder and/or the immediate family of the shareholder or any affiliate, provided that the family member, trust, partnership or other entity or affiliate agrees in writing to be bound by the terms of the agreement and confirms that it has been in compliance with the terms of the agreement, or (d) pursuant to a court order or settlement agreement approved by a court of competent jurisdiction. The lock-up agreement does provide limited exceptions from its provisions for the FreeSeas principal shareholders and the directors of Trinity, respectively. The FreeSeas principal shareholders are permitted to pledge or hypothecate up to an aggregate of 750,000 shares of their FreeSeas common stock to banks or other financial institutions to collateralize bona fide person borrowings. In the event that (1) any warrants of FreeSeas received by the Trinity directors in the Merger are called for redemption in accordance with their respective terms and (2) a Trinity director exercises any such warrants, one-half of the shares of FreeSeas stock received by such Trinity director upon the exercise of such warrants will not be subject to the provisions of the lock-up agreement.

	Shares of Common Stock
	Beneficially Owned					Shares of Common Stock
	After the Merger and					Beneficially Owned
	Prior to the Offering					After the Offering

	Number of					Number of
	Shares			Number of		Shares
	Beneficially		Percent of	Shares Being		Beneficially	Percent of
Selling Stockholder	Owned		Class(1)	Offered		Owned(2)	Class(1)

Ion G. Varouxakis	1,837,500	(3)	28.56%	316,667	(3)	1,687,500	25.57%
George D. Gourdomichalis	1,629,417	(4)	25.26%	366,667	(4)	1,462,750	22.00%
Efstathios D. Gourdomichalis	1,483,084	(3)(5)	23.12%	266,666	(5)	1,349,750	20.61%
Lawrence Burstein	301,952	(6)	4.59%	301,952	(6)	0	*
James Scibelli	340,050	(7)	5.13%	340,050	(7)	0	*
David Buckel	22,500	(8)	*	22,500	(8)	0	*
Theodore Kesten	22,500	(9)	*	22,500	(9)	0	*

*	Less than one percent

(1)	Based on 6,282,600 shares of FreeSeas common stock that will be issued and outstanding immediately following the Merger assuming each Trinity stockholder participates in the Merger. For purposes of calculating the percentage ownership, any shares that each selling shareholder has the right to acquire within 60 days under warrants or options have been included in the total number of shares outstanding for that person, in accordance with Rule 13d-3 under the Exchange Act.

(2)	Assumes that the selling shareholders sell all of their shares of common stock beneficially owned by each selling shareholder and offered hereby immediately following the merger described in this joint proxy statement/ prospectus, and reflects the vesting of an additional 1/3 of the shares issuable upon exercise of options held by each selling shareholder, as described in the footnotes below.

(3)	The number of shares beneficially owned reflects 1,687,500 shares of common stock and 66,667 shares of common stock issuable upon the exercise of warrants issued to “The Mida’s Touch S.A.,” a company wholly owned by Ion G. Varouxakis; and 83,333 shares of common stock issuable upon exercise of immediately exercisable options to be granted to Mr. Varouxakis under his employment agreement with FreeSeas. Mr. Varouxakis is being granted a total of 250,000 options, 1/3 of which vests immediately, 1/3 of which vests after one year and the remaining 1/3 of which vests after two years. The options are exercisable at a price of $5.00 per share. The number of shares being offered includes all of the shares of common stock underlying the foregoing options.

(4)	The number of shares beneficially owned reflects 1,462,750 shares of common stock and 66,667 shares of common stock issuable upon the exercise of warrants issued to “Alastor Investments S.A.,” a company wholly owned by Alastor Foundation, a foundation of which George D. Gourdomichalis, is the sole beneficiary; and 100,000 shares of common stock issuable upon exercise of immediately exercisable options to be granted to Mr. Gourdomichalis under his employment agreement with FreeSeas. Mr. Gourdomichalis is being granted a total of 300,000 options, 1/3 of which vests immediately, 1/3 of which vests after one year and the remaining 1/3 of which vests after two years. The options are exercisable at a price of $5.00 per share. The number of shares being offered includes all of the shares of common stock underlying the foregoing options.

(5)	The number of shares beneficially owned reflects 1,349,750 shares of common stock and 66,666 shares of common stock issuable upon the exercise of warrants issued to “N.Y. Holdings,” a company wholly owned by Efstathios D. Gourdomichalis and 66,667 shares of common stock issuable upon exercise of immediately exercisable options to be granted to Mr. Gourdomichalis under his employment agreement with FreeSeas. Mr. Gourdomichalis is being granted a total of 200,000 options, 1/3 of which vests immediately, 1/3 of which vests after one year and the remaining 1/3 of which vests after two years. The options are exercisable at a price of $5.00 per share. The number of shares being offered includes all of the shares of common stock underlying the foregoing options.

(6)	Reflects 12,050 shares of common stock and 265,902 shares issuable upon the exercise of Class W and Class Z warrants held by Mr. Burstein. Includes 7,501 Class W Warrants and 7,501 Class Z Warrants held by Mr. Burstein’s affiliate, Unity. Also reflects 4,000 shares of common stock and 20,000 shares of common stock issuable upon the exercise of Class W and Class Z warrants held by Mr. Burstein’s wife and daughter, of which Mr. Burstein disclaims beneficial ownership.

(7)	Reflects 50 shares of common stock and 340,000 shares of common stock issuable upon the exercise of Class W and Class Z warrants held by Mr. Scibelli.

(8)	Reflects 22,500 shares of common stock issuable upon the exercise of Class W and Class Z warrants held by Mr. Buckel.

(9)	Reflects 22,500 shares of common stock issuable upon the exercise of Class W and Class Z warrants held by Mr. Kesten.
PLAN OF DISTRIBUTION
      FreeSeas is registering shares of its common stock under the Securities Act for sale by the selling shareholders. As used in this joint proxy statement/ prospectus, “selling shareholders” include certain entities identified in the footnotes to the table in the section captioned “Selling Shareholders” as the holders of record of the indicated securities and include the respective pledgees, successors-in-interest, donees, transferees or others who may later hold the selling shareholders’ FreeSeas common stock and would be identified in an amendment to this prospectus at the appropriate time. FreeSeas has agreed to pay the costs and fees of registering the shares, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares.
      The selling shareholders may sell the shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling shareholders may sell some or all of their shares through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	an exchange distribution in accordance with the rules of the applicable exchange.

      When selling the shares, the selling shareholders may enter into hedging transactions. For example, the selling shareholders may:

•	enter into transactions involving short sales of the shares by broker-dealers;

•	sell shares short themselves and redeliver such shares to close out their short positions;

•	enter into option or other types of transactions that require the selling shareholder to deliver shares to a broker-dealer, who will then resell or transfer the shares under this prospectus; or

•	loan or pledge the shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.
      The selling shareholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling shareholders may allow other broker-dealers to participate in resales. The selling stockholders and any broker-dealers involved in the sale or resale of the shares, however, may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In addition, the broker-dealers’ commissions, discounts or concession may qualify as underwriters’ compensation under the Securities Act. If a selling shareholder qualifies as an “underwriter,” it will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act.
      The selling shareholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of FreeSeas common stock while such selling shareholders are distributing shares pursuant to this prospectus. The selling shareholders are advised that, if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the registration statement must be filed with the SEC.
      From time to time this prospectus will be supplemented and amended as required by the Securities Act. During any time when a supplement or amendment is so required, the selling shareholders are to cease sales until the prospectus has been supplemented or amended.
      In addition to selling their shares under this joint proxy statement/ prospectus, the selling shareholders may:

•	agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the Securities Act;

•	transfer its shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, privately negotiated transaction or other transfer;

•	sell its shares pursuant to Rule 144 under the Securities Act rather than pursuant to this prospectus, if the shares are eligible for such sale and the transaction meets the requirements of Rule 144; or

•	any combination of any of the foregoing methods of sale.
      In connection with the merger, each selling shareholder has agreed to deliver to Trinity a lock-up letter agreement pursuant to which each selling shareholder agrees that, for a period of one year following the effective date of the merger, the shareholder will not (i) sell, offer to sell, contract or agree to sell, grant any option to purchase or otherwise dispose of or agree to dispose of, or file (or participate in the filing of) a registration statement with the SEC in respect of, any common shares of FreeSeas or any securities convertible into or exercisable or exchangeable for common shares, or warrants or other rights to purchase common shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common shares or any securities convertible into or exercisable or exchangeable for common shares, or warrants or other rights to purchase common shares, whether any such transaction is to be settled by delivery of common shares or such other securities, in cash or otherwise, or (iii) publicly announce an intention to effect any transaction specified in clause (i) or (ii). This restriction shall not apply to (a) bona fide gifts, provided the recipient agrees in writing to be bound by the terms of the lock-up letter agreement and confirms that the recipient has been in compliance with the terms of the lock-up letter agreement, (b) on death, by will or intestacy, or (c) dispositions to the shareholder’s immediate family or to any trust, partnership or other entity for the direct or indirect benefit of the shareholder and/or the immediate family of the shareholder or any affiliate, provided that the family member, trust, partnership or other entity or affiliate agrees in writing to be bound by the terms of the agreement and confirms that it has been in compliance with the terms of the agreement, or (d) pursuant to a court order or settlement agreement approved by a court of competent jurisdiction.
EXPERTS
      The financial statements of Trinity as of December 31, 2004, and for the period from inception (April 14, 2004) to December 31, 2004, appearing in this joint proxy statement/prospectus and registration statement have been included herein in reliance on the report of J.H. Cohn LLP, independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.
      The consolidated financial statements of FreeSeas as of December 31, 2004, and for the period from inception (April 23, 2004) to December 31, 2004, appearing in this joint proxy statement/prospectus and registration statement have been so included in reliance on the audit report of PricewaterhouseCoopers S.A., independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.
LEGAL MATTERS
      The legality of the shares of FreeSeas being offered hereby is being passed upon for FreeSeas by Reeder Simpson, P.C., special Marshall Islands counsel for FreeSeas. Broad and Cassel, a general partnership including professional associations, is acting as counsel to FreeSeas in connection with the Merger and compliance with United States securities laws. Seward & Kissel LLP has opined as to certain U.S. federal income tax consequences of the Merger.
STOCKHOLDER PROPOSALS AND OTHER MATTERS
      Management of Trinity knows of no other matters which may be brought before the Trinity special meeting. If any matter other than the proposed merger or related matters should properly come before the special meeting, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.
      Under Delaware law, only business stated in the notice of special meeting may be transacted at the special meeting.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
      FreeSeas has filed a registration statement on Form F-1 to register with the SEC the offering and sale of FreeSeas shares to be issued to holders of Trinity Capital Stock pursuant to the Merger. This joint proxy statement/ prospectus is a part of that registration statement and constitutes a prospectus of FreeSeas in addition to a proxy statement of Trinity for the Trinity special meeting. As allowed by SEC rules, this joint proxy statement/ prospectus does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement. You should refer to the registration statement and its exhibits for additional information that is not contained in this joint proxy statement/ prospectus.
      Trinity is subject to the informational requirements of the Exchange Act, and is required to file reports, any proxy statements and other information with the SEC. You can read any reports, statements or other information that Trinity files with the SEC, including this joint proxy statement/ prospectus, over the Internet at the SEC web site at http://www.sec.gov. You may also read and copy any documents Trinity files with the SEC at its public reference facility at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.
      Neither Trinity nor FreeSeas has authorized anyone to provide you with information that differs from that contained in this joint proxy statement/ prospectus. You should not assume that the information contained in this joint proxy statement/ prospectus is accurate as of any date other than the date of the joint proxy statement/ prospectus, and neither the mailing of this joint proxy statement/ prospectus to Trinity stockholders nor the issuance of shares of FreeSeas in the Merger shall create any implication to the contrary.
      This joint proxy statement/ prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.
ENFORCEABILITY OF CIVIL LIABILITIES
      FreeSeas is a Marshall Islands company and its executive offices are located outside of the United States of America in Piraeus, Greece. All of FreeSeas’ directors and officers and some of the experts named in this joint proxy statement/ prospectus reside outside the United States of America. In addition, a substantial portion of FreeSeas’ assets and the assets of its directors, officers and experts are located outside of the United States of America. As a result, you may have difficulty serving legal process within the United States of America upon FreeSeas or any of these persons. You may also have difficulty enforcing, both in and outside the United States of America, judgments you may obtain in United States of America courts against FreeSeas or these persons in any action, including actions based upon the civil liability provisions of United States of America federal or state securities laws.
      Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on United States of America federal or state securities laws.

GLOSSARY OF SHIPPING TERMS
      The following are definitions of certain terms that are commonly used in the shipping industry and in this joint proxy statement/ prospectus.
      Annual survey. The inspection of a vessel pursuant to international conventions, by a classification society surveyor, on behalf of the flag state, that takes place every year.
      Bareboat charter. A charter of a vessel under which the shipowner is usually paid a fixed amount of charterhire for a certain period of time during which the charterer is responsible for the vessel operating expenses and voyage expenses of the vessel and for the management of the vessel, including crewing. A bareboat charter is also known as a “demise charter” or a “time charter by demise.”
      Bunkers. Heavy fuel and diesel oil used to power a vessel’s engines.
      Capesize. A vessel with capacity over 80,000 dwt.
      Charter. The hire of a vessel for a specified period of time or to carry a cargo from a loading port to a discharging port. The contract for a charter is commonly called a charterparty.
      Charterer. The party that hires a vessel for a period of time or for a voyage.
      Charterhire. A sum of money paid to the shipowner by a charterer for the use of a vessel. Charterhire paid under a voyage charter is also known as “freight.”
      Classification society. An independent society that certifies that a vessel has been built and maintained according to the society’s rules for that type of vessel and complies with the applicable rules and regulations of the country of the vessel’s registry and the international conventions of which that country is a member. A vessel that receives its certification is referred to as being “in-class.”
      Contract of affreightment. A contract of affreightment (COA) relates to the carriage of multiple cargos over the same route and enables the COA holder to have different ships perform the individual sailings. Essentially it constitutes a number of voyage charters to carry a specified amount of cargo during the term of the COA, which usually spans a number of years. All of the ship’s operating, voyage and capital costs are borne by the ship owner.
      Drybulk carrier. A type of ship designed to carry bulk cargo, such as coal, iron ore and grain, etc. that is loaded in bulk and not in bags, packages or containers.
      Drydocking. The removal of a vessel from the water for inspection and repair of those parts of a vessel which are below the water line. During drydockings, which are required to be carried out periodically, certain mandatory classification society inspections are carried out and relevant certifications are issued. Drydockings are generally required once every 30 months or twice every five years, one of which must be a Special Survey.
      Dwt. Deadweight ton, which is a unit of a vessel’s capacity for cargo, fuel, oil, stores and crew measured in metric tons of 1,000 kilograms.
      Freight. A sum of money paid to the shipowner by the charterer under a voyage charter, usually calculated either per ton loaded or as a lump sum amount.
      Gross ton. A unit of measurement for the total enclosed space within a vessel equal to 100 cubic feet or 2.831 cubic meters.
      Handymax. A vessel with capacity ranging from 30,000 dwt to 55,000 dwt.
      Handysize. A vessel with capacity of up to 30,000 dwt.
      Hull. Shell or body of a ship.
      IMO. International Maritime Organization, a United Nations agency that issues international standards for shipping.

      Intermediate survey. The inspection of a vessel by a classification society surveyor that takes place 24 to 36 months after each Special Survey.
      Newbuilding. A new vessel under construction or just completed.
      Off-hire. The period in which a vessel is unable to perform the services for which it is immediately required under a time charter. Off-hire periods can include days spent on repairs, drydocking and surveys, whether or not scheduled.
      OPA. The United States of America Oil Pollution Act of 1990.
      Panamax. A vessel with capacity ranging from 55,000 dwt to 80,000 dwt.
      Period time charter. A time charter or a contract of affreightment.
      Protection and indemnity insurance. Insurance obtained through a mutual association formed by shipowners to provide liability indemnification protection from various liabilities to which they are exposed in the course of their business, and which spreads the liability costs of each member by requiring contribution by all members in the event of a loss.
      Scrapping. The sale of a vessel as scrap metal.
      Single-hull. A hull construction design in which a vessel has only one hull.
      Special survey. The inspection of a vessel by a classification society surveyor that takes place every five years, as part of the recertification of the vessel by a classification society.
      Spot charter. A charter under which a shipowner is paid freight on the basis of moving cargo from a loading port to a discharging port. The shipowner is responsible for paying both vessel operating expenses and voyage expenses. Typically, the charterer is responsible for any delay at the loading or discharging ports.
      Spot market. The market for immediate chartering of a vessel, usually for single voyages.
      Time charter. A charter under which the shipowner is paid charterhire on a per-day basis for a specified period of time. Typically, the shipowner is responsible for providing the crew and paying vessel operating expenses while the charterer is responsible for paying the voyage expenses and additional voyage insurance.
      Vessel operating expenses. The costs of operating a vessel, primarily consisting of crew wages and associated costs, insurance premiums, management fees, lubricants and spare parts, and repair and maintenance costs. Vessel operating expenses exclude fuel costs, port expenses, agents’ fees, canal dues and extra war risk insurance, as well as commissions, which are included in “voyage expenses.”
      Voyage expenses. Expenses incurred due to a vessel’s traveling from a loading port to a discharging port, such as fuel (bunkers) costs, port expenses, agents’ fees, canal dues and extra war risk insurance, as well as commissions.

TRINITY PARTNERS ACQUISITION COMPANY INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
TRINITY PARTNERS ACQUISITION COMPANY INC.:
We have audited the accompanying balance sheet of Trinity Partners Acquisition Company Inc. as of December 31, 2004, and the related statements of operations, stockholders’ equity and cash flows for the period from inception (April 14, 2004) to December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trinity Partners Acquisition Company Inc. as of December 31, 2004, and its results of operations and cash flows for the period from inception (April 14, 2004) to December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.
/s/ J. H. Cohn LLP
Jericho, New York
February 15, 2005 (except for Note 8
as to which the date is May 11, 2005)

Trinity Partners Acquisition Company Inc.
Balance Sheet
December 31, 2004

ASSETS
Current Assets
Cash and cash equivalents	$484,802
Restricted investment	7,601,236
Other assets	23,874

Total current assets	8,109,912

Total assets	$8,109,912

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable and accrued expenses	$72,836

Total current liabilities	72,836

Common Stock, subject to possible redemption for cash, 298,851 shares at redemption value	1,519,490

Commitments and contingencies
Stockholders’ Equity
Preferred stock, par value $.0001 per share, 5,000 shares authorized, no shares issued	—
Common stock, par value $.0001 per share, 20,000,000 shares authorized, 287,600 shares issued and outstanding	29
Common stock, Class B, par value $.0001 per share, 2,000,000 shares authorized, 1,196,149 shares issued and outstanding (excluding 298,851 shares subject to possible redemption for cash)	120
Additional paid-in capital	6,602,764
Accumulated deficit	(86,477)
Accumulated other comprehensive income	1,150

Total stockholders’ equity	6,517,586

Total liabilities and stockholders’ equity	$8,109,912

See notes to financial statements.

Trinity Partners Acquisition Company Inc.
Statement of Operations
From inception (April 14, 2004) to December 31, 2004

Revenue	$—
Operating expenses
Professional fees	75,948
Organization costs	15,911
Other operating costs	47,632

Loss from operations	(139,491)
Interest income	53,014

Net loss	$(86,477)

Weighted average number of shares outstanding:
Basic and diluted	1,020,615

Net loss per share, basic and diluted	$(0.08)

See notes to financial statements.

Trinity Partners Acquisition Company Inc.
Statement of Stockholders’ Equity
From inception (April 14, 2004) to December 31, 2004

			Common Stock, Class B
							Accumulated
	Common Stock				Additional		Other
					Paid-In	Accumulated	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Deficit	Income	Total

Balance, April 14, 2004 (inception)	—	$—	—	$—	$—	$—	$—	$—
Issuance of common stock for cash	100	—	—	—	500	—	—	500
Issuance of warrants for cash	—	—	—	—	36,250	—	—	36,250
Sale of 143,750 Series A units and 747,500 Series B units through public offering, net of underwriter’s discount and offering expenses and net proceeds allocable to 298,851 shares of Common Stock, Class B subject to possible redemption for cash	287,500	29	1,196,149	120	6,566,014	—	—	6,566,163
Net loss for the period	—	—	—	—	—	(86,477)	—	(86,477)
Change in unrealized gain on available-for-sale securities	—	—	—	—	—	—	1,150	1,150

Comprehensive loss								(85,327)

Balance, December 31, 2004	287,600	$29	1,196,149	$120	$6,602,764	$(86,477)	$1,150	$6,517,586

See notes to financial statements.

Trinity Partners Acquisition Company Inc.
Statement of Cash Flows
From inception (April 14, 2004) to December 31, 2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(86,477)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of discount on restricted investment	(50,336)
Changes in operating assets and liabilities:
Increase in other assets	(23,874)
Increase in accounts payable and accrued expenses	72,836

Net cash used in operating activities	(87,851)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash contributed to Trust Fund	(7,549,750)

Net cash used in investing activities	(7,549,750)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sales of common stock and warrants	36,750
Proceeds from notes payable to stockholders	46,000
Repayments of notes payable to stockholders	(46,000)
Portion of net proceeds from sale of Series B Units through public offering allocable to shares of Common Stock subject to possible redemption for cash	1,509,198
Net proceeds from sale of units through public offering allocable to stockholders’ equity	6,576,455

Net cash provided by financing activities	8,122,403

Net increase in cash and cash equivalents	484,802
Cash and cash equivalents at beginning of period	—
Cash and cash equivalents at end of period	$484,802

See notes to financial statements.

Trinity Partners Acquisition Company Inc.
Notes to Financial Statements
NOTE 1 — ORGANIZATION AND ACTIVITIES
      Trinity Partners Acquisition Company Inc. (the “Company”) was incorporated in Delaware on April 14, 2004 as a blank check company whose objective is to raise money and acquire an operating business (a “Business Combination”) (Note 8).
      As further discussed in Note 2, on July 29, 2004, the Company effected an initial public offering of its securities (the “Offering”) which closed on August 4, 2004.
      Although substantially all of the proceeds of the Offering are intended to be utilized to effect a Business Combination, the proceeds are not specifically designated for this purpose. The gross proceeds from the Offering and sale of the Series B units of $7,549,750 will be held in a trust fund (the “Trust Fund”) until the earlier of the completion of a Business Combination or the distribution of proceeds to Class B stockholders. If a Business Combination is consummated, the redemption rights afforded to the Class B stockholders may result in the redemption for cash of up to approximately 19.99% of the aggregate number of Class B shares sold as further described below. If a Business Combination is not contracted in 12 months, or consummated in 18 months, subsequent to July 29, 2004, all of the proceeds of the Trust Fund will be returned to Class B stockholders.
      As a result of its limited resources, the Company will, in all likelihood, have the ability to effect only a single Business Combination. Accordingly, the prospects for the Company’s success will be entirely dependent upon the future performance of a single business.
      The Company will not effect a Business Combination unless the fair market value of the target, as determined by the Board of Directors of the Company in its sole discretion, based upon valuation standards generally accepted by the financial community including, among others, book value, cash flow, and both actual and potential earnings, is at least equal to 80% of the net assets of the Company at the time of such acquisition.
      Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. As discussed previously, if the Company is unable to effect a Business Combination within 18 months of the consummation of the Offering, the Company’s Certificate of Incorporation provides for the Company’s automatic liquidation. If the Company were to expend all of the net proceeds of the Offering not held in the Trust Fund prior to liquidation, but recognizing that such net proceeds could become subject to the claims of creditors of the Company which could be prior to the claims of stockholders of the Company, it is possible that the Company’s liquidation value may be less than the amount in the Trust Fund, inclusive of any net interest income thereon. Moreover, all of the Company’s initial stockholders have agreed to waive their respective rights to participate in any such liquidation distribution on shares owned prior to the Offering.
      At the time the Company seeks Class B stockholder approval of any Business Combination, the Company will offer each Class B stockholder who acquired Class B shares through the Offering or subsequently in the after-market the right to have his or her shares of the Company’s Class B common stock redeemed for cash if such Class B stockholder votes against the Business Combination and the Business Combination is approved and completed. The holders of the Company’s common stock are not entitled to seek redemption of their shares. The actual per-share redemption price will be equal to the amount in the Trust Fund (inclusive of any interest thereon) as of the record date for determination of Class B stockholders entitled to vote on such Business Combination, divided by the number of Class B shares sold in the Offering, or approximately $5.08 per share based on the value in the Trust Fund as of December 31, 2004. There will be no distribution from the Trust Fund with respect to the warrants included in the Series A and Series B Units. A Series B stockholder may request redemption of his or her shares at any time prior to the vote taken with respect to a proposed Business Combination at a meeting held for that purpose, but such request will not be granted unless such Class B stockholder votes against

Trinity Partners Acquisition Company Inc.
Notes to Financial Statements — (Continued)
the Business Combination and the Business Combination is approved and consummated. It is anticipated that the funds to be distributed to Class B stockholders who have their shares redeemed will be distributed promptly after consummation of a Business Combination. Any Class B stockholder who redeems his or her stock into his or her share of the Trust Fund still has the right to exercise the Class W and Class Z warrants that was received as part of the Series B units. The Company will not consummate any Business Combination if 20% or more in interest of the Class B stockholders exercise their redemption rights. Accordingly, the redemption value of $1,519,490 (298,851 shares, or 19.99% of the Class B shares sold in the public offering) has been included in the accompanying balance sheet at December 31, 2004 as temporary capital.
NOTE 2 — PUBLIC OFFERING OF SECURITIES
      In its initial public offering, effective July 29, 2004 (closed on August 4, 2004), the Company sold to the public 143,750 Series A Units (the “Series A Units” or a “Series A Unit”) and 747,500 Series B Units (the “Series B Units” or a “Series B Unit”) at a price of $10.50 and $10.10 per unit, respectively, inclusive of an option issued to the underwriters to purchase additional Series A Units and Series B Units, which was exercised in full. Proceeds from the initial public offering, including the exercise of the over-allotment option, totaled $8,085,653 which was net of $973,472 in underwriting and other expenses. Each Series A Unit consists of two shares of the Company’s common stock, five Class W Redeemable Warrants (a “Class W Warrant”), and five Class Z Redeemable Warrants (a “Class Z Warrant”). Each Series B unit consists of two shares of the Company’s Class B common stock, one Class W Warrant, and one Class Z Warrant.
      Both the Company’s common stock and Class B common stock have one vote per share. However, the Class B stockholders may, and the common stockholders may not, vote in connection with a Business Combination. Further, should a Business Combination not be consummated during the target business acquisition period, the Trust Fund would be distributed pro-rata to all of the Class B common stockholders and their Class B common shares would be cancelled and returned to the status of authorized but unissued shares.
      Each Class W Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00, commencing on the later of (a) July 29, 2005 or (b) the earlier of the completion of a Business Combination with a target business, or the distribution of the Trust Fund to the Class B stockholders. The Class W Warrants will expire on July 29, 2009 or earlier upon redemption. Each Class Z Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00, commencing on the later of (a) July 29, 2005 or (b) the earlier of the completion of a Business Combination with a target business, or the distribution of the Trust Fund to the Class B stockholders. The Class Z Warrants will expire on July 29, 2011 or earlier upon redemption. The Company may redeem the outstanding Class W Warrants and/or Class Z Warrants with the prior consent of HCFP/ Brenner Securities LLC (“HCFP”), the representative of the underwriters of the Offering, in whole and not in part, at a price of $.05 per warrant at any time after the warrants become exercisable, upon a minimum of 30 days’ prior written notice of redemption, and if, and only if, the last sale price of the Company’s common stock equals or exceeds $7.50 per share and $8.75 per share, for a Class W Warrant and Class Z Warrant, respectively, for any 20 trading days within a 30 trading day period ending three business days before the Company sends the notice of redemption.
      Upon closing of the public offering, the Company issued an option, for $100, to HCFP (the “Underwriters Purchase Option” or “UPO”), to purchase up to 12,500 Series A units at an exercise price of $17.325 per unit and/or up to 65,000 Series B units at an exercise price of $16.665 per unit. The Company accounted for the fair value of the UPO, inclusive of the receipt of the $100 cash payment, as an expense of the public offering resulting in a charge directly to stockholders’ equity, which was offset by

Trinity Partners Acquisition Company Inc.
Notes to Financial Statements — (Continued)
an equivalent increase in equity for the issuance of the option. The Company estimated the fair value of this UPO, approximately $225,000, using a Black-Scholes option-pricing model. The fair value of the UPO granted was estimated as of the date of grant using the following assumptions: (1) expected volatility of 44.5%, (2) risk-free interest rate of 3.61% and (3) contractual life of 5 years. The UPO may be exercised for cash or on a “cashless” basis, at the holder’s option, such that the holder may use the appreciated value of the UPO (the difference between the exercise prices of the option and the underlying warrants and the market price of the units and underlying securities) to exercise the UPO without the payment of any cash. The Series A Units and Series B Units issuable upon exercise of this option are identical to those in the Offering, except that the exercise price of the warrants included in the units are $5.50 per share and the Class Z Warrants shall be exercisable by HCFP for a period of only five years from the date of the Offering. The UPO is exercisable at $17.325 per Series A Unit and $16.665 per Series B Unit commencing on the later of (a) July 29, 2005 or (b) the earlier of the completion of a Business Combination with a target business, or the distribution of the Trust Fund to the Class B stockholders, and expires on July 29, 2009.
NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
      Cash and Cash Equivalents — Included in cash and cash equivalents are deposits with financial institutions as well as short-term money market instruments with maturities of three months or less when purchased.
      Investments — Restricted investments consist of investments acquired, which were included in the Trust Fund, with maturities exceeding three months but less than three years. Consistent with Statement of Financial Accounting Standards (SFAS) No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, the Company classifies all debt securities and all investments in equity securities that have readily determinable fair values as available-for-sale, as the sale of such securities may be required prior to maturity to implement management strategies. Such securities are reported at fair value, with unrealized gains or losses excluded from earnings and included in other comprehensive income, net of applicable taxes. Discounts from the face value of restricted investments are amortized using the interest method over the period from the date of purchase to maturity and are included in interest income on the accompanying statement of operations.
      The Company’s restricted investment held in trust at December 31, 2004 consists of an investment in United States of America government treasury securities, with a maturity date of January 6, 2005, and is stated at amortized cost. The fair market value of the restricted investment was $7,601,326 as of December 31, 2004, including $1,150 of unrealized gains, which are reported as a component of other comprehensive income as of December 31, 2004. The Company recognized interest income of $50,336 from amortization of the discount on the investment during the period from inception (April 14, 2004) to December 31, 2004, which is included in interest income on the accompanying statement of operations. There were no sales of investments during the period from inception (April 14, 2004) to December 31, 2004.
      Net Loss Per Share — Net loss per share is computed based on the weighted average number of shares of common and Class B common stock outstanding.
      Basic earnings (loss) per share excludes dilution and is computed by dividing income (loss) available to common stockholders by the weighted average shares of common stock and Class B common stock outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Since the effect of the assumed exercise of outstanding warrants to purchase 3,657,500 shares of common stock, with a weighted average exercise price of $5.00 per share, is antidilutive, they have been excluded from the

Trinity Partners Acquisition Company Inc.
Notes to Financial Statements — (Continued)
Company’s computation of net loss per share. Therefore, basic and diluted loss per share were the same for the period from inception (April 14, 2004) through December 31, 2004.
      Fair Value of Financial Instruments — The fair values of the Company’s assets and liabilities that qualify as financial instruments under Statement of Financial Accounting Standards No. 107 approximate their carrying amounts presented in the balance sheet at December 31, 2004.
      Use of Estimates and Assumptions — The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results can, and in many cases will, differ from those estimates.
      Income Taxes — Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts and are based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized.
NOTE 4 — CAPITAL STOCK

Preferred Stock
      The Company is authorized to issue up to 5,000 shares of Preferred Stock with such designations, voting, and other rights and preferences as may be determined from time to time by the Board of Directors.

Common Stock and Class B Common Stock
      The Company is authorized to issue 20,000,000 shares of common stock and 2,000,000 shares of Class B common stock. As of December 31, 2004 there are 287,600 shares of the Company’s common stock issued and outstanding and 1,495,000 shares of the Company’s Class B common stock issued and outstanding, including 298,851 Class B common shares subject to possible redemption for cash.
      With the exercise of the over-allotment option (Note 2), subsequent to the Offering there are, 15,774,900 and 375,000 authorized but unissued shares of the Company’s common stock and the Company’s Class B common stock, respectively, available for future issuance, after appropriate reserves for the issuance of common stock in connection with the Class W Warrants and Class Z Warrants, the Underwriters Purchase Option and the officers’ and directors’ Class W Warrants and Class Z Warrants (Note 6).
      The Company has no commitments to issue any shares of common stock other than as described herein; however, the Company will, in all likelihood, issue a substantial number of additional shares in connection with a Business Combination (Note 8). To the extent that additional shares of common stock are issued, dilution to the interests of the Company’s stockholders who participated in the Offering will occur.

Warrants
      The Class W Warrants are callable, subject to adjustment in certain circumstances, and entitle the holder to purchase shares at $5.00 per share for a period commencing on the later of: (a) July 29, 2005 and (b) the earlier of the completion of the Business Combination or distribution of the Trust Fund to the

Trinity Partners Acquisition Company Inc.
Notes to Financial Statements — (Continued)
Class B stockholders, and ending July 29, 2009. As of December 31, 2004 there were 1,828,750 Class W Warrants outstanding.
      The Class Z Warrants are callable, subject to adjustment in certain circumstances, and entitle the holder to purchase shares at $5.00 per share for a period commencing on the later of: (a) July 29, 2005 and (b) the earlier of the completion of the Business Combination or distribution of the Trust Fund to the Class B stockholders, and ending July 29, 2011. As of December 31, 2004 there were 1,828,750 Class Z Warrants outstanding.
NOTE 5 — INCOME TAXES
      Significant components of the Company’s deferred tax assets at December 31, 2004 are as follows:

Net operating loss carryforward	$29,100
Organization and formation costs	5,500
Less valuation allowance	(34,600)

Net deferred tax asset	$—

      The Company has a net operating loss carryforward of approximately $73,000 for federal and state income tax purposes as of December 31, 2004. The Company has recorded a full valuation allowance against its deferred tax assets as management believes it is not more likely than not that sufficient taxable income will be realized during the carryforward period to utilize the deferred tax asset. Realization of the future tax benefits is dependent upon many factors, including the Company’s ability to generate taxable income within the loss carry-forward period, which runs through 2024 subject to certain limitations.
NOTE 6 — RELATED PARTY TRANSACTIONS
      The President of the Company is a principal stockholder, officer and director of Unity Venture Capital Associates, Ltd. (“Unity”) which owns 90,000 Class W Warrants and 90,000 Class Z Warrants to acquire shares of common stock of the Company. In October 2004, Unity distributed an aggregate of 82,499 of such Class W Warrants and 82,499 of such Class Z Warrants to its stockholders (including 15,450 Class W Warrants and 15,450 Class Z Warrants to Mr. Burstein), leaving Unity the beneficial owner of 7,501 Class W Warrants and 7,501 Class Z Warrants. Beginning July 29, 2004, commensurate with the increase in activities primarily related to the Offering, the Company is obligated to pay Unity a monthly fee of $4,000 for office and secretarial services, including the use of office space in premises occupied by Unity. During 2004, the Company paid $20,000 to Unity for such services.
      Prior to the effective date of the Offering, the Company obtained advances totaling approximately $46,000 in the form of non-interest bearing, unsecured notes payable from its Chairman and President, for expenses related to the Offering. As of December 31, 2004 such amounts have been fully repaid.
      In April 2004, the Company issued to two stockholders and two members of the Board of Directors Class W Warrants to purchase 362,500 shares of the Company’s common stock, and Class Z Warrants to purchase 362,500 shares of the Company’s common stock, for an aggregate purchase price of $36,250.
NOTE 7 — COMMITMENTS AND CONTINGENCIES
      HCFP has been engaged by the Company to act as the Company’s non exclusive investment banker in connection with a Business Combination (Note 8). For assisting Trinity in structuring and negotiating the terms of the Business Combination, the Company must pay HCFP a fee of $75,000 in cash, and issue to HCFP 7,500 shares of common stock and five year warrants to purchase 15,000 shares of common stock at $5.00 per share, at closing of the business combination.

Trinity Partners Acquisition Company Inc.
Notes to Financial Statements — (Continued)
NOTE 8 — SUBSEQUENT EVENTS
      On March 28, 2005, the Company announced that it had executed a definitive agreement for the merger of the Company and Adventure Holdings, S.A. (“Adventure Holdings”). Adventure Holdings, through wholly-owned subsidiaries, owns and operates two drybulk carriers, the M/V “Free Destiny” and the M/V “Free Envoy.”
      The definitive merger agreement for the business combination contemplates the merger of the Company into Adventure Holdings, with the Company’s current stockholders receiving one share and one warrant of Adventure Holdings for each share and warrant they presently own. After giving effect to the merger, the Company’s stockholders will own approximately 28.4% of Adventure Holdings. In addition, the management of Adventure Holdings hold options and warrants to acquire an additional 950,000 shares of Adventure Holding’s common stock, exercisable at $5.00 per share over terms ranging from three to five years. The merger is subject to, among other things, the filing of definitive proxy materials with the Securities and Exchange Commission and approval of the transaction by the Company’s stockholders. There can be no assurance that the proposed transaction will be consummated.

Trinity Partners Acquisition Company Inc.
Condensed Balance Sheets

	March 31, 2005	December 31, 2004

	Unaudited	Audited
ASSETS
Current Assets
Cash and cash equivalents	$444,479	$484,802
Restricted investment	7,642,601	7,601,236
Other assets	—	23,874

Total current assets	8,087,080	8,109,912

Total assets	$8,087,080	$8,109,912

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable and accrued expenses	$249,991	$72,836

Total current liabilities	249,991	72,836

Common Stock, subject to possible conversion to cash, 298,851 shares at conversion value	1,527,759	1,519,490

Commitments and contingencies
Stockholders’ Equity
Preferred stock, par value $.0001 per share, 5,000 shares authorized, no shares issued	—	—
Common stock, par value $.0001 per share, 20,000,000 shares authorized, 287,600 shares issued and outstanding	29	29
Common stock, Class B, par value $.0001 per share, 2,000,000 shares authorized, 1,196,149 shares issued and outstanding (excluding 298,851 shares subject to possible conversion to cash)	120	120
Additional paid-in capital	6,594,495	6,602,764
Accumulated deficit	(285,314)	(86,477)
Accumulated other comprehensive income	—	1,150

Total stockholders’ equity	6,309,330	6,517,586

Total liabilities and stockholders’ equity	$8,087,080	$8,109,912

See accompanying notes to condensed financial statements.

Trinity Partners Acquisition Company Inc.
Condensed Statement of Operations
For the Three Months Ended March 31, 2005
(Unaudited)

Revenue	$—
Operating expenses
Transaction costs	190,116
Professional fees	22,443
Other operating costs	30,873

Loss from operations	(243,432)
Interest income	44,595

Net loss	$(198,837)

Weighted average number of shares outstanding:
Basic and diluted	1,782,600

Net loss per share, basic and diluted	$(0.11)

See accompanying notes to condensed financial statements.

Trinity Partners Acquisition Company Inc.
Condensed Statement of Stockholders’ Equity
For the Three Months Ended March 31, 2005
(Unaudited)

			Common Stock,				Accumulated
	Common Stock		Class B		Additional		Other
					Paid-In	Accumulated	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Deficit	Income	Total

Balance, December 31, 2004	287,600	$29	1,196,149	$120	$6,602,764	$(86,477)	$1,150	$6,517,586
Allocation of value to Class B shares subject to possible conversion to cash	—	—	—	—	(8,269)	—	—	(8,269)
Net loss for the period	—	—	—	—	—	(198,837)	—	(198,837)
Change in unrealized gain on available-for-sale securities	—	—	—	—	—	—	(1,150)	(1,150)

Comprehensive loss								(199,987)

Balance, March 31, 2005	287,600	$29	1,196,149	$120	$6,594,495	$(285,314)	$—	$6,309,330

See accompanying notes to condensed financial statements.

Trinity Partners Acquisition Company Inc.
Condensed Statement of Cash Flows
For the Three Months Ended March 31, 2005
(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(198,837)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of discount on restricted investment	(42,515)
Changes in operating liabilities:
Increase in accounts payable and accrued expenses	201,029

Net cash used in operating activities and net decrease in cash and cash equivalents	(40,323)
Cash and cash equivalents at beginning of period	484,802

Cash and cash equivalents at end of period	$444,479

Supplemental disclosure of non-cash financing activities:
Allocation of value to Class B shares, subject to possible conversion to cash	$8,269

See accompanying notes to condensed financial statements.

Trinity Partners Acquisition Company Inc.
Notes to Condensed Financial Statements
NOTE 1 — ORGANIZATION AND ACTIVITIES
      Trinity Partners Acquisition Company Inc. (the “Company”) was incorporated in Delaware on April 14, 2004 as a blank check company whose objective is to raise money and acquire an operating business (a “Business Combination”) (See Recent Events below).
      As further discussed in Note 3, on July 29, 2004, the Company effected an initial public offering of its securities (the “Offering”) which closed on August 4, 2004.
      Although substantially all of the proceeds of the Offering are intended to be utilized to effect a Business Combination, the proceeds are not specifically designated for this purpose. The gross proceeds from the Offering and sale of the Series B Units (defined in Note 3 below) of $7,549,750 were deposited into a trust fund (the “Trust Fund”) until the earlier of the completion of a Business Combination or the distribution of proceeds to Class B stockholders. If a Business Combination is consummated, the conversion rights afforded to the Class B stockholders may result in the conversion into cash of up to approximately 19.99% of the aggregate number of Class B shares sold, as further described below. If a Business Combination is not contracted by July 29, 2005, or consummated by January 29, 2006, all of the proceeds of the Trust Fund will be returned to Class B stockholders.
      As a result of its limited resources, the Company will, in all likelihood, have the ability to effect only a single Business Combination. Accordingly, the prospects for the Company’s success will be entirely dependent upon the future performance of a single business.
      The Company will not effect a Business Combination unless the fair market value of the target, as determined by the Board of Directors of the Company in its sole discretion, based upon valuation standards generally accepted by the financial community including, among others, book value, cash flow, and both actual and potential earnings, is at least equal to 80% of the net assets of the Company at the time of such acquisition.
      Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. As noted above, if the Company is unable to effect a Business Combination by February 4, 2006, the Company’s Certificate of Incorporation provides for the Company’s automatic liquidation. If the Company were to expend all of the net proceeds of the Offering not held in the Trust Fund prior to liquidation, but recognizing that such net proceeds could become subject to the claims of creditors of the Company which could be prior to the claims of stockholders of the Company, it is possible that the Company’s liquidation value may be less than the amount in the Trust Fund, inclusive of any net interest income thereon. Moreover, all of the Company’s initial stockholders have agreed to waive their respective rights to participate in any such liquidation distribution on shares owned prior to the Offering.
      At the time the Company seeks Class B stockholder approval of any Business Combination, the Company will offer each Class B stockholder who acquired Class B shares through the Offering or subsequently in the after-market the right to have his or her shares of the Company’s Class B common stock converted to cash if such Class B stockholder votes against the Business Combination and the Business Combination is approved and completed. The holders of the Company’s common stock are not entitled to seek conversion of their shares. The actual per-share conversion price will be equal to the amount in the Trust Fund (inclusive of any interest thereon) as of the record date for determination of Class B stockholders entitled to vote on such Business Combination, divided by the number of Class B shares sold in the Offering, or approximately $5.11 per share based on the value in the Trust Fund as of March 31, 2005. There will be no distribution from the Trust Fund with respect to the warrants included in the Series A and Series B Units. A Series B stockholder may request conversion of his or her shares at any time prior to the vote taken with respect to a proposed Business Combination at a meeting held for that purpose, but such request will not be granted unless such Class B stockholder votes against the Business Combination and the Business Combination is approved and consummated. It is anticipated that

Trinity Partners Acquisition Company Inc.
Notes to Condensed Financial Statements — (Continued)
the funds to be distributed to Class B stockholders who have their shares converted will be distributed promptly after consummation of a Business Combination. Any Class B stockholder who converts his or her stock into his or her share of the Trust Fund still has the right to exercise the Class W and Class Z warrants that was received as part of the Series B units. The Company will not consummate any Business Combination if 20% or more in interest of the Class B stockholders exercise their conversion rights. Accordingly, the conversion value of $1,527,759 (298,851 shares, or 19.99% of the Class B shares sold in the public offering) has been included in the accompanying condensed balance sheet at March 31, 2005 as temporary capital.

Recent Events
      On March 24, 2005, the Company executed a definitive agreement for the merger of the Company and FreeSeas, Inc. (“FreeSeas”), formerly known as Adventure Holdings, S.A. (the “Transaction”). FreeSeas, through wholly-owned subsidiaries, owns and operates two bulk carriers, the M/V “Free Destiny” and the M/V “Free Envoy.” In addition, in April 2005, FreeSeas, through a newly formed subsidiary, entered into a memorandum of agreement to acquire a new carrier. The purchase price for the carrier is $11,025,000. Delivery of the carrier and completion of the purchase is expected to occur in the late second quarter of 2005.
      The definitive merger agreement for the Transaction contemplates the merger of the Company with and into FreeSeas, with the Company’s current stockholders receiving one share and one warrant of FreeSeas for each share and warrant they presently own. After giving effect to the Transaction, the Company’s stockholders will own approximately 28.4% of FreeSeas. In addition, the management of FreeSeas will receive options and warrants to acquire an additional 950,000 shares of FreeSeas’ common stock, exercisable at $5.00 per share over terms ranging from three to five years. The proposed merger is subject to, among other things, the filing of definitive proxy materials with the Securities and Exchange Commission and approval of the Transaction by the Company’s stockholders. On May 11, 2005, a joint proxy statement/prospectus relating to the Transaction was filed as part of a FreeSeas registration statement on Form F-1. There can be no assurance that the Transaction will be consummated.
NOTE 2 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
      Interim Financial Statements — The accompanying unaudited condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Comparative statements of operations and statements of cash flows for the quarter ended March 31, 2004 have not been presented as the Company was not incorporated and did not begin its operations until April 14, 2004. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information presented not misleading. The financial statements reflect all adjustments (consisting only of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of the Company’s financial position and results of operations. The operating results for the period ended March 31, 2005 are not necessarily indicative of the results to be expected for any other interim period of any future year.
      Cash and Cash Equivalents — Included in cash and cash equivalents are deposits with financial institutions as well as short-term money market instruments with maturities of three months or less when purchased.
      Restricted Investments — Restricted investments consist of investments acquired, which were included in the Trust Fund, with maturities exceeding three months but less than three years. Consistent with

Trinity Partners Acquisition Company Inc.
Notes to Condensed Financial Statements — (Continued)
Statement of Financial Accounting Standards (SFAS) No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, the Company classifies all debt securities and all investments in equity securities that have readily determinable fair values as available-for-sale, as the sale of such securities may be required prior to maturity to implement management strategies. Such securities are reported at fair value, with unrealized gains or losses excluded from earnings and included in other comprehensive income (loss), net of applicable taxes. Discounts from the face value of restricted investments are amortized using the interest method over the period from the date of purchase to maturity and are included in interest income on the accompanying statement of operations.
      Net Loss Per Share — Net loss per share is computed based on the weighted average number of shares of common and Class B common stock outstanding.
      Basic earnings (loss) per share excludes dilution and is computed by dividing income (loss) available to common stockholders by the weighted average shares of common stock and Class B common stock outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Since the effect of the assumed exercise of outstanding warrants to purchase 3,657,500 shares of common stock, with a weighted average exercise price of $5.00 per share, is antidilutive, they have been excluded from the Company’s computation of net loss per share. Therefore, basic and diluted loss per share were the same for the three months ended March 31, 2005.
      Fair Value of Financial Instruments — The fair values of the Company’s assets and liabilities that qualify as financial instruments under Statement of Financial Accounting Standards No. 107 approximate their carrying amounts presented in the balance sheet at March 31, 2005.
      Use of Estimates and Assumptions — The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results can, and in many cases will, differ from those estimates.
      Income Taxes — Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts and are based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized.
      Reclassifications — Certain prior year amounts have been reclassified to conform to the current period presentation.
      New Accounting Pronouncements — The Company does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying condensed financial statements.
NOTE 3 — PUBLIC OFFERING OF SECURITIES
      In the Offering, effective July 29, 2004 (closed on August 4, 2004), the Company sold to the public 143,750 Series A Units (the “Series A Units” or a “Series A Unit”) and 747,500 Series B Units (the “Series B Units” or a “Series B Unit”) at a price of $10.50 and $10.10 per unit, respectively, inclusive of an option issued to the underwriters to purchase additional Series A Units and Series B Units, which was exercised in full. Proceeds from the initial public offering, including the exercise of the over allotment

Trinity Partners Acquisition Company Inc.
Notes to Condensed Financial Statements — (Continued)
option, totaled $8,085,653 which was net of $973,472 in underwriting and other expenses. Each Series A Unit consists of two shares of the Company’s common stock, five Class W Redeemable Warrants (a “Class W Warrant”), and five Class Z Redeemable Warrants (a “Class Z Warrant”). Each Series B Unit consists of two shares of the Company’s Class B common stock, one Class W Warrant, and one Class Z Warrant.
      Both the Company’s common stock and Class B common stock have one vote per share. However, the Class B stockholders may, and the common stockholders may not, vote in connection with a Business Combination. Further, should a Business Combination not be consummated during the target business acquisition period, the Trust Fund would be distributed pro-rata to all of the Class B common stockholders and their Class B common shares would be cancelled and returned to the status of authorized but unissued shares.
      Each Class W Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00, commencing on the later of (a) July 29, 2005 or (b) the earlier of the completion of a Business Combination with a target business, or the distribution of the Trust Fund to the Class B stockholders. The Class W Warrants will expire on July 29, 2009 or earlier upon redemption. Each Class Z Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00, commencing on the later of (a) July 29 , 2005 or (b) the earlier of the completion of a Business Combination with a target business, or the distribution of the Trust Fund to the Class B stockholders. The Class Z Warrants will expire on July 29, 2011 or earlier upon redemption . The Company may redeem the outstanding Class W Warrants and/or Class Z Warrants with the prior consent of HCFP/Brenner Securities LLC ( “HCFP”), the representative of the underwriters of the Offering, in whole and not in part, at a price of $.05 per warrant at any time after the warrants become exercisable, upon a minimum of 30 days’ prior written notice of redemption, and if, and only if, the last sale price of the Company’s common stock equals or exceeds $7.50 per share and $8.75 per share, for a Class W Warrant and Class Z Warrant, respectively, for any 20 trading days within a 30 trading day period ending three business days before the Company sent the notice of redemption.
      Upon closing of the public offering, the Company issued an option, for $100, to HCFP (the “Underwriters Purchase Option” or “UPO”), to purchase up to 12,500 Series A units at an exercise price of $17.325 per unit and/or up to 65,000 Series B units at an exercise price of $16.665 per unit. The Company accounted for the fair value of the UPO, inclusive of the receipt of the $100 cash payment, as an expense of the public offering resulting in a charge directly to stockholders’ equity, which was offset by an equivalent increase in equity for the issuance of the option. The Company estimated the fair value of this UPO, approximately $225,000, using a Black-Scholes option-pricing model. The fair value of the UPO granted was estimated as of the date of grant using the following assumptions: (1) expected volatility of 44.5%, (2) risk-free interest rate of 3.61% and (3) contractual life of 5 years. The UPO may be exercised for cash or on a “cashless” basis, at the holder’s option, such that the holder may use the appreciated value of the UPO (the difference between the exercise prices of the option and the underlying warrants and the market price of the units and underlying securities) to exercise the UPO without the payment of any cash. The Series A Units and Series B Units issuable upon exercise of this option are identical to those in the Offering, except that the exercise price of the warrants included in the units are $5.50 per share and the Class Z Warrants shall be exercisable by HCFP for a period of only five years from the date of the Offering. The UPO is exercisable at $17.325 per Series A Unit and $16.665 per Series B Unit commencing on the later of (a) July 29, 2005 or (b) the earlier of the completion of a Business Combination with a target business, or the distribution of the Trust Fund to the Class B stockholders, and expires on July 29, 2009.

Trinity Partners Acquisition Company Inc.
Notes to Condensed Financial Statements — (Continued)
NOTE 4 — CAPITAL STOCK

Preferred Stock
      The Company is authorized to issue up to 5,000 shares of Preferred Stock with such designations, voting, and other rights and preferences as may be determined from time to time by the Board of Directors.

Common Stock and Class B Common Stock
      The Company is authorized to issue 20,000,000 shares of common stock and 2,000,000 shares of Class B common stock. As of March 31, 2005 there were 287,600 shares of the Company’s common stock issued and outstanding and 1,495,000 shares of the Company’s Class B common stock issued and outstanding, including 298,851 Class B common shares subject to possible conversion to cash.
      With the exercise of the over-allotment option (Note 3), subsequent to the Offering there are 15,774,900 and 375,000 authorized but unissued shares of the Company’s common stock and the Company’s Class B common stock, respectively, available for future issuance, after appropriate reserves for the issuance of common stock in connection with the Class W Warrants and Class Z Warrants, the Underwriters Purchase Option and the officers’ and directors’ Class W Warrants and Class Z Warrants.
      The Company has no commitments to issue any shares of common stock other than as described herein.

Warrants
      The Class W Warrants are callable, subject to adjustment in certain circumstances, and entitle the holder to purchase shares at $5.00 per share for a period commencing on the later of: (a) July 29, 2005 and (b) the earlier of the completion of the Business Combination or distribution of the Trust Fund to the Class B stockholders, and ending July 29, 2009. As of March 31, 2005 there were 1,828,750 Class W Warrants outstanding.
      The Class Z Warrants are callable, subject to adjustment in certain circumstances, and entitle the holder to purchase shares at $5.00 per share for a period commencing on the later of: (a) July 29, 2005 and (b) the earlier of the completion of the Business Combination or distribution of the Trust Fund to the Class B stockholders, and ending July 29, 2011. As of March 31, 2005 there were 1,828,750 Class Z Warrants outstanding.
NOTE 5 — RELATED PARTY TRANSACTIONS
      The President of the Company is a principal stockholder, officer and director of Unity Venture Capital Associates Ltd. (“Unity”) which at the time of the Offering owned 90,000 Class W Warrants and 90,000 Class Z Warrants. In October 2004, Unity distributed an aggregate of 82,499 of such Class W Warrants and 82,499 of such Class Z Warrants to its stockholders (including 15,450 Class W Warrants and 15,450 Class Z Warrants to Mr. Burstein), leaving Unity the beneficial owner of 7,501 Class W Warrants and 7,501 Class Z Warrants. Since July 29, 2004, upon completion of the Offering, the Company has been obligated to pay Unity a monthly fee of $4,000 for office and secretarial services, including the use of office space in premises occupied by Unity. The Company paid Unity $12,000 for such services during the three months ended March 31, 2005.
      In April 2004, the Company issued to each member of our Board of Directors, two of whom are our founding stockholders, Class W Warrants to purchase an aggregate of 362,500 shares of the Company’s common stock, and Class Z Warrants to purchase an aggregate of 362,500 shares of the Company’s common stock, for an aggregate purchase price of $36,250.

Trinity Partners Acquisition Company Inc.
Notes to Condensed Financial Statements — (Continued)
NOTE 6 — COMMITMENTS
      HCFP has been engaged by the Company to act as the Company’s non exclusive investment banker in connection with its business combination (Note 1). For assisting Trinity in structuring and negotiating the terms of the business combination transaction, the Company must pay HCFP a fee of $75,000 of cash, and issue to HCFP 7,500 shares of common stock and five year warrants to purchase 15,000 shares of common stock at $5.00 per share, at closing of the business combination.

FREESEAS, INC.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and shareholders
of FreeSeas Inc.
      We have audited the accompanying consolidated balance sheet of FreeSeas Inc. (“FreeSeas”) as of December 31, 2004, and the related consolidated statements of operations, shareholders’ equity and cash flows for the period from inception (April 23, 2004) to December 31, 2004. These consolidated financial statements are the responsibility of FreeSeas’ management. Our responsibility is to express an opinion on these financial statements based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FreeSeas at December 31, 2004, and the results of its operations and its cash flows for the period from inception (April 23, 2004) to December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.
/s/ PricewaterhouseCoopers S.A.
May 11, 2005
Piraeus, Greece

FreeSeas Inc.
Consolidated Balance Sheet
as of December 31, 2004
(All amounts in thousands of United States dollars, except for share data)

		December 31,
	Notes	2004

ASSETS
CURRENT ASSETS:
Cash and cash equivalents		$461
Restricted cash		400
Trade receivables, net		295
Inventories		41
Due from related party	9	246

Total current assets		1,443

Fixed assets, net	3	16,188
Deferred charges, net	4	704

Total assets		18,335

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Bank overdraft		37
Accounts payable	5	415
Accrued liabilities	6	116
Unearned revenue		284
Shareholders’ advance	9	600
Due to related party	9	119
Long-term debt, current portion	7	3,400

Total current liabilities		4,971

Long-term debt, net of current portion	7	6,750
Other long term liabilities	8	3,228

Total long-term liabilities		9,978

Total Liabilities		14,949

Commitments and contingencies	10
SHAREHOLDERS’ EQUITY
Share capital (40,000,000 common shares authorized, 5,000,000 preferred shares authorized, 4,500,000 common shares issued and outstanding, with par value $.001 per share)	11	5
Additional paid-in capital	11	2,911
Retained earnings		470

Total shareholders’ equity		3,386

Total liabilities and shareholders’ equity		18,335

The accompanying notes are an integral part of these consolidated financial statements

FreeSeas Inc.
Consolidated Statement of Operations
For the Period from Date of Inception (April 23, 2004) to December 31, 2004
(Expressed in thousands of United States dollars, except for share data)

December 31,
2004

OPERATING REVENUES	2,830
OPERATING EXPENSES:
Vessel operating expenses	(802)
Depreciation expense	(872)
Amortization of deferred dry-docking and special survey costs	(109)
Management fees	(180)
Commissions	(127)
General and Administrative expenses	(34)

Income from operations	706

OTHER INCOME (EXPENSE):
Finance costs	(240)
Interest income	4

Other expense	(236)

Net income	470

Basic and diluted net income per share	$0.10
Basic and diluted weighted average number of shares	4,500,000
The accompanying notes are an integral part of these consolidated financial statements

FreeSeas Inc.
Consolidated Statement of Cash Flows
For the Period from Date of Inception (April 23, 2004) to December 31, 2004
(All amounts in thousands of United States dollars)

December 31,
2004

Cash Flows from Operating Activities:
Net income	470
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	872
Amortization of deferred charges	127
Amortization of debt discount	66
Dry-docking and special survey	(641)
Increase in:
Trade receivables	(295)
Inventories	(41)
Due from related party	(246)
Increase in:
Accounts payable	415
Accrued liabilities	116
Unearned revenue	284
Due to related party	119

Net Cash from Operating Activities	1,246

Cash Flows from Investing Activities:
Vessel acquisitions	(17,060)
Restricted cash	(400)

Net Cash used in Investing Activities	(17,460)

Cash Flows from Financing Activities:
Proceeds from long-term debt	11,000
Loans from shareholders	3,675
Payments of long-term debt	(850)
Payments of loans from shareholders	(568)
Proceeds from bank overdraft	37
Issuance of common stock	5
Shareholders’ contributions	2,966
Shareholders’ advance	600
Deferred financing costs	(190)

Net Cash from Financing Activities	16,675

Net increase in Cash and Cash Equivalents	461

Cash and Cash Equivalents, Beginning of Period	—

Cash and Cash Equivalents, End of Period	461

Supplemental Cash Flow Information:
Cash paid for interest	77

Non-cash shareholder distributions	55

The accompanying notes are an integral part of these consolidated financial statements

FreeSeas Inc.
Consolidated Statement of Changes in Shareholders’ Equity
For the Period from Date of Inception (April 23, 2004) to December 31, 2004
(All amounts in thousands of United States dollars, except for share data)

			Additional
	Common	Common	Paid-In	Retained
	Shares	Shares $	Capital	Earnings	Total

Issuance of common shares	4,500,000	5	—	—	5
Contributions from shareholders		—	2,911	—	2,911
Net income		—	—	470	470

Balance December 31, 2004	4,500,000	5	2,911	470	3,386

The accompanying notes are an integral part of these consolidated financial statements

FreeSeas Inc.
Notes to the Consolidated Financial Statements
December 31, 2004
(All amounts in tables in thousands of United States dollars)

1	Basis of Presentation and General Information

FreeSeas, Inc. (“FreeSeas”), formerly known as Adventure Holdings S.A. was incorporated in the Marshall Islands on April 23, 2004 for the purpose of being the ultimate holding company of the ship owning companies Adventure Two S.A. and Adventure Three S.A. Hereinafter, the consolidated companies referred to above will be referred to as “FreeSeas”, “the Group” or “the Company”.

FreeSeas owns and operates two Handymax dry bulk carriers. Free Bulkers S.A., a Marshall Islands company, which manages the vessels, is a company owned by common shareholders of FreeSeas. The management company is excluded from the Group.
      FreeSeas consists of the companies listed below:

Company
FreeSeas Inc.
Adventure Two S.A.
Adventure Three S.A.

The financial statements reflect the results of the operations of the Company and its subsidiaries from inception. The two dry bulk carriers were purchased by vessel-owning subsidiaries on August 4, 2004 and September 29, 2004, respectively from unrelated third parties. The vessels were acquired without existing charters. Any inter-company balances have been eliminated on consolidation.

2	Significant Accounting Policies
      Principles of Consolidation: The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”). All significant inter-company balances and transactions have been eliminated. The consolidated financial statements represent a consolidation of the entities within the legal structure of FreeSeas, as listed above.
      Use of Estimates: The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
      Foreign Currency Translation: The functional currency of the Group is the U.S. Dollar. Transactions involving other currencies during the year are converted into U.S. Dollars using the exchange rates in effect at the time of the transactions. At the balance sheet date, monetary assets and liabilities, which are denominated in other currencies, are translated to reflect the current exchange rates. Resulting gains or losses are separately reflected in the accompanying consolidated statements of income. Year-end translation losses or gains were insignificant.
      Cash and Cash Equivalents: Cash and cash equivalents consist of cash on hand and at bank. Cash restricted accounts consist of retention accounts. The retention account required the Group to deposit $600,000 at the inception of Loan B (see Note 7) with the related financial institution, with $200,000 and $150,000 to be released after the first and second instalments respectively and the balance to be released by April 4, 2005.

Trade Receivables: The amount shown as Trade Receivables at the balance sheet date, includes estimated recoveries from charterers for hire, freight and demurrage billings, net of allowance for

FreeSeas Inc.
Notes to the Consolidated Financial Statements — (Continued)
(All amounts in tables in thousands of United States dollars)

doubtful debts. An estimate is made of the allowance for doubtful debts based on a review of all outstanding amounts at year end, and an allowance made for any accounts which management believes are not recoverable. Bad debts are written off in the year in which they are identified. No allowance for doubtful debts has been taken for the period included in these financial statements.

Inventories: Inventories, which comprise of lubricants, provisions and stores remaining on board the vessels at period-end, are valued at the lower of cost, as determined on a first-in, first-out basis, and market.

Vessels’ Cost: Vessels are stated at cost, which consists of the contract purchase price and any material expenses incurred upon acquisition (improvements and delivery expenses). Subsequent expenditures for conversions and major improvements are also capitalized when they appreciably extend the life, increase the earning capacity or improve the efficiency or safety of the vessels. Otherwise these expenditures are charged to expenses as incurred.

Vessels’ Depreciation: The cost of the Group’s vessels is depreciated on a straight-line basis over the vessels’ remaining economic useful lives, after considering the estimated residual value. Management estimates the useful life of the Group’s vessels to be 27 years from the date of construction.

Impairment of Long-lived Assets: The Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) 144 “Accounting for the Impairment or Disposal of Long-lived Assets”, which addresses financial accounting and reporting for the impairment or disposal of long lived assets. The Group adopted SFAS 144 as of its inception date. The standard requires that long-lived assets and certain identifiable intangibles held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If the future net cash flows are less than the carrying values of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value. The review of the carrying amount in connection with the estimated recoverable amount for each of the Group’s vessels, as of the period end, indicated no impairment.

Accounting for Special Survey and Dry-docking Costs: The Group follows the deferral method of accounting for special survey and dry-docking costs, whereby actual costs incurred are deferred and are amortized over a period of five and two and a half years, respectively. If special-survey or dry-docking is performed prior to the scheduled date, the remaining un-amortized balances are immediately written-off.

The amortization periods reflect the estimated useful economic life of the deferred charge, which is the period between each special survey and dry-docking.

Financing Costs: Fees incurred for obtaining new loans are deferred and amortized over the loans’ respective repayment periods, using the effective interest rate method. These charges are included in the balance sheet line item Deferred Charges. Any unamortized balance of costs relating to loans repaid or refinanced is expensed in the period the repayment or refinancing is made, if the re-financing is deemed to be a debt extinguishment under EITF 96-19.

Revenue Recognition: Revenue is recorded when services are rendered, the Company has a signed charter agreement or other evidence of an arrangement, the price is fixed or determinable, and collection is reasonably assured. The Company generates revenue from time charter of vessels.

Revenues from time chartering of vessels are recognized on a straight-line basis over the rental periods of such charter agreements, as service is performed, except for loss generating time charters, in which case the loss is recognized in the period when such loss is determined. A time charter involves placing a vessel at the charterer’s disposal for a period of time during which the charterer

FreeSeas Inc.
Notes to the Consolidated Financial Statements — (Continued)
(All amounts in tables in thousands of United States dollars)

uses the vessel in return for the payment, by the charterer, of a specified daily hire rate. Short period charters for less than three months are referred to as spot-charters. Charters extending three months to a year are generally referred to as medium term charters. All other charters are considered long term. Under time charters, operating cost such as for crews, maintenance and insurance are typically paid by the owner of the vessel.

Unearned Revenue: Unearned voyage revenue primarily relates to cash received from charterers prior to it being earned. These amounts are recognized as revenue over the voyage or charter period.

Time Charter and Port Terminal Expense: Time charter expenses comprise all expenses related to each particular voyage, including time charter hire paid and voyage freight paid, bunkers, port charges, canal tolls, cargo handling, agency fees and brokerage commissions. Also included in time charter expenses are charterer’s liability insurances, provision for losses on time charters in progress at year-end, direct port terminal expenses and other miscellaneous expenses.

Profit Sharing Arrangements: The Company has entered into a profit sharing arrangement with the charterer, whereby the Company may receive additional income of 25% of net earnings earned by the charterer, where those earnings are over the base rate of hire, to be settled periodically, during the term of the charter agreement. Revenues generated from the profit sharing arrangement are recorded in the period they are earned. During the period ended December 31, 2004, the Company earned $295,000 from the profit sharing arrangement.

Repairs and maintenance: All repair and maintenance expenses including major overhauling and underwater inspection expenses are charged against income in the year incurred and are included in vessel operating expenses in the accompanying consolidated statement of income.

Segment Reporting: The Group reports financial information and evaluates its operations by total charter revenues. The Group does not have discrete financial information to evaluate the operating results for each such type of charter. Although revenue can be identified for these types of charters, management cannot and does not identify expenses, profitability or other financial information for these charters. As a result, management, including the chief operating decision makers, reviews operating results solely by revenue per day and operating results of the fleet and thus the Group has determined that it operates under one reportable segment.

Comprehensive Income: SFAS 130, “Reporting Comprehensive Income”, establishes standards for the reporting and display of comprehensive income and its components and requires restatement of all previously reported information for comparative purposes. For the period from April 23, 2004 through December 31, 2004, comprehensive income was the same as net income.

Basic and diluted net income per share: There are no dilutive or potentially dilutive securities, accordingly there is no difference between basic and diluted net income per share.
     Recent Accounting Developments:

In November 2004, FASB issued SFAS 151, “Inventory Costs — an amendment of ARB No. 43, Chapter 4,” which clarifies that abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) should be recognized as a current period expense. In addition, SFAS 151 requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for fiscal years beginning after June 15, 2005. Management does not believe that the implementation of this standard will have a material impact on the financial position, results of operations or cash flows.

FreeSeas Inc.
Notes to the Consolidated Financial Statements — (Continued)
(All amounts in tables in thousands of United States dollars)

In December 2004, FASB issued SFAS 153 “Exchanges of Non-Monetary Assets — An Amendment to APB 29.” APB 29 had stated that all exchanges of non-monetary assets should be recorded at fair value except in a number of situations, including where the exchange is in relation to similarly productive assets. SFAS 153 amends APB 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges for non-monetary assets that do not have commercial substance. A non-monetary transaction has commercial substance where the future cash flows of the business will be expected to change significantly as a result of the exchange. The provisions of this statement will be effective for non-monetary exchanges occurring in fiscal periods beginning after June 15, 2005. Management does not believe that the implementation of this standard will have a material impact on the Company’s financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS 123 (Revised) “Share Based Payments” (“SFAS 123(R)”), which required companies to expense the value of employee stock option schemes and similar awards based on the grant date fair value of the award. SFAS 123(R) eliminates the option to use APB 25’s intrinsic method of accounting for valuation of share options and similar awards as provided by SFAS 123 as originally issued. SFAS 123(R) is effective for public companies for annual financial periods beginning after June 15 2005, and the Group will implement as at January 1, 2006. Under the revised standard there are three transition methods available, the modified retrospective model, the modified prospective model with restatement of prior interim results or the modified prospective model without restatement of prior interim results. Management has not yet determined the effect of the adoption of this standard on the Company’s future financial position or results of operations.

In November 2004 the Task Force issued EITF Issue No. 03-13, “Applying the conditions in Paragraph 42 of SFAS 144 in Determining Whether to Report Discontinued Operations” (“EITF 03-13”), which provides an approach for evaluating whether the criteria in paragraph 42 of FAS 144 have been met for classifying as a discontinued operations a component of an entity that either has been disposed of or is classified as held for sale. This standard will be implemented for year ended December 31, 2005 and management does not believe that the implementation will have a material impact on the Company’s financial position, results of operations or cash flows.

3	Fixed Assets

		Accumulated
	Vessel Cost	Depreciation	Net Book Value

Acquisition of vessels	17,060	(872)	16,188

December 31, 2004	17,060	(872)	16,188

The residual value of the fleet as at December 31, 2004 was estimated at $2.1 million.

4	Deferred Charges

		Special Survey	Financing
	Dry-docking	Cost	Costs	Total

Additions	340	301	190	831
Amortization	(80)	(29)	(18)	(127)

December 31, 2004	260	272	172	704

FreeSeas Inc.
Notes to the Consolidated Financial Statements — (Continued)
(All amounts in tables in thousands of United States dollars)

5	Accounts payable

Accounts payable are comprised of the following amounts:

December 31,
2004

Suppliers	281
Agents	117
Insurers	17

415

6	Accrued liabilities

Accrued liabilities are comprised of the following amounts:

December 31,
2004

Accrued wages	34
Accrued interest	62
Accrued expenses	20

116

7	Long-term debt

Long-term debt comprises loans advanced to the Group as follows:

			Balance
	Current	Long-Term	December 31,
Loan	Portion	Portion	2004

A	1,700	2,875	4,575
B	1,700	3,875	5,575

	3,400	6,750	10,150

The annual repayments required on the long-term debt outstanding as of December 31, 2004 are as follows:

Loan	Lender	Vessel	Repayment terms

A	Corner Banca S.A.	M/V FREE DESTINY	Seven quarterly installments of US$425, and six quarterly installments of US$267.
Interest rate at 1.75% above LIBOR
B	Hollandsche Bank — Unie N.V.	M/V FREE ENVOY	Eleven quarterly installments of US$425 and a balloon payment of US$900.
Interest rate at 2% above LIBOR
a) The vessels indicated in the above table collateralize each respective loan.
b) The debt agreements also include positive and negative covenants for the respective vessel-owning companies, the most significant of which are the maintenance of operating accounts, minimum cash deposits and minimum market values. The borrowers are further restricted from incurring additional indebtedness, changing the vessels’ flags and distributing earnings without the prior consent of the lender.

FreeSeas Inc.
Notes to the Consolidated Financial Statements — (Continued)
(All amounts in tables in thousands of United States dollars)
c) The weighted average effective interest rates on long-term borrowings for the period ended December 31, 2004 for loan A was 3.63% and for loan B 4.06%.
The annual repayments of the above loans at December 31, 2004 are as follows:

December 31,
Year	2004

2005	$3,400
2006	3,242
2007	3,242
2008	266

Total	10,150

8	Loans from shareholders

Loan from shareholders	3,566
Debt discount	(338)

Balance December 31, 2004	3,228

This amount represents loans from shareholders used in the partial financing of the acquisition of the vessels. The loans are interest-free and must be repaid no later than the date of the sale of the vessels or December 31, 2006. The long-term liability has been recorded at fair value, and the resulting debt discount is accreted over the term of the loan using the effective interest rate method.
      The original loan amount was $4,134,000, with a related debt discount of $459,000. A repayment of $568,000 was effected at December 31, 2004, with a corresponding decrease in the debt discount of $55,000 (see Note 11). The current period debt discount amortization was $66,000. The remaining gross debt balance of $3,566,000 will be repaid as described above. The implicit interest rate was 4.7% for the period ended December 31, 2004. The annual repayments of the above loan at December 31, 2004 are as follows:

Year	December 31, 2004

2005	$—
2006	3,566
2007	—
2008	—
2009	—
Thereafter	—

Total	$3,566

9	Related party transactions

(a)	Purchases of services
All the active vessels listed in Note 1 receive management services from Free Bulkers S.A., a Marshall Islands corporation (“Free Bulkers”), pursuant to a ship-management agreement between each of the ship-owning companies and Free Bulkers. Each agreement calls for a monthly management fee of $15,000 based on a thirty (30) day month. FreeSeas also pays Free

FreeSeas Inc.
Notes to the Consolidated Financial Statements — (Continued)
(All amounts in tables in thousands of United States dollars)
Bulkers a fee equal to 1 1/4% of the gross freight or hire collected from the employment of FreeSeas’ vessels and a 1% commission to be paid to Free Bulkers on the gross purchase price of any new vessels acquired or the gross sales price of any vessels sold by FreeSeas with the assistance of Free Bulkers. FreeSeas also reimburses, at cost, the travel and other personnel expenses of the Free Bulkers staff, including the per diem paid by Free Bulkers to its staff, when they are required to attend FreeSeas’ vessels at port. FreeSeas believes that it pays Free Bulkers industry standard fees for these services.
The Company agreed with the management company that the period of services provided for each vessel in 2004 was determined to be 180 days and accordingly the total management fee for the period ended December 31, 2004 amounted to $180,000. The related expenses are shown under Management fees on the Consolidated Statement of Operations. There were no further commissions paid to Free Bulkers for the ships acquired and chartered during the period, as Free Bulkers did not provide the related assistance. Reimbursements of travel and other personnel expenses of the Free Bulkers staff was $2,000 for the period ended December 31, 2004, and is included within Vessel operating expenses.

(b)	Due to related party (management company)
The Group had balances outstanding with the management company as follows:

December 31, 2004

Due to related party	119

(c)	Due from related party (other)
Other related party consists of a ship owning company controlled by common shareholders. The group transferred funds between the ship owning companies for the payment of borrowings and various suppliers. No terms of payment existed for the settlement of such balances.
The Group had balances outstanding with such related companies as follows:

December 31, 2004

Due from related party (Adventure One S.A.)	246

Adventure One S.A. is a Marshall Islands shipping company, which is owned and controlled by common shareholders.

(d)	Shareholders’ advance
The Group’s shareholders have advanced an amount of $600,000 to the Company to be used as a guarantee for the loan outstanding to Hollandsche Bank — Unie N.V. The advance is interest-free. The advance is recorded at fair value.

10	Commitments and contingencies

The Company entered into an agreement with a financial advisor who will seek to arrange a transaction with Trinity Partners Acquisition Company, Inc. (“Trinity”) (refer to Note 15), in addition to rendering advice and consultation to the Company relating to management, strategic planning, capital requirements, financing and financing sources. The Company will pay the financial advisor (i) $6,000 per month for four months beginning December 1, 2004, (ii) $600,000 upon

FreeSeas Inc.
Notes to the Consolidated Financial Statements — (Continued)
(All amounts in tables in thousands of United States dollars)

closing of the transaction and (iii) 5% of all monies received from the exercise of up to $8 million of warrants of Trinity outstanding for additional compensation of $400,000.

11	Shareholders’ Equity

On April 27, 2005, the Company filed amended Articles of Incorporation in the Marshall Islands, whereby the name of the Company was changed from Adventure Holdings S.A. to FreeSeas Inc.

The authorized number of shares was increased to 45,000,000, of which 40,000,000 would be registered common stock of par value of US $.001 per share and 5,000,000 registered preferred stock with a par value of US $.001 per share.

In conjunction with the above amendments, the board authorized a 9,000 to 1 stock split, such that the 500 outstanding shares held by the shareholders of record as of April 26, 2005 were split to 4,500,000 shares. The financial statements have been retroactively adjusted for this change. Therefore, of the 40,000,000 shares of common stock authorized, 4,500,000 shares are issued and outstanding. None of the 5,000,000 shares of preferred stock authorized are outstanding.

The shareholders of the Company contributed funds for the issuance of common stock of $2,971,000 of which $5,000 is the par value and $2,967,000 is additional paid-in capital. The non-cash shareholder distribution of $55,000 relates to a debt discount adjustment associated with the shareholder loan repayment made by the Company at December 31, 2004. See Note 8.

The Additional paid-in capital of $2,911,000 appearing in the financial statements is analyzed as follows:

Shareholder contributions	$2,966
Non-cash shareholder distribution	(55)

Additional paid-in capital	2,911

12	Taxes

Under the laws of the countries of the companies’ incorporation and/or vessels’ registration, the companies are not subject to tax on international shipping income, however, they are subject to registration and tonnage taxes, which have been included in Vessel operating expenses in the accompanying Consolidated Statement of Operations.

Pursuant to the Internal Revenue Code of the United States (the “Code”), U.S. source income from the international operations of ships is generally exempt from U.S. tax if the company operating the ships meets certain requirements. Among other things, in order to qualify for this exemption, the company operating the ships must be incorporated in a country, that grants an equivalent exemption from income taxes to U.S. corporations. All the Group’s ship-operating subsidiaries satisfy these initial criteria. In addition, these companies must be more than 50% owned by individuals who are residents, as defined, in the countries of incorporation or another foreign country that grants an equivalent exemption to U.S. corporations. These companies also currently satisfy the more than 50% beneficial ownership requirement. In addition, should the beneficial ownership requirement not be met, upon completion of the public offering of the Group’s shares, the management of the Group believes that by virtue of a special rule applicable to situations where the ship operating companies are beneficially owned by a publicly traded company like the Group, the more than 50% beneficial ownership requirement can also be satisfied based on the trading volume and the anticipated widely-held

FreeSeas Inc.
Notes to the Consolidated Financial Statements — (Continued)
(All amounts in tables in thousands of United States dollars)

ownership of the Group’s shares, but no assurance can be given that this will remain so in the future, since continued compliance with this rule is subject to factors outside the Group’s control.

13	Financial instruments

The principal financial assets of the Group consist of cash and cash equivalents and trade receivables. The principal financial liabilities of the Group consist of bank overdraft, long-term bank loans, accounts payable and other goods and services paid directly by the Group.

Interest rate risk: The Group’s interest rates and long-term loan repayment terms are described in Note 7.

Concentration of credit risk: Financial Instruments that potentially subject the Group to significant concentrations of credit risk consist principally of cash and trade payables. Credit risk with respect to trade accounts receivable is high due to the fact that the Group’s total income is derived from one charterer.

Fair value: The carrying amounts reflected in the accompanying consolidated balance sheet of financial assets and liabilities excluding long-term bank loans approximate their respective fair values due to the short maturity of these instruments. The fair values of long-term bank loans approximate the recorded values, generally due to their variable interest rates.

14	Revenue From Voyages

The Group operates on a worldwide basis in one operating segment — the shipping transportation market and all revenue has been derived from a single customer. The geographical analysis of revenue from voyages, based on point of destination is presented as follows:

Operating Revenues
December 31, 2004

Europe	$1,988
South America	436
Africa	406

$2,830

During the period ended December 31, 2004, the Group received 100% of its income from a single charterer.

15	Subsequent events
          Transaction with Trinity Partners Acquisition Company Inc.

On March 28, 2005, the Company executed a definitive agreement, which contemplates the merger of Trinity into FreeSeas, with the current shareholders of Trinity receiving one share and one warrant of FreeSeas for each share and warrant they presently own. After giving effect to the merger, the Trinity shareholders will own approximately 28.4% of FreeSeas. In addition, the management of FreeSeas will receive options and warrants to acquire an additional 950,000 shares of the Company’s common stock, exercisable at $5.00 per share over terms ranging from three to five years.

On May 3, 2005, FreeSeas entered into an amended agreement with the financial advisor whereby the terms of compensation were revised. For services rendered by the financial advisor, the Company will pay $200,000 upon closing of the transaction with Trinity and $400,000 payable in 20 equal monthly installments commencing July 1, 2005. For a period of one year from the date of the closing of the transaction, the financial advisor will provide certain financial and consulting services and advice, for

FreeSeas Inc.
Notes to the Consolidated Financial Statements — (Continued)
(All amounts in tables in thousands of United States dollars)

which the Company will pay up to $400,000, payable in amounts equal to 5% of each $1,000,000 received by FreeSeas from the exercise of FreeSeas warrants that replace the Trinity warrants that are currently outstanding.
          Employment agreements

Upon consummation of the merger, FreeSeas will enter into employment agreements with its three existing directors. The agreements will be for initial three-year terms, with additional two-year renewal terms. Under the agreements, each officer’s annual base salary is $150,000, which is subject to increases as may be approved by FreeSeas’ Board of Directors. Each officer is also entitled to receive performance or merit bonuses as determined from time to time by FreeSeas’ Board or a committee of the Board and to reimbursement of expenses and other employee benefits as may be implemented.

The officers are each entitled to receive grants of additional options to acquire shares of FreeSeas’ common stock from time to time during the terms of their respective employment as determined by FreeSeas’ Board of Directors.
          Change in terms of shareholder loan and early repayment of shareholder loan

On April 25, 2005, the shareholder loan terms were amended. The new terms call for the principal balance of the loan to be repaid in eight equal quarterly installments of US $250,000 beginning in March 31, 2006 and ending December 3, 2007, and a balloon payment for the balance due January 1, 2008. If the transaction contemplated with Trinity is completed and, following the closing of the transaction, the Company raises additional capital of at least US $12,500,000, then the outstanding principal balance of the loan shall become immediately payable.

FreeSeas made a payment of $200,000 on the loan in the first quarter of 2005.

Due to the change in terms of the shareholder loan and the early repayment made, the annual repayments have been revised subsequent to December 31, 2004 as follows:

2005	$200
2006	1,000
2007	1,000
2008	1,366
2009	—
Thereafter	—

Total	$3,566

          Articles of incorporation amendment — name change and capital stock increase

On April 27, 2005, the Company filed amended Articles of Incorporation in the Marshall Islands, whereby the name of the Company was changed from Adventure Holdings S. A. to FreeSeas Inc.

The authorized number of shares was increased to 45,000,000, of which 40,000,000 would be registered common stock of par value of US $.001 per share and 5,000,000 registered preferred stock with a par value of US $.001 per share.

In conjunction with the above amendments, the board authorized a 9,000 to 1 stock split, such that the 500 outstanding shares held by the shareholders of record as of April 26, 2005 were split to 4,500,000 shares. The financial statements have been retroactively adjusted for this change. Therefore, of the 40,000,000 shares of common stock authorized, 4,500,000 shares are issued and outstanding. None of the 5,000,000 shares of preferred stock authorized are outstanding.

FreeSeas Inc.
Notes to the Consolidated Financial Statements — (Continued)
(All amounts in tables in thousands of United States dollars)
          Vessel acquisition

In April 2005, FreeSeas, through a newly formed subsidiary, entered into a memorandum of agreement to acquire a Handymax vessel originally built in 1982. The purchase price of the vessel is US $11,025,000. Delivery of the vessel and completion of the purchase occurred on June 14, 2005. The vessel was delivered charter-free. FreeSeas financed $7,000,000 of the purchase price with a non-affiliated third party lender. The loan bears interest at a rate of 1.875% above LIBOR. The loan matures in 2008, and is payable in consecutive quarterly installments as follows: two installments of $1,000,000, followed by four installments of $750,000, followed by six installments of $250,000 and a final balloon payment of $500,000. To pay the balance of the purchase price and for working capital, the shareholders of FreeSeas lent $4,216,500 to FreeSeas, which will be repaid from the funds that become available upon the consummation of the transaction with Trinity.

FreeSeas Inc.
Unaudited Consolidated Balance Sheets
(All amounts in thousands of United States dollars, except per share data)

		(Unaudited)
	December 31, 2004	March 31, 2005

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	461	513
Restricted cash	400	—
Trade receivables, net	295	325
Other receivables	—	23
Inventories	41	41
Due from related party	246	95

Total current assets	1,443	997

Fixed assets, net	16,188	15,544
Deferred charges, net	704	621

Total assets	18,335	17,162

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Bank overdraft	37	—
Accounts payable	415	389
Accrued liabilities	116	109
Unearned revenue	284	291
Shareholders’ advance	600	—
Due to related party	119	52
Long-term debt, current portion	3,400	3,400

Total current liabilities	4,971	4,241

Long-term debt, net of current portion	6,750	5,900
Other long term liabilities	3,228	3,086

Total liabilities	14,949	13,227

SHAREHOLDERS’ EQUITY
Share capital (40,000,000 common shares authorized, 5,000,000 preferred shares authorized, 4,500,000 common shares, issued and outstanding, $.001 per share)	5	5
Additional paid-in capital	2,911	2,892
Retained earnings	470	1,038

Total shareholders’ equity	3,386	3,935

Total liabilities and shareholders’ equity	18,335	17,162

The accompanying notes are an integral part of these unaudited consolidated financial statements

FreeSeas Inc.
Unaudited Consolidated Statement of Operations
For the Period Ended March 31, 2005
(All amounts in thousands of United States dollars, except per share data)

(Unaudited)
March 31, 2005

OPERATING REVENUES	$2,324
OPERATING EXPENSES:
Vessel operating expenses	(697)
Depreciation expense	(644)
Amortization of deferred dry docking and special survey costs	(69)
Management fees	(90)
Commissions	(95)
General and Administrative expenses	(4)

Income from operations	725

OTHER INCOME/ (EXPENSE):
Finance costs	(159)
Interest income	2

Total other income	(157)

Net income	568

Basic and diluted net income per share	$0.13
Basic and diluted weighted average number of shares	4,500,000
The accompanying notes are an integral part of these unaudited consolidated financial statements

FreeSeas Inc.
Unaudited Consolidated Statement of Cash Flows
For the Period Ended March 31, 2005
(All amounts in thousands of United States dollars)

(Unaudited)
March 31, 2005

Cash Flows from Operating Activities:
Net income	568
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	644
Amortization of deferred charges	83
Amortization of debt discount	39
(Increase)/ Decrease in:
Trade receivables	(30)
Other receivables	(23)
Due from related party	151
Increase/ (Decrease) in:
Accounts payable	(26)
Accrued liabilities	(7)
Unearned revenue	7
Due to related party	(67)

Net Cash from Operating Activities	1,339

Cash Flows from Investing Activities:
Restricted cash	400

Net Cash from Investing Activities	400

Cash Flows used in Financing Activities:
Loans from shareholders	(200)
Payments of long-term debt from financing institutions	(850)
Repayment of advance from shareholders	(600)
Repayment of bank overdraft	(37)

Net Cash used in Financing Activities	(1,687)

Net increase in Cash and Cash Equivalents	52

Cash and Cash Equivalents, Beginning of Period	461

Cash and Cash Equivalents, End of Period	513

Supplemental Cash Flow Information:
Cash paid for interest	102

Non cash shareholder distributions	19

The accompanying notes are an integral part of these unaudited consolidated financial statements

FreeSeas Inc.
Notes to the Unaudited Consolidated Financial Statements
March 31, 2005
(All amounts in tables in thousands of United States dollars)

1	Basis of Presentation and General Information

FreeSeas Inc. (“FreeSeas”), formerly known as Adventure Holdings S.A., was incorporated in the Marshall Islands on April 23, 2004 for the purpose of being the ultimate holding company of the ship owning companies Adventure Two S.A. and Adventure Three S.A. Hereinafter, the consolidated companies referred to above will be referred to as “FreeSeas”, “the Group” or “the Company”.

FreeSeas owns and operates two Handymax bulk carriers. Free Bulkers S.A., a Marshall Islands company, which manages the vessels, is a company owned by common shareholders of FreeSeas. The management company is excluded from the Group. FreeSeas consists of the companies listed below:

Company
FreeSeas Inc.
Adventure Two S.A.
Adventure Three S.A.
      The financial statements reflect the results of the operations of the Company and its subsidiaries for the first quarter of 2005. Comparative statements of operations and cash flows are not presented for the first quarter of 2004, as the Company was incorporated on April 23, 2004, and commenced activities in the third quarter of 2004. The two bulk carriers were purchased by vessel-owning subsidiaries on August 4, 2004 and September 29, 2004, respectively from unrelated third parties. The vessels were acquired without existing charters. Any inter-company balances have been eliminated on consolidation.

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with Article 10 of Regulation S-X. The consolidated balance sheet at December 31, 2004 has been derived from the audited financial statements at that date. The unaudited consolidated financial statements do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. All adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results of operations for the periods shown are of a normal recurring nature and have been reflected in the unaudited consolidated financial statements.

The results of operations for the periods presented are not necessarily indicative of the results expected for the full fiscal year or for any future period. The information included in these unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and accompanying notes as at December 31, 2004 and for the period from inception (April 23, 2004) to December 31, 2004.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.
      On March 28, 2005, the Company executed a definitive agreement, which contemplates the merger of Trinity Partners Acquisition Company Inc. (“Trinity”) into FreeSeas, with the current shareholders of Trinity receiving one share and one warrant of FreeSeas for each share and warrant they presently own. After giving effect to the merger, the Trinity shareholders will own approximately 28.4% of FreeSeas. In addition, management of FreeSeas will hold options and warrants to acquire an

FreeSeas Inc.
Notes to the Unaudited Consolidated Financial Statements — (Continued)
(All amounts in tables in thousands of United States dollars)
additional 950,000 shares of the Company’s common stock, exercisable at $5.00 per share over terms ranging from three to five years.

2	Summary of Significant Accounting Policies

Segment Reporting: The Group reports financial information and evaluates its operations by total charter revenues. The Group does not have discrete financial information to evaluate the operating results for each such type of charter. Although revenue can be identified for these types of charters, management cannot and does not identify expenses, profitability or other financial information for these charters. As a result, management, including the chief operating decision makers, reviews operating results solely by revenue per day and operating results of the fleet and thus the Group has determined that it operates under one reportable segment.

Comprehensive income: Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (“SFAS 130”), establishes standards for the reporting and display of comprehensive income and its components and requires restatement of all previously reported information for comparative purposes. For the period ended March 31, 2005, comprehensive income was the same as net income.

Basic and Diluted net income per share: There are no dilutive or potentially dilutive securities; accordingly, there is no difference between basic and diluted net income per share.

3	Shareholders’ advance

During the three month period ended March 31, 2005, the shareholder advance of $600,000 was repaid in full to the shareholders.

4	Other long-term liabilities

Other long-term liabilities represent loans from shareholders provided at the incorporation and was used for the partial financing of the acquisition of the vessels. During the three month period ended March 31, 2005, the Company repaid $200,000 on the loan from shareholders.

5	Profit sharing agreement

For the period ended March 31, 2005, the Company recognized $451,000 of revenues from a profit sharing agreement with a charterer.

6	Related party transactions

(a)	Purchases of services

All the active vessels listed in Note 1 receive management services from Free Bulkers S.A. a Marshall Islands corporation, pursuant to a ship-management agreement between each of the ship-owning companies and Free Bulkers.

Under this agreement, the Group recognized management fees of $90,000 for the period ended March 31, 2005. The related expenses are shown under Management fees on the Consolidated Statement of Operations.

FreeSeas Inc.
Notes to the Unaudited Consolidated Financial Statements — (Continued)
(All amounts in tables in thousands of United States dollars)

(b)	Due from related party (management company)
            The Group had balances outstanding with the management company as follows:

March 31, 2005

Due from management company	95

(c)	Due to related party (other)

Other related parties consist of ship owning companies controlled by common shareholders. The group transferred funds between ship owning companies for the payment of borrowings and various suppliers. No terms of payment existed for the settlement of such balances.

The Group had balances outstanding with such related companies as follows:

March 31,
2005

Due to other related parties (One Adventure S.A.)	52
One Adventure S.A. is a Marshall Islands shipping company, which is owned and controlled by common shareholders.

7	Subsequent events
          Transaction with Trinity Partners Acquisition Company Inc.

On May 3, 2005, FreeSeas entered into an amended agreement with the financial advisor whereby the terms of compensation were revised. For services rendered by the financial advisor, the Company will pay $200,000 upon closing of the transaction with Trinity and $400,000 payable in 20 equal monthly installments commencing July 1, 2005. For a period for one year from the date of the closing of the transaction, the financial advisor will provide certain financial and consulting services and advice, for which the Company will pay up to $400,000, payable in amounts equal to 5% of each $1,000,000 received by FreeSeas from the exercise of FreeSeas warrants that replace the Trinity warrants that are currently outstanding.
          Employment agreement

Upon consummation of the merger, FreeSeas will enter into employment agreements with its three existing directors. The agreements will be for initial three-year terms, with additional two-year renewal terms. Under the agreements, each officer’s annual base salary is $150,000, which is subject to increases as may be approved by FreeSeas’ Board of Directors. Each officer is also entitled to receive performance or merit bonuses as determined from time to time by FreeSeas’ Board or a committee of the Board and to reimbursement of expenses and other employee benefits as may be implemented.

The officers are each entitled to receive grants of additional options to acquire shares of FreeSeas’ common stock from time to time during the terms of their respective employment as determined by FreeSeas’ Board of Directors.
          Change in terms of shareholder loan

On April 25, 2005, the shareholder loan terms were amended. The new terms call for the principal balance of the loan to be repaid in eight equal quarterly installments of $250,000 beginning in March 31, 2006 and ending December 3, 2007, and a balloon payment for the balance due January 1, 2008. If the transaction contemplated with Trinity is completed and, following the closing of the

FreeSeas Inc.
Notes to the Unaudited Consolidated Financial Statements — (Continued)
(All amounts in tables in thousands of United States dollars)

transaction, the Company raises additional capital of at least $12,500,000, then the outstanding principal balance of the loan shall become immediately payable.

Due to the change in terms of the shareholder loan and the early repayment made, the annual repayments have been revised subsequent to December 31, 2004 as follows:

2005	$200
2006	1,000
2007	1,000
2008	1,366
2009	—
Thereafter	—

Total	$3,566

Articles of incorporation amendment — name change and capital stock increase

On April 27, 2005, the Company filed amended Articles of Incorporation in the Marshall Islands, whereby the name of the Company was changed from Adventure Holdings S. A. to FreeSeas Inc.

The authorized number of shares was increased to 45,000,000, of which 40,000,000 would be registered common stock of par value of $.001 per share and 5,000,000 registered preferred stock with a par value of $.001 per share.

In conjunction with the above amendments, the board authorized a 9,000 to 1 stock split, such that the 500 outstanding shares held by the shareholders of record as of April 26, 2005 were split to 4,500,000 shares. The financial statements have been retroactively adjusted for this change. Therefore, of the 40,000,000 shares of common stock authorized, 4,500,000 shares are issued and outstanding. None of the 5,000,000 shares of preferred stock authorized are outstanding.
          Vessel acquisition
      In June 2005, FreeSeas, through, a newly formed subsidiary, acquired a Handymax drybulk carrier. The purchase price for the vessel was $11,025,000. Delivery of the vessel and completion of the purchase occurred on June 14, 2005. The vessel was delivered charter-free. FreeSeas financed $7,000,000 of the purchase price with a non-affiliated third party lender. The loan bears interest at a rate of 1.875% above LIBOR. The loan matures in 2008, and is payable in consecutive quarterly installments as follows: two installments of $1,000,000, followed by four installments of $750,000, followed by six installments of $250,000 and a final balloon payment of $500,000. To pay the balance of the purchase price and for working capital, the shareholders of FreeSeas lent $4,216,500 to FreeSeas, which will be repaid from the funds that become available upon the consummation of the transaction with Trinity.

APPENDICES

A.	Agreement and Plan of Merger, dated March 24, 2005, and Amendment No. 1 to Agreement and Plan of Merger dated July 19, 2005
B. Section 262 of the Delaware General Corporation Law — Appraisal Rights
C. Form of Proxy — Trinity

Appendix A
Agreement and Plan of Merger,
dated March 24, 2005
among
Adventure Holdings, S.A.,
The Shareholders of Adventure Holdings S.A.
and
Trinity Partners Acquisition Company Inc.

A-1

Appendix B
DELAWARE GENERAL CORPORATION LAW — APPRAISAL RIGHTS
§262.     Appraisal Rights.
      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Appendix C
FORM OF PROXY — TRINITY
Trinity Partners Acquisition Company Inc.
245 Fifth Avenue, Suite 1600
New York, New York 10016
This Proxy is Solicited on Behalf of the Board of Directors
      Know All Men By These Presents, that I, the undersigned shareholder of Trinity Partners Acquisition Company Inc. (“Trinity”), hereby name and appoint Lawrence Burstein, Trinity’s current President, my attorney, with power of substitution, to vote as proxy all of the shares of Trinity held of record by the undersigned on [insert date], 2005, at the special meeting of the stockholders to be held at on [insert date], 2005 at [insert time] or any adjournment or postponement thereof, as follows:
      [Please specify your vote by checking the box to the left of your choice for each respective proposal.]

(1) Approving an Agreement and Plan of Merger, dated as of March 24, 2005, by and between Trinity, Adventure Holdings S.A. (now known as FreeSeas Inc.) and , pursuant to which Trinity will merge with and into Adventure, as more particularly described in the enclosed joint proxy statement/ prospectus.

FOR	ABSTAIN	AGAINST
☐	☐	☐
      My attorney is further authorized to vote such shares for or against any other matter which may properly come before such special meeting, or any adjournment. I ratify and confirm all acts my attorney may do in the premises under or by virtue of this proxy. I revoke all proxies by me previously given for any meeting of the stockholders of Trinity.
      This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made above, the proxy will be voted FOR Proposal 1.
      PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. YOU MAY ALSO RETURN THE PROXY CARD BY FAXING IT TO TRINITY, ATTENTION: CORPORATE SECRETARY AT (212) 523-8293.

C-1

      IN WITNESS WHEREOF, I execute this Proxy on [insert date], 2005.

Signature
Print Name:

Signature if held jointly
Print Name:
      When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full name as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership or limited liability company, please sign in the entity’s name by an authorized person.

Name of Entity:

Title/ Capacity:

C-2

      Until [90 days after the effective date of the Form F-1], all dealers that effect transactions in FreeSeas’ securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.